  As filed with the Securities and Exchange Commission on February 28, 2000.
                                                     Registration No. 333-93533
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   Amendment

                                    No. 3 to



                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                              Register.com, Inc.
            (Exact name of registrant as specified in its charter)

          Delaware                           7379                      11-3239091
(State or other jurisdiction of   (Primary standard industrial     (I.R.S. employer
incorporation or organization)    classification code number)   identification number)

                                ---------------
                         575 Eighth Avenue, 11th Floor
                              New York, NY 10018
                           Telephone: (212) 798-9100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                               Richard D. Forman
                     President and Chief Executive Officer
                              Register.com, Inc.
                         575 Eighth Avenue, 11th Floor
                              New York, NY 10018
                           Telephone: (212) 798-9100
(Name, address, including zip code, and telephone number, including area code of agent for service)
                                ---------------
                                  Copies to:

     Alexander D. Lynch, Esq.                      Stacy J. Kanter, Esq.
      Scott L. Kaufman, Esq.            Skadden, Arps, Slate, Meagher & Flom LLP
 Brobeck, Phleger & Harrison LLP                     Four Times Square
   1633 Broadway, 47th Floor                         New York, NY 10036
       New York, NY 10019                              (212) 735-3000
       (212) 581-1600
                                ---------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                                ---------------

                                CALCULATION OF REGISTRATION FEE
==============================================================================================
                                                    Proposed Maximum
             Title of Each Class of                     Aggregate             Amount of
           Securities to be Registered             Offering Price (1)    Registration Fee (2)
----------------------------------------------------------------------------------------------
Common stock, par value $0.0001 per share ......       $97,750,000             $25,806
==============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

(2) Previously paid.

                               ---------------
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


Subject to Completion, Dated February 28, 2000


[GRAPHIC OMITTED]

--------------------------------------------------------------------------------
 Register.com, Inc.
 5,000,000 Shares
 Common Stock
--------------------------------------------------------------------------------
 This is an initial public offering of common stock of Register.com, Inc. We anticipate that the initial public offering price will be between $15.00 and $17.00 per share.

 We have applied to have our common stock approved for quotation on The Nasdaq National Market under the symbol "RCOM."

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                                Per Share     Total
                                                -----------   --------
 Public offering price                             $          $
 Underwriting discounts and commissions            $          $
 Proceeds, before expenses, to Register.com        $          $
 Proceeds, before expenses, to selling
   stockholders                                    $          $

 The underwriters have the right to purchase up to an additional 750,000 shares from us and the selling stockholders at the public offering price within 30 days from the date of this prospectus to cover over-allotments. We will not receive any of the proceeds from the sale of shares by the selling stockholders.






  Deutsche Banc Alex. Brown                         Thomas Weisel Partners LLC


           Legg Mason Wood Walker
                Incorporated



                                                         Wit SoundView _________



     The date of this prospectus is     , 2000.

[Inside Front Cover]

Internet screen shot of Register.com home page.

"Value-Added Products and Services" above six button links for online products and services featured on the Register.com website.

"Co-Branded Websites" above the register.com and Net Objects logo taken from a co-branded website.

                              PROSPECTUS SUMMARY


     You should read the following summary together with the more detailed information regarding our company and the common stock we are selling in this offering, including the risk factors and our financial statements and related notes, included elsewhere in this prospectus.



                              Register.com, Inc.


Our Business



     We are a provider of Internet domain name registration services worldwide. Domain names, such as mybrand.com, are the equivalent of addresses on the Internet and are registered through companies known as registrars. Domain names serve as part of the infrastructure for Internet communications and registering a domain name is one of the first steps for individuals and businesses seeking to establish an online identity. We believe that we offer a quick and user-friendly registration process and responsive and reliable customer support. We also offer a suite of value-added products and services targeted to assist our customers in developing and maintaining their online identities, including:




          Products and Services                     Products and Services
             Provided by Us                          Provided by Others

  o domain name forwarding, which          o email
    allows customers to forward traffic
    from their domain names to other
    Internet addresses
                                           o maintaining, storing and connecting
  o real-time domain name management,        websites to the Internet, also
    which allows customers to view           known as web hosting
    online and change, on an
    instantaneous basis, domain name       o website-creation tools
    information



Our goal is to become a one-stop resource through which our customers will establish, maintain and enhance their presence on the Internet.


     In June 1999, we became the first registrar other than Network Solutions, Inc. to register domain names in the .com, .net and .org domains directly on behalf of customers. For the three months ended December 31, 1999, we registered approximately 308,000 domain names in these domains, representing an increase of 94% over the approximately 159,000 domain names we registered in these domains for the three months ended September 30, 1999.

     We face a number of risks that you should consider before you decide to buy our common stock. These risks, which are set forth in greater detail in "Risk Factors," include, among other things, that we have never been profitable and anticipate incurring additional losses in the foreseeable future; that our accumulated losses totaled $12.2 million as of December 31, 1999 and that, following the consummation of the offering, our existing stockholders will hold approximately 84% of our outstanding common stock and will be able to control the election of directors and all other matters requiring stockholder approval. In addition, we face substantial competition from Network Solutions in particular and in the industry in general. Based on its press release dated February 10, 2000, Network Solutions registered 1.6 million net new registrations in the .com, .net and .org domains for the three months ended December 31, 1999, representing approximately 71% of new registrations in these domains for the period. As of February 26, 2000, Network Solutions and 27 other registrars, not including us, were registering domain names in these domains. An additional 62 registrars have been accredited to register but are not yet registering domain names, and 18 registrars have qualified to register domain names but have not yet signed the agreements required for registering domain names, in the .com, .net and .org domains.

     We derive our revenues from domain name registration fees, online products and services and advertising. Our net revenues increased 137% from $2.2 million for the three months ended September 30, 1999 to $5.2 million for the three months ended December 31, 1999. Our cost of revenues increased 51% from $1.1 million for the three months ended September 30, 1999 to $1.7 million for the three months ended December 31, 1999. Our net loss decreased 61% from $2.5 million for the three months ended September 30, 1999 to $1.0 million for the three months ended December 31, 1999.


Market Opportunity

     As a result of the growth of the Internet and the introduction of competition into the domain name registration industry, we believe there is great potential for growth in the market for domain name registrations. We also believe that this growth will be driven by individuals' and businesses' desire for an online identity and brand, as well as the need to promote products, services and events. We estimate that growth in global domain name registrations will accelerate over the next few years from approximately 11 million domain names registered through September 30, 1999 to approximately 140 million domain names by the end of 2003, based on our internal calculations.

Our Solution


     Registration Services. Our core expertise is providing domain name registration services. Domain names are generally classified according to industry custom either as "generic" for the .com, .net, .org, .gov, .edu and
 .mil domains or as "country code" if they are associated with a particular country. In addition, the domain name system is organized according to industry custom by levels so that, for example, in the domain name mybrand.com, .com is the top level domain and mybrand is the second level domain. We register domain names in the .com, .net and .org generic domains and are able to register domain names in over 140 country code domains, of which 26 may currently be registered directly through our www.register.com website.

     In addition, through a dedicated team of account managers, our Corporate Services department which targets the needs of corporate customers provides domain name registration and other services, such as multiple domain name registrations and international brand protection.

     Online Products and Services. We have assembled a suite of targeted products and services to assist our customers with their online identities, including email, web hosting and real-time domain management.

     Customer Service. Our customer support group seeks to provide dependable and timely resolution of customer inquiries, 24 hours per day, seven days per week. We manage and respond to customer inquiries through our internally developed Internet-based customer care tracking system. We have teams of customer service representatives who specialize in key aspects of our business, and who are informed about our products, services and technology through our ongoing training.

     Distribution. We believe that our direct and indirect distribution channels enable us to reach a broad range of potential customers with products and services targeted to their needs and to increase our exposure across the market. We provide our products and services directly to our customers through our www.register.com website as well as through our Corporate Services department. We also offer domain name registration services indirectly through our network of co-brand and private label websites, which include Internet service providers, also known as ISPs, web-hosting companies and other companies whose websites may appeal to our target customers. A co-brand network participant offers our domain name registration services through a website similar in appearance to our www.register.com website, but branded with the participant's and our logos. A customer typically accesses a co-brand website through the participant's home page. A co-brand website also typically provides links back to the participant's website to facilitate the sale of products and services by the participant. A private label network participant offers our domain name registration and other services through a website of its own design but the actual domain name registrations are processed through our systems. Private label websites may also include the language "powered by register.com."



Our Strategy

     Our objectives are to continue to increase our share of domain name registrations, to differentiate our products and services and to develop long-term relationships with our customers by helping them to establish, maintain and enhance their online presence. Our key strategies for achieving these objectives include:


     o introducing new products and services, including website applications that enable electronic commerce and other business services;

     o enhancing awareness of our brand;

     o extending our distribution channels;

     o expanding our Corporate Services department;

     o pursuing strategic acquisitions;

     o offering names in additional domains; and

     o expanding internationally.



Our History


     We were founded by Richard D. Forman, Peter A. Forman and Dan B. Levine as Forman Interactive Corp., a New York corporation, on November 23, 1994. Forman Interactive merged with and into Register.com, Inc., a Delaware corporation, on June 23, 1999. Our principal executive offices are located at 575 Eighth Avenue, 11th Floor, New York, New York 10018. Our telephone number at that location is (212) 798-9100. References in this prospectus to "Register.com," "we," "our" and "us" refer to Register.com, Inc. and Forman Interactive.

                             --------------------

     We maintain a corporate website at www.register.com. The contents of our website are not part of this prospectus.

                                 The Offering



Common stock offered by Register.com ......................  5,000,000 shares
Common stock to be outstanding after the offering .........  30,759,380 shares
Use of proceeds ...........................................  We plan to use the proceeds from this offering for marketing, capital
                                                             expenditures, working capital,
                                                             acquisitions, strategic investments and
                                                             general corporate purposes. Please
                                                             see "Use of Proceeds."
Proposed Nasdaq National Market symbol ....................  RCOM


     The foregoing information is based on the shares outstanding as of December 31, 1999. The total number of shares of common stock that we assume will be outstanding after the offering excludes:


   o 1,750 shares of common stock issued upon the exercise of stock options between January 1, 2000 and February 28, 2000.

   o 4,353,286 shares of common stock issuable upon the exercise of stock options outstanding as of February 28, 2000, with a weighted average exercise price of $7.50 per share;

   o 594,396 shares of common stock issuable upon exercise of stock options outstanding as of February 28, 2000, with an exercise price equal to the initial public offering price of our common stock;

   o 4,185,568 shares of common stock available for issuance under our stock option plans for options not yet granted;

   o 350,000 shares reserved for issuance under our employee stock purchase plan; and

   o 6,155,675 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $1.50 per share.

     Unless otherwise noted, the information in this prospectus assumes:

   o the conversion of each outstanding share of our preferred stock into one share of our common stock upon the consummation of this offering; and

   o no exercise of the underwriters' over-allotment option.


     All share numbers in this prospectus have been adjusted to reflect 3.5-for-1 stock splits of our common stock and preferred stock effected in January 2000 as stock dividends.

                          Our Summary Financial Data

     The following table summarizes financial data for our business. You should read the summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those financial statements included elsewhere in this prospectus. The pro forma basic and diluted net loss per share data give effect to the conversion of our Exchangeable Preferred Stock and Series A Convertible Preferred Stock at the date of original issuance.




                                                                      Year Ended December 31,
                                      ----------------------------------------------------------------------------------------
                                           1995              1996              1997              1998               1999
                                      --------------   ----------------   --------------   ----------------   ----------------
Statement of Operations Data:
 Net revenues .....................     $   87,696       $    868,018       $  713,263       $  1,319,359       $  9,644,552
 Gross profit .....................         75,297            525,878          521,724            858,207          6,562,053
 Operating expenses:
   Sales and marketing ............        166,330            935,495          366,975            863,720          7,149,693
   Research and development .......        102,901            390,814           71,471            276,687          1,767,158
   General and administrative
    (exclusive of non-cash
    compensation ) ................         94,704            743,609          263,017            795,425          2,380,190
   Non-cash compensation ..........             --                 --               --            149,682          4,929,200
                                        ----------       ------------       ----------       ------------       ------------
    Total operating expenses ......        363,935          2,069,918          701,463          2,085,514         16,226,241

 Net loss .........................     $ (288,638)      $ (1,714,076)      $ (205,526)      $ (1,160,748)      $ (8,776,918)
                                        ==========       ============       ==========       ============       ============
 Basic and diluted net loss per
   share ..........................     $    (0.07)      $      (0.26)      $    (0.02)      $      (0.07)      $      (0.46)
                                        ==========       ============       ==========       ============       ============
 Weighted average common
   shares used in basic and
   diluted net loss per share .....      4,429,859          6,633,905        8,884,709         15,697,013         19,117,027
                                        ==========       ============       ==========       ============       ============
 Pro forma basic and diluted net
   loss per share .................                                                                             $      (0.40)
                                                                                                                ============
 Weighted average shares used
   in pro forma basic and
   diluted net loss per share .....                                                                               22,112,252
                                                                                                                ============


     The following table is a summary of our balance sheet at December 31, 1999. The pro forma data give effect to the conversion of each outstanding share of preferred stock into one share of common stock and the pro forma as adjusted data reflect the sale of 5,000,000 shares of common stock offered hereby at an assumed initial public offering price of $16.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.




                                                     December 31, 1999
                                      -----------------------------------------------
                                                                         Pro Forma
                                          Actual         Pro Forma      As Adjusted
                                      --------------  --------------  ---------------
Balance Sheet Data:
 Cash and cash equivalents .........   $40,944,122     $40,944,122     $114,144,122
 Working capital ...................    29,813,357      29,813,357      103,013,357
 Total assets ......................    68,336,046      68,336,046      141,146,046
 Total deferred revenue ............    32,101,232      32,101,232       32,101,232
 Total liabilities .................    46,423,191      46,423,191       46,033,191
 Stockholders' equity ..............    21,912,855      21,912,855       95,112,855


                                 RISK FACTORS


     Any investment in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition and results of operations may suffer materially. As a result, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.


                Risks Related to Our Industry and Our Business



We have a limited operating history as a domain name registrar and expect to encounter difficulties faced by early-stage companies.


     We only recently entered the domain name registration industry. In February 1998, we began providing a consumer interface for registering domain names in the .com, .net and .org domains and in country code domains by forwarding the information we gathered from the consumer to Network Solutions or the applicable country code registrars or registries. In June 1999, we began to compete directly with Network Solutions for registrations in the .com, .net and .org domains. Accordingly, we have only a limited operating history as a domain name registrar upon which our current business and prospects can be evaluated, and our operating results, since June 1999, are not comparable to our results for prior periods. As a company operating in a newly competitive and rapidly evolving industry, we face risks and uncertainties relating to our ability to implement our business plan successfully. We cannot assure you that we will adequately address these risks and uncertainties or that our business plan will be successful.


We have a history of losses and expect losses to continue for the foreseeable future.



     We have never been profitable. We incurred net losses of approximately $1.2 million for the year ended December 31, 1998 and $8.8 million for the year ended December 31, 1999. As of December 31, 1999, our accumulated losses totaled $12.2 million. We anticipate that our operating expenses will increase substantially in the foreseeable future as we develop new products and services, increase our sales and marketing operations, develop new distribution channels and strategic relationships, improve our operational and financial systems and broaden our customer service capabilities. Accordingly, although we had positive cash flow from operations for 1999, we expect to incur additional losses for the foreseeable future, primarily due to an increase in our marketing expenses to build our brand, which we expect to exceed $25.0 million in 2000, and our capital expenditures, which we expect to exceed $10.0 million in 2000. These losses are expected to increase significantly from current levels, which in turn will increase our accumulated losses. We cannot assure you that we will become profitable or, if we become profitable, that we will be able to sustain or increase our profitability in the future.


Our earnings will decrease because of stock-based compensation that we have incurred.


     Non-cash compensation expenses are related to grants of common stock, stock options and warrants made to employees, directors, consultants and vendors. In 1999, we recorded a $4.9 million non-cash compensation charge. Based principally on grants of common stock, stock options and warrants made to date, we will record approximately $6.4 million of non-cash compensation through 2003 as follows: $2.2 million in 2000, $1.8 million in each of 2001 and 2002 and $639,000 in 2003. These charges will reduce our earnings in future periods.

We cannot predict with any certainty the effect that new governmental and regulatory policies, or industry reactions to those policies, will have on our business.



     Before April 1999, the domain name registration system for the .com, .net and .org domains was managed by Network Solutions pursuant to a cooperative agreement with the U.S. government. In November 1998, the Department of Commerce recognized the Internet Corporation for Assigned Names and Numbers, commonly known as ICANN, to oversee key aspects of the Internet domain name registration system. We cannot assure you that any future measures adopted by the Department of Commerce or ICANN will benefit us or that they will not materially harm our business, financial condition and results of operations. In addition, we continue to face the risks that:


   o the U.S. government may, for any reason, reassess its decision to introduce competition into, or ICANN's role in overseeing, the domain name registration market;


   o the Internet community may become dissatisfied with ICANN and refuse to recognize its authority or support its policies, which could create instability in the domain name registration system; and


   o ICANN may attempt to impose additional fees on registrars if it fails to obtain funding sufficient to run its operations.


We may not be able to maintain or improve our competitive position because of strong competition from Network Solutions.


     Network Solutions' authorization by the U.S. government to act as the sole domain name registrar prior to April 1999 in the .com, .net and .org domains gives it a significant competitive advantage in the domain name registration industry.



     Before the recent introduction of competition into the domain name registration industry, Network Solutions was the sole entity authorized by the U.S. government to serve as the registrar for domain names in the .com, .net and
 .org domains. This position allowed Network Solutions to develop a substantial customer base, which gives it advantages in securing customer renewals and in developing and marketing ancillary products and services. We face significant competition from Network Solutions as we seek to increase our overall share of the market for domain name registration services, and we cannot assure you that we will be able to maintain or improve our competitive position. Based on its press release dated February 10, 2000, Network Solutions registered 1.6 million net new registrations in the .com, .net and .org domains for the three months ended December 31, 1999, representing approximately 71% of all new registrations for the period. For a more detailed discussion of the introduction of competition into the domain name registration services industry, see "Business-- Administration of the Internet; Government Regulation and Legal Uncertainties."



     Network Solutions' exclusive control over the registry for the .com, .net and .org domains has given it an advantage over all competitive registrars.


     The Internet domain name registration system is composed of two principal functions: registry and registrar. Registries maintain the database that contain names registered within the top level domains and their corresponding Internet protocol addresses. Registrars act as intermediaries between the registry and individuals and businesses, referred to as registrants, seeking to register domain names. The agreements among Network Solutions, ICANN and the U.S. Department of Commerce have given Network Solutions the exclusive right to operate and maintain the registry for the .com, .net and .org domains at least until November 30, 2003. Registrars other than Network Solutions are known in the industry as "competitive registrars." As the exclusive registry for these domains, Network Solutions receives from us, and every other competitive registrar, $6 per domain name per year. Although registry fees may not be used directly to fund Network Solutions' registrar business, the substantial net revenues from these fees, and the certainty of receiving them, provide Network Solutions significant advantages over any competitive registrar.

     If Network Solutions sells the registry for the .com, .net and .org domains and uses the proceeds to fund its registrar business or related product and service offerings, it will have a substantial competitive advantage over all competitive registrars.


     The agreements among Network Solutions, ICANN and the U.S. Department of Commerce provide that if Network Solutions separates its registry and registrar operations by May 9, 2001 and sells the registry assets to a third party, the term of exclusivity for the third party extends for an additional four years to November 30, 2007. If a sale of the registry occurs, Network Solutions could use the proceeds of the sale, which we believe would be substantial, to fund its registration operations and related product and service offerings. We believe that the use of these proceeds to finance Network Solutions' registrar business could have a material adverse effect on our business, financial condition and results of operations.


We also face competition from other competitive registrars and others in the domain name registration industry and expect this competition to intensify.


     Competition in the domain name registration services industry will intensify as the number of entrants into the market increases.


     When we began providing online domain name registrations in the .com, .net and .org domains in June 1999, we were one of only five testbed competitive registrars accredited by ICANN to interface with the Shared Registration System. The Shared Registration System was designed to allow registrars to interface directly with Network Solutions' registry for domain names. The testbed period ended on November 30, 1999. As of February 26, 2000, ICANN had accredited 91 competitive registrars, including us, to register domain names in the .com, .net and .org domains. As of February 26, 2000, 27 of these competitive registrars were registering domain names, and the other 62, while accredited, had not begun registering domain names, in the .com, .net and .org domains. An additional 18 companies have qualified for accreditation but have yet to sign the agreements required by ICANN and Network Solutions. We face substantial competition from competitive registrars and others in that:



   o many accredited registrars that are not currently registering domain names may begin to do so in the near future;


   o companies that are not accredited registrars may offer domain name registrations through a competing accredited registrar's system; and


   o ICANN may accredit new registrars to register domain names in the .com, .net and .org domains.


     We face competition from other competitive registrars and others in the domain name registration industry who may have longer operating histories, greater name recognition or greater resources.


     Our competitors in the domain name registration industry include companies with strong brand recognition and Internet industry experience, such as major telecommunications firms, cable companies, ISPs, web-hosting providers, Internet portals, systems integrators, consulting firms and other registrars. Many of these companies also possess core capabilities to deliver ancillary services, such as customer service, billing services and network management. Our market position could be harmed by any of these existing or future competitors, some of which may have longer operating histories, greater name recognition and greater financial, technical, marketing, distribution and other resources than we do. Also, as a result of increased competition, our period-over-period growth rates may decline.

Our ability to register domain names in the .com, .net and .org domains depends upon the continued availability and functionality of the Shared Registration System.


     The success of our business as a competitive registrar depends upon the continued availability and functionality of the Shared Registration System, which is maintained by Network Solutions, and its ability to adapt to an expanding market for domain name registrations. As of February 26, 2000, there were 29 registrars, including us and Network Solutions, registering domain names through the Shared Registration System. The 62 other accredited registrars and the 18 registrars that have qualified for accreditation but not yet signed the requisite agreements may begin using the system at any time. Because the Shared Registration System has been in general use only since April 1999, we cannot assure you that it will be able to handle the growing traffic generated by large numbers of registrars or registrations. Our ability to provide domain name registration services in the .com, .net and .org domains would be materially harmed by any failure of the Shared Registration System to accommodate our registration needs.



Our business will be materially harmed if in the future the administration and operation of the Internet no longer relies upon the existing domain name system.


     The Internet is expected to continue to develop at a rapid rate. This development may include changes in the administration or operation of the Internet, which could include the creation and institution of alternate systems for directing Internet traffic without the use of the existing domain name system. While we are not aware of any alternative systems currently in use or being developed widespread acceptance of any alternative systems would eliminate the need to register a domain name to establish an online presence and could materially adversely affect our business, financial condition and results of operations.



Competition in the domain name registration industry could force us to reduce our prices for our products and services and would negatively impact our results of operations.

     Since competition in the domain name registration industry is in its early stages, we cannot assure you that we will not be required, by market factors or otherwise, to reduce, perhaps significantly, the prices we charge for our domain name registration and related products and services. Further, some of our competitors are offering domain name registrations for free and derive their revenues from other sources. Reducing the prices we charge for domain name registration services in order to remain competitive could materially adversely affect our results of operations.


If our customers do not renew their domain name registrations through us, and we fail to replace their business or develop alternative sources of revenue, our business, financial condition and results of operations would be materially adversely affected.


     The growth of our business depends in part on our customers' renewal of their domain name registrations through us. Having only recently become an accredited registrar, we do not have any actual experience with registration renewals. If our customers decide, for any reason, not to renew their registrations through us, our business, financial condition and results of operations would be materially adversely affected.


If we fail to become accredited to offer domain names in additional generic top level domains that may be introduced, or our customers turn to other registrars for these registration needs, our business, financial condition and results of operations would be materially adversely affected.


     ICANN or another approving entity may introduce new generic top level domains, such as .web, .firm and .store. We cannot assure you that, if introduced, we will be accredited to offer registrations in these domains or that customers will rely on us to provide registration services within any new generic top level domains. Our business, financial condition and results of operations would be materially adversely affected if substantial numbers of our customers turn to other registrars for these registration needs.



Our ability to register domain names in the .com, .net and .org domains depends upon our continued accreditation by ICANN.


     We need to be an ICANN-accredited registrar in order to register domain names in the .com, .net and .org domains. Our current ICANN accreditation agreement expires on April 26, 2000. While we anticipate that ICANN will renew this agreement, we cannot assure you that it will do so. If ICANN does not renew our accreditation, our business, financial condition and results of operations would be materially adversely affected.



If our customers do not find our expanded product and service offerings appealing, among other things, we may remain dependent on domain name registrations as a primary source of revenue and our net revenues may fall below anticipated levels.

     Part of our long-term strategy includes diversifying our revenue base by offering value-added products and services, including website applications that enable electronic commerce and other business services, to our customers. We expect to incur significant costs in acquiring, developing and marketing these new products and services. Domain name registration services generated approximately 46% of our net revenues during the year ended December 31, 1999 and we expect it to account for an increasing percentage of our revenues in future periods. If we fail to offer products and services that meet our customers' needs, or our customers elect not to purchase our products and services, our anticipated net revenues may fall below expectations, we may not generate sufficient revenue to offset these related costs and we will remain dependent on domain name registrations as a primary source of revenue.



Our failure to establish and maintain online business relationships that generate a significant amount of traffic could limit the growth of our business.


     We expect that in the future approximately 15% of our customers will purchase their domain name registrations through our network of co-brand and private label websites comprising our indirect distribution channel. We currently have contractual agreements with participants in this network, and if these third parties do not attract a significant number of visitors to their websites, we may not receive a significant number of customers from these network relationships and our net revenues may decrease or not grow. In addition, we plan to expand our network of co-brand and private label websites. Our net revenues may suffer if we fail to expand or maintain our network or if our network does not result in a number of new customers sufficient to justify the cost.


Rapid growth in our business could strain our managerial, operational, financial, accounting and information systems, customer service staff and office resources.


     The anticipated future growth necessary to expand our operations will place a significant strain on our resources. In order to achieve our growth strategy, we will need to expand all aspects of our business, including our computer systems and related infrastructure, customer service capabilities and sales and marketing efforts. The demands on our network infrastructure, technical staff and technical resources have grown rapidly with our expanding customer base. In 1999, our number of full-time employees grew from approximately 33 to approximately 122. We cannot assure you that our infrastructure, technical staff and technical resources will adequately accommodate or facilitate the anticipated growth of our customer base. We also expect that we will need to continually improve our financial and managerial controls, billing systems, reporting systems and procedures, and we will also need to continue to expand, train and manage our workforce. If we fail to manage our growth effectively, our business, financial condition and results of operation could be materially adversely affected.

     In addition, as we offer new products and services, we will need to increase the size and expand the training of our customer service staff to ensure that they can adequately respond to customer inquiries. If we fail to provide our customer service staff training and staffing sufficient to support new products and services, we may lose customers who feel that their inquiries have not adequately been addressed.


If we are unable to attract and retain highly qualified management and technical personnel, our business may be harmed.


     Our success depends in large part on the contributions of our senior management team and technology personnel and in particular Richard D. Forman, our President and Chief Executive Officer. We face intense competition in hiring and retaining personnel from a number of sectors, including technology and Internet companies. Many of these companies have greater financial resources than we do to attract and retain qualified personnel. In addition, although we maintain employment agreements with Mr. Forman and Jack S. Levy, our General Counsel, we have not in the past executed, and do not have any current plans to execute, employment agreements with our other employees. As a result, we may be unable to retain our employees or attract, integrate, train and retain other highly qualified employees in the future. If we fail to attract new personnel or retain and motivate our current personnel, our business, financial condition and results of operations could be materially adversely affected.



Our business will suffer if we fail to build awareness of our brand name.

     Building recognition of our brand is critical to attracting additional traffic and customers to our website, new business alliances, acquisition candidates, advertisers and employees. Accordingly, we intend to continue pursuing an aggressive brand-enhancement strategy, which includes mass market and multimedia advertising, promotional programs and public relations activities. We intend to make significant expenditures, over $25 million in 2000, on advertising and promotional programs and activities. These expenditures may not result in an increase in net revenues sufficient to cover our advertising and promotional expenses. We cannot assure you that promoting our brand name will increase our net revenues. Accordingly, if we incur expenses in promoting our brand without a corresponding increase in our net revenues, our business, financial condition and results of operations would be materially adversely affected.


Our failure to respond to the rapid technological changes in our industry may harm our business.


     If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers, strategic alliances and market share. The Internet and electronic commerce are characterized by rapid technological change. Sudden changes in user and customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete. The emerging nature of products and services in the domain name registration industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services. Our success will depend, in part, on our ability:

   o to enhance our existing products and services;

   o to develop and license new products, services and technologies that address the increasingly sophisticated and varied needs of our current and prospective customers; and

   o to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     The development of additional products and services and other proprietary technology involves significant technological and business risks and requires substantial expenditures and lead time. We may be unable to use new technologies effectively or adapt our websites, internally developed technology and transaction-processing systems to customer requirements or emerging industry standards. Updating our technology internally and licensing new technology from third parties may require us to incur significant additional capital expenditures.


If we are unable to make suitable acquisitions and strategic investments, our long-term growth strategy could be impeded.

     Our long-term growth strategy includes identifying and, from time to time, acquiring or investing in suitable candidates on acceptable terms. In particular, we intend to acquire or make strategic investments in providers of product offerings that complement our business and other companies in the domain name registration industry. In pursuing acquisition and investment opportunities, we may be in competition with other companies having similar growth and investment strategies. Competition for these acquisitions or investment targets could also result in increased acquisition or investment prices and a diminished pool of businesses, technologies, services or products available for acquisition or investment. Our long-term growth strategy could be impeded if we fail to identify and acquire or invest in promising candidates on terms acceptable to us.


Our acquisition strategy could subject us to significant risks, any of which could harm our business.

     Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

   o diversion of management attention from running our existing business;

   o increased expenses, including compensation expenses resulting from newly hired employees;

   o adverse effects on our reported operating results due to possible amortization of goodwill associated with acquisitions; and

   o potential disputes with the sellers of acquired businesses, technologies, services or products.

In addition, we may not be successful in integrating the business, technology, operations and personnel of any acquired company. Performance problems with an acquired business, technology, service or product could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, service or product could significantly underperform relative to our expectations. For all these reasons, our pursuit of an overall acquisition and investment strategy or any individual acquisition or investment could have a material adverse effect on our business, financial condition and results of operations.


Our international expansion strategy could subject us to significant risks, many of which could harm our business.

     If we do not successfully manage our expansion into foreign markets, our business may suffer. We currently have agreements with approximately ten international ISPs who participate in our network of co-brand websites. In order to increase our product and service offerings in the growing international Internet market, we intend to increase the number of our business alliances with non-U.S. ISPs and pursue the creation of local language websites. This international expansion may require us to modify the way we conduct our business and deliver our services in these markets. If we do not appropriately anticipate changes and adapt our practices, our business, financial condition and results of operations could be materially adversely affected. As we expand into international markets, we anticipate facing the following challenges:


   o the burden and expense of complying with a wide variety of foreign laws and regulatory requirements;

   o potentially adverse tax consequences;

   o longer payment cycles and problems in collecting accounts receivable for products other than domain name registrations;

   o technology export and import restrictions or prohibitions;

   o tariffs and other trade barriers;

   o political and economic instability;


   o cultural and language differences; and

   o fluctuations in currency exchange rates.



If we fail to comply with the regulations of the country code registries or are unable to register domain names with those registries, our business would be materially adversely affected.


     Each of the country code registries requires registrars to comply with specific regulations. Many of these regulations vary from country code to country code. If we fail to comply with the regulations imposed by country code registries, these registries will likely prohibit us from registering or continuing to register names in their country codes. Further, in most cases, our rights to provide country code domain name registration services are not governed by written contract. In the case of our written contracts, there is uncertainty as to what law may govern. As a result, we cannot be certain that we will continue to be able to register domain names in the country code domains we currently offer. Any restrictions on our ability to offer domain name registrations in a significant number of country codes could materially adversely affect our business, financial condition and results of operations.


If country code registries cease operations or otherwise fail to process registrations or related information accurately, we would be unable to honor our subscriptions relating to those country codes.

     Country code registries may be administered by the host country, entrepreneurs or other third parties. If these registry businesses cease operations or otherwise fail to process domain name registrations or the related information in country code domains, we would be unable to honor the subscriptions of registrants who have registered, or are in the process of registering, domain names in the applicable country code domain. If we are unable to honor a substantial number of subscriptions for our customers for any reason, our business, financial condition and results of operations would be materially adversely affected.

We are restricted from entering into agreements with web-hosting service providers as a result of an agreement we have with Concentric Network Corporation.

     As part of our marketing and distribution agreement with Concentric Network Corporation, we have agreed that no more than three service providers, one of which must be

Concentric, may market, advertise or otherwise promote their web-hosting services on our website. This agreement expires on December 31, 2000 and may be renewed by the parties for an additional year. Accordingly, we are severely restricted in our ability to enter agreements with other providers of these services.

We cannot assure you that our standard registration agreement will be enforceable.

     All of our customers must execute our standard registration agreement as part of the process of registering a domain name. This agreement contains a number of provisions intended to limit our potential liability arising from our registration of domain names for our customers including liability resulting from our failure to register or maintain domain names. As most of our customers register their domain names online, execution of the registration agreement by these customers occurs electronically. If a court were to find that our registration agreement is unenforceable, we could be subject to liability that could have a materially adverse effect on our business, financial condition or results of operations.

If we fail to register or maintain the domain names that we process on behalf of our customers, we may become the subject of negative publicity, which could have a material adverse effect on our business.

     Clerical errors or systems failures, including failures of the Shared Registration System, could result in our failure to properly register or to maintain the registration of domain names that we process on behalf of our customers. If we fail to properly register or to maintain the registration of our customers' domain names, we could become the subject of negative publicity, which could have a material adverse effect on our business.

     We may not be able to protect and enforce our intellectual property rights or protect ourselves from the intellectual property claims of third parties.


     We may be unable to protect and enforce our intellectual property rights from infringement.

     We rely upon copyright, trade secret and trademark law, invention assignment agreements and confidentiality agreements to protect our proprietary technology, including software and applications and trademarks, and other intellectual property to the extent that protection is sought or secured at all. We do not have patents on any of our technologies or processes. While we typically enter into confidentiality agreements with our employees, consultants and strategic partners, and generally control access to and distribution of our proprietary information, we cannot ensure that our efforts to protect our proprietary information will be adequate to protect against infringement and misappropriation of our intellectual property by third parties, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

     Furthermore, because the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving, we cannot assure you that we will be able to defend our proprietary rights. In addition to being difficult to police, once any infringement is detected, disputes concerning the ownership or rights to use intellectual property could be costly and time-consuming to litigate, may distract management from operating the business and may result in our losing significant rights and our ability to operate our business.

     We cannot assure you that third parties will not develop technologies or processes similar or superior to ours.

     We cannot ensure that third parties will not be able to independently develop technology, processes or other intellectual property that is similar to or superior to ours. The unauthorized reproduction or other misappropriation of our intellectual property rights, including copying the look, feel and functionality of our website, could enable third parties to benefit from our technology without our receiving any compensation and could materially adversely affect our business, financial condition and results of operations.

     We may be subject to claims of alleged infringement of intellectual property rights of third parties.

     We do not conduct comprehensive patent searches to determine whether our technology infringes patents held by others. In addition, technology development in Internet-related industries is inherently uncertain due to the rapidly evolving technological environment. As such, there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Third parties may assert infringement claims against us and these claims and any resultant litigation, should it occur, could subject us to significant liability for damages. Even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of management's time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If a successful claim of infringement is brought against us and we fail to develop non-infringing technology or to license the infringed or similar technology on a timely basis, it could materially adversely affect our business, financial condition and results of operations.

     As a registrar of domain names and a provider of web-hosting services, we may be subject to various claims, including claims from third parties asserting that their rights have been infringed by domain names registered or websites hosted on behalf of other parties.

     We may be subject to various claims, including trademark infringement, unfair competition and violations of publicity and privacy rights, to the extent that such parties consider their rights to be violated by the registration of particular domain names by other parties or our hosting of third-party websites. If these claims against us are successful, our business, financial condition and results of operations could be materially adversely affected.

We may be held liable if third parties misappropriate our users' personal information.

     A fundamental requirement for online communications is the secure transmission of confidential information over public networks. If third parties succeed in penetrating our network security or otherwise misappropriate our customers' personal or credit card information, we could be subject to liability. Our liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims as well as for other misuses of personal information, including for unauthorized marketing purposes. These claims could result in litigation and adverse publicity which could have a material adverse effect on our business, financial condition and results of operations, as well as our reputation.

     In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could have additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

We may incur significant expenses related to the security of personal information online.

     The need to securely transmit confidential information online has been a significant barrier to electronic commerce and online communications. Any well-publicized compromise of security could deter people from using online services such as the ones we offer, or from using them to conduct transactions that involve transmitting confidential information. Because our success depends on the acceptance of online services and electronic commerce, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches.


We may be held liable for Year 2000 problems relating to one of our former product offerings.

     From July 1995 until October 1998, we sold Internet Creator, a website creation and management software program. We later offered this product to our web-hosting customers at no cost. Although we have conducted usability tests to confirm to our satisfaction that Internet Creator is Year 2000 compliant, we cannot be certain that users of the product will not experience systems failures, delays or miscalculations affecting their websites that result from Year 2000 problems. If users of the product experience Year 2000 problems and successfully assert actions against us, our business, financial condition and results of operations could be materially adversely affected.

               Risks Related to Our Technology and the Internet

Systems disruptions and failures could cause our customers and advertisers to become dissatisfied with us and may impair our business.

     Our customers, advertisers and business alliances may become dissatisfied with our products and services due to interruptions in access to our website.


     Our ability to maintain our computer and telecommunications equipment in working order and to reasonably protect them from interruption is critical to our success. Our website must accommodate a high volume of traffic and deliver frequently updated information. Our website has in the past experienced slower response times as a result of increased traffic. We have conducted planned site outages and experienced unplanned site outages with minimal impact on our business. Currently, our systems operate, on average, at approximately 50% capacity. If we were to experience a substantial increase in traffic and fail to increase our capacity, our customers would experience slower response times or disruptions in service. Our customers, advertisers and business alliances may become dissatisfied by any systems failure that interrupts our ability to provide our products and services to them. Substantial or repeated system failures would significantly reduce the attractiveness of our website and could cause our customers, advertisers and business alliances to switch to another domain name registration service provider.


     Our customers, advertisers and business alliances may become dissatisfied with our products and services due to interruptions in our access to the Shared Registration System or country code registries.

     We depend on the Shared Registration System and country code registries to register domain names on behalf of our customers. We have in the past experienced problems with the Shared Registration System, including outages, particularly during its implementation phase. Any significant outages in the Shared Registration System or country code registries would prevent us from delivering or delay our delivery of our services to our customers. Prolonged or repeated interruptions in our access to the Shared Registration System or country code registries could cause our customers, advertisers and business alliances to switch to another domain name registration service provider.

     Delays or systems failures unrelated to our systems could harm our business.

     Our customers depend on ISPs, online service providers and others to access our website. Many of these parties have experienced outages and could in the future experience outages, delays and other difficulties due to systems failures unrelated to our systems. Although we carry general liability insurance, our insurance may not cover any claims by dissatisfied customers, advertisers or strategic alliances, or may be inadequate to indemnify us for any liability that may be imposed in the event that a claim were brought against us. Our business could be materially harmed by any system failure, security breach or other damage that interrupts or delays our operations.

     Our business would be materially harmed if our computer systems become damaged.


     Our network and communications systems are located at Exodus Communications' hosting facility in Jersey City, New Jersey and Globix Corporation's hosting facility in New York, New York. We are currently adding network capacity to our systems located at Globix Corporation's New York, New York hosting facility to make our systems geographically redundant. Although we plan to complete this project by the end of the second quarter of 2000, we cannot assure you that our systems will be geographically redundant by this time. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins, human error or other similar disruptive problems could also adversely affect our systems. We do not carry business interruption insurance. Accordingly, any significant damage to our systems would have a material adverse effect on our business, financial condition and results of operations.


Our ability to deliver our products and services and our financial condition depend on our ability to license third-party software, systems and related services on reasonable terms from reliable parties.

     We depend upon various third parties for software, systems and related services, including access to the Shared Registration System provided by Network Solutions. Some of these parties have a limited operating history or may depend on reliable delivery of services from others. If these parties fail to provide reliable software, systems and related services on agreeable license terms, we may be unable to deliver our products and services.


Failure by our third-party provider of credit card processing services to process payments in a timely fashion will have a negative effect on our business.

     Under the terms of our accreditation agreement with ICANN, we are required to obtain a reasonable assurance of payment of registration fees prior to registering or renewing domain names. To satisfy this requirement, we have engaged Cybersource to process credit card payments for our individual customers. Therefore, if Cybersource or its system fails for any reason to process credit card payments in a timely fashion, we may not be in compliance with ICANN's requirement and as a result may not be allowed to process domain name registrations. In addition, the domain name reservation process will be delayed and customers may be unable to obtain their desired domain name.



If Internet usage does not grow, or if the Internet does not continue to expand as a medium for commerce, our business may suffer.

     Our success depends upon the continued development and acceptance of the Internet as a widely used medium for commerce and communication. Rapid growth in the uses of and interest in the Internet is a relatively recent phenomenon and we cannot assure you that use of the Internet will continue to grow at its current pace. A number of factors could prevent continued growth, development and acceptance, including:

   o the unwillingness of companies and consumers to shift their purchasing from traditional vendors to online vendors;

   o the Internet infrastructure may not be able to support the demands placed on it, and its performance and reliability may decline as usage grows;

   o security and authentication issues may create concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

   o privacy concerns, including those related to the ability of websites to gather user information without the user's knowledge or consent, may impact consumers' willingness to interact online.

Any of these issues could slow the growth of the Internet, which could have a material adverse effect on our business, financial condition and results of operations.

If the use of the Internet as an advertising and marketing medium fails to develop or develops more slowly than we expect, our future business could be materially adversely affected.

     Our future success depends in part on a significant increase in the use of the Internet as an advertising and marketing medium. Advertising revenues constituted 32% of our net revenues for the year ended December 31, 1999. The Internet advertising market is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising are uncertain. Many of our current and potential customers have little or no experience with Internet advertising and have allocated only a limited portion of their advertising and marketing budgets to Internet activities. The adoption of Internet advertising, particularly by entities that have historically relied upon traditional methods of advertising and marketing, requires the acceptance of a new way of advertising and marketing. These customers may find Internet advertising to be less effective for meeting their business needs than traditional methods of advertising and marketing. Furthermore, there are software programs that limit or prevent advertising from being delivered to a user's computer. Widespread adoption of this software by users would significantly undermine the commercial viability of Internet advertising. These factors could materially adversely affect our business, financial condition and results of operations.

We depend on the technological stability and maintenance of the Internet infrastructure.

     Our success and the viability of the Internet as an information medium and commercial marketplace will depend in large part upon the stability and maintenance of the infrastructure for providing Internet access and carrying Internet traffic. Failure to develop a reliable network system or timely development and acceptance of complementary products, such as high-speed modems, could materially harm our business. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or due to increased government regulation.


We may become subject to burdensome government regulations and legal uncertainties affecting the Internet.

    To date, government regulations have not materially restricted the use of the Internet. The legal and regulatory environment pertaining to the Internet, however, is uncertain and may change. Both new and existing laws may be applied to the Internet by state, federal or foreign governments, covering issues that include:


     o sales and other taxes;


     o user privacy;

     o pricing controls;

     o characteristics and quality of products and services;

     o consumer protection;

     o cross-border commerce;

     o libel and defamation;

     o copyright, trademark and patent infringement;

     o pornography; and

     o other claims based on the nature and content of Internet materials.

     The adoption of any new laws or regulations or the new application or interpretation of existing laws or regulations to the Internet could hinder the growth in use of the Internet and other online services generally and decrease the acceptance of the Internet and other online services as media of communications, commerce and advertising. Our business may be harmed if any slowing of the growth of the Internet reduces the demand for our services. In addition, new legislation could increase our costs of doing business and prevent us from delivering our products and services over the Internet, thereby harming our business, financial condition and results of operations.

     For example, in November 1999, the Anticybersquatting Consumer Protection Act was enacted to curtail a practice commonly known in the industry as "cybersquatting." A cybersquatter is generally defined in this Act as one who registers a domain name that is identical or similar to another party's trademark or the name of a living person, in each case with the bad faith intent to profit from use of the domain name. Although the Act states that registrars may not be held liable for registering or maintaining a domain name for another person absent a showing of the registrar's bad faith intent to profit from the use of the domain name, registrars may be held liable if they fail to comply promptly with procedural provisions. If we are held liable under this law, any liability could have a material adverse effect on our business, financial condition and results of operations.

     We file tax returns in such states as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. Such proposals, if adopted, could substantially impair the growth of electronic commerce and materially adversely affect our business, financial condition and results of operations.

     Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been enacted by the United States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium, which commenced October 1, 1998 and ends on October 21, 2001, on state and local taxes on electronic commerce. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could materially adversely affect our business, financial condition and results of operations.

                        Risks Related to This Offering

There has been no prior market for our common stock and our stock may experience extreme price and volume fluctuations.

     The stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of the securities of Internet-related companies. Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in our stock will lead to the development of an active trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of our common stock may decline below the initial public offering price. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources.


Our management has broad discretion over how to use the proceeds of this offering and may not use the proceeds in ways that help our business succeed.

     We estimate that our net proceeds from this offering will be $73.2 million, assuming an initial public offering price of $16.00 per share after deducting underwriting discounts and estimated offering expenses. Other than our 2000 marketing and capital expenditure plans, we have no specific plans for the net proceeds of this offering other than to fund general corporate purposes, including working capital, and acquisitions and strategic investments. Accordingly, our management will have broad discretion as to how to apply the net proceeds of this offering. If we fail to use the proceeds effectively, our business may not grow and our net revenues and net income may decline.

Our directors, executive officers and principal stockholders own enough of our shares to control Register.com, which will limit your ability to influence corporate matters.


     Our directors, executive officers and principal stockholders currently beneficially own approximately 88.5% of our common stock and, after the offering, will beneficially own approximately 78.2% of our common stock. Accordingly, these stockholders could control the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders. In addition, third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.


Shares eligible for public sale after this offering could adversely affect our stock price.


     Based on shares outstanding on January 31, 2000, from time to time after this offering, a total of 26,880 and 23,245,177 shares of common stock may be sold in the public market by existing stockholders 90 days and 180 days, respectively, after the date of this prospectus, subject to applicable volume and other limitations imposed under federal securities laws. The 180-day restriction on resales is the result of lock-up agreements with our underwriters for this offering. Deutsche Bank Securities may release, in its sole discretion, all or any portion of the securities subject to the 180-day lock-up agreements prior to the expiration of their term. Deutsche Bank Securities may waive these restrictions at our request or upon the request of a stockholder. In evaluating whether to grant such a request, Deutsche Bank Securities may consider a number of factors with a view toward maintaining an orderly market for, and minimizing volatility in the market price of, our common stock. These factors include, among others, the number of shares involved, recent trading volume and prices of the stock, the length of time before the lock-up expires and the reasons for, and the timing of, the request.

     In addition, existing stockholders owning an aggregate of 29,894,846 shares of common stock and common stock issuable upon the exercise of outstanding options and warrants have the right to require us to register their shares under the Securities Act. If we register these shares, they can be sold in the public market. The market price of our common stock could decline as a result of sales by these existing stockholders of their shares of common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

Our charter documents and Delaware law may inhibit a takeover that stockholders may consider favorable.

     Provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law could delay or prevent a change of control or change in management that would provide stockholders with a premium to the market price of their common stock. The authorization of undesignated preferred stock, for example, gives our board the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. If a change of control or change in management is delayed or prevented, this premium may not be realized or the market price of our common stock could decline.

You will incur immediate and substantial dilution.

     The initial public offering price per share will significantly exceed the net tangible book value per share. Accordingly, investors purchasing shares in this offering will suffer immediate dilution of their investment equal to $13.19 per share, based on an assumed initial offering price of $16.00. If we issue additional shares of common stock in the future, investors purchasing shares in this offering may experience further dilution. Any further dilution could adversely affect the trading price of our stock.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of the shares of common stock in this offering of approximately $73.2 million, assuming an initial public offering price of $16.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $76.3 million.


     We plan to use the proceeds from this offering for marketing, capital expenditures, working capital, acquisitions, strategic investments (where we acquire less than a controlling interest) in companies whose businesses, products or services complement our own and general corporate purposes. We intend to spend over $25.0 million in 2000 on advertising and promotional programs and activities and over $10.0 million in 2000 for capital expenditures, including expenditures for servers, co-location equipment and other hardware and software necessary to support our registration systems. As of the date of this prospectus, we have not made any other specific expenditure plans with respect to the proceeds of this offering. Therefore, we cannot specify with certainty the particular uses for the remaining net proceeds to be received upon completion of this offering. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending any use, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

     The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate future access to the public capital markets and to increase our visibility in the marketplace. Although we engage in discussions with potential acquisition, and strategic investment, candidates from time to time, we have no present commitments with respect to any acquisition or strategic investment. In addition, as part of our overall acquisition and investment strategy, we are currently engaged in discussions with respect to a possible $3.5 million equity investment in a developer of website applications.



                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently anticipate retaining any future earnings for the development and operation of our business. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

     The following table shows our capitalization as of December 31, 1999 on an actual basis, a pro forma basis and a pro forma as adjusted basis. The pro forma column reflects the conversion of each outstanding share of preferred stock into one share of common stock, which will occur upon the closing of this offering. The pro forma as adjusted column further reflects our sale of shares of common stock in this offering at an assumed initial public offering price of $16.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.


     You should read the following table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.





                                                                    December 31, 1999
                                                   ----------------------------------------------------
                                                                                           Pro Forma
                                                        Actual          Pro Forma         As Adjusted
                                                   ---------------   ---------------   ----------------
Capital lease obligations ......................   $    33,825       $    33,825       $    33,825
                                                   -----------       -----------       -----------
Stockholders' equity:
  Preferred Stock, $.0001 par value; 5,000,000
   shares authorized:
   Series A Convertible Preferred Stock;
     5,000,000 shares authorized; 4,694,333
     shares issued and outstanding (actual);
     no shares issued or outstanding (pro
     forma and pro forma as adjusted) ..........           469                --                --
  Common Stock, $.0001 par value;
   60,000,000 shares authorized; 21,065,047
   shares issued and outstanding (actual);
   25,759,380 shares issued and outstanding
   (pro forma); 30,759,380 shares issued and
   outstanding (pro forma as adjusted) .........         2,106             2,575             3,075
  Additional paid-in capital ...................    36,709,821        36,709,821       109,909,321
  Unearned compensation ........................    (2,647,770)       (2,647,770)       (2,647,770)
  Accumulated deficit ..........................   (12,151,771)      (12,151,771)      (12,151,771)
                                                   -----------       -----------       -----------
   Total stockholders' equity ..................    21,912,855        21,912,855        95,112,855
                                                   -----------       -----------       -----------
     Total capitalization ......................   $21,946,680       $21,946,680       $95,146,680
                                                   ===========       ===========       ===========




     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999. It does not include:

   o 1,750 shares of common stock issued upon the exercise of stock options between January 1, 2000 and February 28, 2000;

   o 4,353,286 shares of common stock issuable upon the exercise of stock options outstanding as of February 28, 2000, with a weighted average exercise price of $7.50 per share;

   o 594,396 shares of common stock issuable upon the exercise of stock options outstanding as of February 28, 2000, with an exercise price equal to the initial offering price of our common stock;

   o 4,185,568 shares of common stock available for issuance under our stock option plans for options not yet granted;

   o 350,000 shares reserved for issuance under our employee stock purchase plan; and

   o 6,155,675 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $1.50 per share.

                                   DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. We calculate pro forma net tangible book value per share by dividing the net tangible book value (total tangible assets less total liabilities) by the pro forma number of outstanding shares of common stock.
     Our pro forma net tangible book value at December 31, 1999 was $12.9 million or $0.50 per share, based on 25,759,380 shares of our common stock outstanding after giving effect to the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering.

     After giving effect to the issuance and sale of the shares of common stock that we are offering (less the underwriting discounts and estimated offering expenses payable by us), our pro forma net tangible book value at December 31, 1999 would be $86.5 million or $2.81 per share or if the underwriters exercise their over-allotment option in full, $89.6 million or $2.90 per share. This represents an immediate increase in pro forma net tangible book value of $2.31 per share to existing stockholders or $2.40 per share if the underwriters exercise their over-allotment option in full, and an immediate dilution of $13.19 per share or, if the underwriters exercise their over-allotment option in full, $13.10 per share to investors purchasing shares in the offering. If the initial public offering price is higher or lower, the dilution to new investors will be greater or less, respectively. The following table illustrates this per share dilution:


Assumed initial public offering price per share ...........................                $ 16.00
Pro forma net tangible book value per share at December 31, 1999 ..........   $ 0.50
Increase in pro forma net tangible book value per share attributable to
  this offering ...........................................................     2.31
                                                                              ------
Pro forma net tangible book value per share after this offering ...........                  2.81
                                                                                           -------
Dilution per share to new investors .......................................                $ 13.19
                                                                                           =======

     The following table shows on a pro forma basis at December 31, 1999, after giving effect to the conversion of all outstanding shares of our preferred stock into an aggregate of 4,694,333 shares of common stock upon the closing of this offering, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per paid share by existing stockholders and by new investors purchasing common stock in this offering:


                                          Shares Purchased           Total Consideration        Average Price
                                        Number      Percentage       Amount       Percentage      Per Share
                                     ------------  ------------  --------------  ------------  --------------
Existing stockholders (1) .........  25,759,380        83.7%       $ 28,809,799      26.5%         $ 1.12
New investors .....................   5,000,000        16.3          80,000,000      73.5           16.00
                                     ----------       -----        ------------     -----
  Total (1) .......................  30,759,380       100.0%       $108,809,799     100.0%
                                     ==========       =====        ============     =====




     If the underwriters exercise their over-allotment option in full, the number of shares of common stock held by existing stockholders will be reduced to 25,231,659 or 81.4% of the total number of shares of common stock to be outstanding after this offering. The average price per share for existing stockholders would increase to $1.14. In addition, the number of shares of common stock held by new investors will be increased to 5,750,000, or 18.6% of the total number of shares of common stock to be outstanding after this offering.

-------------
(1) The above information is based on shares outstanding as of December 31, 1999. It excludes:


   o 1,750 shares of common stock issued upon the exercise of stock options between January 1, 2000 and February 28, 2000;

   o 4,353,286 shares of common stock issuable upon the exercise of stock options outstanding as of February 28, 2000, with a weighted average exercise price of $7.50 per share;

   o 594,396 shares of common stock issuable upon the exercise of stock options outstanding as of February 28, 2000, with an exercise price equal to the initial offering price of our common stock.

   o 4,185,568 shares of common stock available for issuance under our stock option plans for options not yet granted;

   o 350,000 shares reserved for issuance under our employee stock purchase plan; and

   o 6,155,675 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $1.50 per share.


     To the extent that any of these stock options or warrants are exercised, new investors will experience further dilution.

                            SELECTED FINANCIAL DATA

     The selected financial data below as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 have been derived from our financial statements included in this prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected financial data as of December 31, 1997 have been derived from our audited financial statements not included in this prospectus. The selected financial data below as of and for the years ended December 31, 1995 and 1996 have been derived from our unaudited financial statements. These unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of our financial position and results of operations. Historical results are not necessarily indicative of results to be expected for any future period. You should read the data below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes to those statements included in this prospectus. The pro forma basic and diluted net loss per share data give effect to the conversion of our Exchangeable Preferred Stock and the Series A Convertible Preferred Stock at the date of original issuance.


                                                                        Year Ended December 31,
                                          -----------------------------------------------------------------------------------
                                               1995             1996             1997             1998              1999
                                          -------------   ---------------   -------------   ---------------   ---------------
Statement of Operations Data:
 Net revenues .........................    $   87,696      $    868,018      $  713,263      $  1,319,359      $  9,644,552
 Cost of revenues .....................        12,399           342,140         191,539           461,152         3,082,499
                                           ----------      ------------      ----------      ------------      ------------
 Gross profit .........................        75,297           525,878         521,724           858,207         6,562,053

 Operating expenses:
   Sales and marketing ................       166,330           935,495         366,975           863,720         7,149,693
   Research and development ...........       102,901           390,814          71,471           276,687         1,767,158
   General and administrative
    (exclusive of non-cash
    compensation) .....................        94,704           743,609         263,017           795,425         2,380,190
   Non-cash compensation ..............            --                --              --           149,682         4,929,200
                                           ----------      ------------      ----------      ------------      ------------
   Total operating expenses ...........       363,935         2,069,918         701,463         2,085,514        16,226,241
                                           ----------      ------------      ----------      ------------      ------------

 Loss from operations .................      (288,638)       (1,544,040)       (179,739)       (1,227,307)       (9,664,188)
 Other income (expenses), net .........            --          (170,036)        (25,787)           66,559           887,270
                                           ----------      ------------      ----------      ------------      ------------

 Net loss .............................    $ (288,638)     $ (1,714,076)     $ (205,526)     $ (1,160,748)     $ (8,776,918)
                                           ==========      ============      ==========      ============      ============
 Basic and diluted net loss per
   share ..............................    $    (0.07)     $      (0.26)     $    (0.02)     $      (0.07)     $      (0.46)
                                           ==========      ============      ==========      ============      ============
 Weighted average shares used
   in basic and diluted net loss
   per share ..........................     4,429,859         6,633,905       8,884,709        15,697,013        19,117,027
                                           ==========      ============      ==========      ============      ============
 Pro forma basic and diluted net
   loss per share .....................                                                                        $      (0.40)
                                                                                                               ============
 Weighted average shares used
   in pro forma basic and
   diluted net loss per share .........                                                                          22,112,252
                                                                                                               ============


                                                                             December 31,
                                            ------------------------------------------------------------------------------
                                                1995           1996             1997             1998            1999
                                            -----------   -------------   ---------------   -------------   --------------
Balance Sheet Data:
 Cash and cash equivalents ..............    $226,995      $   21,074      $     60,845      $1,284,684      $40,944,122
 Working capital (deficiency) ...........     179,345        (949,383)       (1,131,173)        569,616       29,813,357
 Total assets ...........................     260,002         141,774           180,786       1,611,025       68,336,046
 Total deferred revenues ................          --              --            32,038         113,527       32,101,232
 Total liabilities ......................     147,451       1,002,920         1,243,457         788,245       46,423,191
 Stockholders' equity (deficit) .........     112,551        (861,146)       (1,062,671)        822,780       21,912,855


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     You should read the following discussion of our financial condition and results of operations together with "Selected Financial Data," our financial statements, the notes to those statements and the other information appearing elsewhere in this prospectus.

Overview


     We are a provider of Internet domain name registration services worldwide. Domain names serve as part of the infrastructure for Internet communications and registering a domain name is one of the first steps for individuals and businesses seeking to establish an online identity. We believe that we offer a quick and user-friendly registration process and responsive and reliable customer support. We also offer a suite of value-added products and services targeted to assist our customers in developing and maintaining their online identities, including:





         Products and Services              Products and Services
             Provided by Us                   Provided by Others

  o domain name forwarding                o email
                                          o web hosting
  o real-time domain name management,     o website-creation tools



Our goal is to become a one-stop resource through which our customers will establish, maintain and enhance their presence on the Internet.

     We are the successor by merger to Forman Interactive Corp. Forman Interactive commenced operations in 1994 as a developer of electronic commerce software, and began offering web-hosting and related products and services in 1997. In February 1998, we began to distribute domain names either for free or, to a lesser extent, were paid commissions for the domain names we distributed for international registrars and registries. In April 1999, we commenced offering registration services for country code domains and in June 1999, we began offering registrations in the .com, .net and .org domains.

Net Revenues

     We derive our net revenues from domain name registrations, online products and services and advertising. Net revenues from domain name registrations consist of fees paid by registrants over the course of the registration period reduced by referral commissions and a provision for credit card chargebacks. We currently earn registration fees in connection with new registrations and transferred registrations. We pay referral commissions on domain name registrations processed through the participants in our network of co-brand and private label websites and those we process through our www.register.com website that are referred to us by participants in our affiliate network. From June 1999 until January 14, 2000, we offered two-year registration periods for the initial domain name registration in the .com, .net and .org domains with annual renewals and either one- or two-year registration periods for domain names in the country code domains. As of January 15, 2000, we have supplemented our registration period offerings to include one-, five- and ten-year registration periods for both initial and renewal domain name registrations in the .com, .net, and .org domains. For our .com, .net and .org domain names, we currently charge $35 for a one-year registration, $70 for a two-year registration, $159 for a five-year registration and $299 for a ten-year registration. For our country code domains, we currently charge approximately $40 to $299 for one- or two-year registrations. We intend to charge the same rates for renewals as we do for corresponding initial registration periods. Because we only began operating as a registrar in April 1999, we have not processed any registration renewals. We anticipate that registration renewals will contribute to our net revenues once our customers' initial registrations reach the end of their terms.

     Domain name registration revenues are deferred at the time of the registration and are recognized ratably over the term of the registration period. Under this subscription-based model, we recognize revenue when we provide the registration services, including customer service and maintenance of the individual domain name records. ICANN requires us to have reasonable assurance of payment in order to register a domain name. Therefore, we require prepayment via credit card for all online domain name registration sales, which provides us with the full cash fee at the beginning of the registration period while recognizing the revenues over the registration period. For some of our customers who register domain names through our Corporate Services department, we establish lines of credit based on credit worthiness, thereby reasonably assuring payment.


     Online products and services, which consist of email, domain name forwarding and web hosting, are sold either as annual or monthly subscriptions, depending on the product or service offering. These revenues are recognized ratably over the period in which we provide our services. We offer web hosting through our own servers and through web-hosting services provided by third parties. We have shifted our business model, and have chosen to direct our resources, toward our domain name registration business and not toward our own web-hosting business. As such, while we continue to offer our own web-hosting services, we do not actively promote this service and, therefore, do not anticipate significant revenue growth from our own web-hosting service in future periods. We intend, however, to continue actively promoting web-hosting services provided by third parties.


     Advertising revenues are derived from the sale of sponsorships and banner advertisements under short-term contracts that range from one month to one year in duration. We recognize these revenues ratably over the period in which the advertisements are displayed provided that no significant company obligation remains and collection of the resulting receivable is probable.


Cost of Revenues

     Our cost of revenues consists of the costs associated with providing domain name registrations and online products and services. Cost of revenues for domain name registrations primarily consists of registry fees, depreciation on the equipment used to process the domain name registrations, the fees paid to the co-location facilities maintaining our equipment and fees paid to the financial institutions to process credit card payments on our behalf. Through January 14, 2000, we paid a $9 per year registry fee for each .com, .net and
 .org domain name registration. This fee has been reduced to $6 per year commencing on January 15, 2000. We currently pay registry fees of approximately $5 to $150 for one- or two-year country code domain name registrations. The largest component of our cost of revenues is the registry fees which, while paid in full at the time that the domain name is registered, are recorded as a prepaid expense and recognized ratably over the term of the registration.

     Cost of revenues for our online products and services consists of fees paid to third party service providers, depreciation on the equipment used to deliver the services, fees paid to the co-location facilities maintaining our equipment and fees paid to the financial institutions to process credit card payments on our behalf.

     While we have no direct cost of revenues associated with our advertising revenue we do incur operational costs including salaries and commissions which are classified as operating expenses. We have no incremental cost of revenues associated with advertising since we use the same equipment to deliver the advertisements as we use for our domain name registration services.


Operating Expenses

     Our operating expenses consist of sales and marketing, research and development, general and administrative and non-cash compensation expenses. Our sales and marketing expenses consist primarily of employee salaries, marketing programs such as advertising and, to a lesser extent, commissions paid to our sales representatives. Research and development expenses consist primarily of employee salaries, fees for outside consultants and related costs associated with the development and integration of new products and services, the enhancement of existing products and services and quality assurance. General and administrative expenses consist primarily of employee salaries and other personnel related expenses for executive, financial and administrative personnel, as well as professional services fees and bad debt accruals. Non-cash compensation expenses are related to grants of common stock, stock options and warrants made to employees, directors, consultants and vendors. Facilities expenses are allocated across our different operating expense categories. In addition to the $4.9 million non-cash compensation charge taken in 1999, we will be recording $2.2 million in non-cash compensation charges in 2000, $1.8 million in each of 2001 and 2002, and $639,000 in 2003. These charges primarily relate to the issuance through February 2000 of employee stock options having exercise prices below fair market value on the date of grant.



Net Losses


     We have incurred annual and quarterly losses from our operations since our inception, and we expect to incur operating losses on both an annual and quarterly basis for the foreseeable future. We have incurred significant net losses in the past and expect these losses to continue to increase from current levels as we grow our business by hiring additional employees, increasing our marketing expenses to build our brand and increasing our capital expenditures. We incurred net losses of $8.8 million in 1999, $1.2 million in 1998 and $206,000 in 1997. We intend to spend over $25 million in 2000 on advertising and promotional programs and approximately $10 million in capital expenditures. Furthermore, given the rapidly evolving nature of our business and our limited operating history as a competitive registrar, our operating results are difficult to forecast, and period-to-period comparisons of our operating results will not be meaningful and should not be relied upon as an indication of future performance. Due to these and other factors, many of which are outside our control, quarterly operating results may fluctuate significantly in the future.



Results of Operations

     Because we began operating as a domain name registrar only in the second quarter of 1999 and generated only limited revenues from domain name registration services prior to this time, we believe that year-to-year comparisons of 1997 against 1998 and 1998 against 1999 are not meaningful and you should not rely upon them as indications of our future performance.

     We anticipate that in future periods net revenues from domain name registrations will be the largest component of our net revenues and cost of domain name registrations will be the largest component of our cost of revenues. The following table presents selected statement of operations data for the periods indicated as a percentage of net revenues.




                                                 Year Ended December 31,
                                           -----------------------------------
                                              1997         1998         1999
                                           ----------   ----------   ---------
Net revenues ...........................      100%          100%        100%
Cost of revenues .......................       27            35          32
                                              ---           ---         ---
Gross profit ...........................       73            65          68
                                              ---           ---         ---
Operating expenses
   Sales and marketing .................       51            66          74
   Research and development ............       10            21          18
   General and administrative (exclusive
     of non-cash compensation) .........       37            60          25
   Non-cash compensation ...............       --            11          51
                                              ---           ---         ---
Total operating expenses ...............       98           158         168
                                              ---           ---         ---
Loss from operations ...................      (25)          (93)       (100)
Other income (expenses), net ...........       (4)            5           9
                                              ---           ---         ---
Net loss ...............................      (29)%         (88)%       (91)%
                                              ===           ===         ===

Years Ended December 31, 1998 and 1999

Net Revenues

     Total net revenues increased from $1.3 million for 1998 to $9.6 million for 1999.

     Domain Name Registrations. Revenues from domain name registrations increased from $37,000 for 1998 to $4.5 million for 1999. Domain name registrations represented 3% of 1998 net revenues and 46% of 1999 net revenues. This increase was primarily from the shift in our business from serving as a distributor of domain names to serving as a generic top level domain name registrar in June 1999. Additionally, we had no deferred revenue from domain name registrations in 1998 while deferred revenue was $32.1 million in 1999. We anticipate that revenues from domain name registrations will increase in absolute dollars and as a percentage of our net revenues in future periods as a result of growth in the market for domain name registrations, renewals and transfers and the implementation of our business strategy.

     Online Products and Services. Revenues from online products and services increased 91% from $1.1 million in 1998 to $2.1 million for 1999 primarily from increased sales of web hosting provided through our servers. Online products and services represented 87% of 1998 net revenues and 22% of 1999 net revenues. We anticipate that revenues from online products and services will remain flat in the near term as we begin to introduce new online products and services and no longer actively promote our own web-hosting services. We anticipate that these revenues will increase over the longer term as we expand our online product and service offerings.

     Advertising. Revenues from advertising increased from $133,000 for 1998 to $3.1 million for 1999 primarily from the increased number of page views and the volume of advertising and sponsorships sold on our www.register.com and FutureSite websites. Advertising represented 10% of 1998 net revenues and 32% of 1999 net revenues. We anticipate that revenues from advertising will increase in absolute dollars but decrease as a percentage of total net revenues.


Cost of Revenues

     Total cost of revenues increased from $461,000 for 1998 to $3.1 million for 1999.

     Cost of Domain Name Registrations. Cost of domain name registrations increased from $19,000 for 1998 to $2.5 million for 1999. The increase was primarily from the shift in our business from serving as a distributor of domain names to serving as a generic top level domain name registrar in June 1999. As a distributor, we generally passed through registry costs to the applicable registry or registrar. We anticipate that cost of revenues for domain name registrations will increase in absolute dollars primarily as a result of growth in our domain name registrations and renewals.

     Cost of Online Products and Services. Cost of online products and services increased 24% from $442,000 for 1998 to $548,000 for 1999. The increase was primarily from the additional depreciation expense associated with the equipment dedicated to our operations to support our growing online product and service offerings. We anticipate these costs will increase in absolute dollars as we expand our online product and service offerings.


Operating Expenses

     Total operating expenses increased from $2.1 million for 1998 to $16.2 million for 1999.

     Sales and Marketing. Sales and marketing expenses increased from $864,000 for 1998 to $7.1 million for 1999. The increase was primarily from the costs associated with the launch of our radio and print media advertising campaign in September 1999 and from salaries associated with newly hired sales, marketing and customer service professionals. We anticipate that sales and marketing expenses will increase substantially in absolute dollars as we further our marketing programs and international expansion. Additionally, we anticipate increasing our customer service staff and domain name registration sales force to support both the demands of our customers as well as to further our direct and indirect sales strategy for domain name registrations.

     Research and Development. Research and development expenses increased from $277,000 for 1998 to $1.8 million for 1999. The increase resulted primarily from salaries associated with newly hired technology personnel to support our growth. We anticipate that research and development expenses will continue to increase in absolute dollars as we continue to invest in developing and modifying our systems to grow our business.

     General and Administrative. General and administrative expenses increased from $795,000 for 1998 to $2.4 million for 1999. The increase was primarily from salaries associated with newly hired personnel and related costs required to manage our growth and facilities expansion. We expect that our general and administrative expenses will increase in absolute dollars to support our overall growth including increased expenses relating to our new responsibilities as a public company.

     Non-cash Compensation. Non-cash compensation expenses increased from $150,000 for 1998 to $4.9 million for 1999. The increase in non-cash compensation was primarily associated with the modification of warrants previously granted to some of our stockholders and the issuance of warrants in connection with a financial consulting agreement. Non-cash compensation expense included $18,000 in 1998 and $329,000 in 1999 of amortization of deferred compensation related to employee stock options. Amortization of deferred compensation primarily related to employee stock options issued through February 2000 will be $2.2 million in 2000, $1.8 million in each of 2001 and 2002, and $639,000 in 2003.

Other Income (Expenses), Net.

     Other income (expenses), net consists primarily of interest income net of interest expense. Other income (expenses), net increased from $67,000 for 1998 to $887,000 for 1999. The increase was primarily from interest earned on our cash balance as a result of our equity financings and cash provided by operations.

Net Loss

     Net loss increased $7.6 million to $8.8 million in 1999 from $1.2 million in 1998.

Years Ended December 31, 1997 and 1998

Net Revenues

     Total net revenues increased 85% from $713,000 for 1997 to $1.3 million for 1998.

     Domain Name Registrations. We had no revenues from domain name registrations for 1997 as we did not distribute domain names until February 1998. Revenues from commissions earned from distributing domain name registrations was $37,000 in 1998 and represented 3% of 1998 net revenues.

     Online Products and Services. Revenues from online products and services increased 54% from $713,000 for 1997 to $1.1 million for 1998. Online products and services represented 100% of 1997 net revenues and 87% of 1998 net revenues. The increase in net revenues from 1997 to 1998 was attributable to the growth of our web-hosting service.

     Advertising. We had no revenues from advertising for 1997. Revenues from advertising were $133,000 for 1998 and represented 10% of 1998 net revenues. The increase in net revenues from 1997 to 1998 was attributable to the launch of our www.register.com website and our initial advertising sales efforts.

Cost of Revenues

     Total cost of revenues increased 141% from $192,000 for 1997 to $461,000 for 1998.

     Cost of Domain Name Registrations. We incurred no cost of domain name registrations for 1997 because we did not begin to distribute domain names until February 1998. As a distributor of domain names, we simply forwarded a registration request to the appropriate registrar without paying any registry fees. Cost of domain name registrations was $19,000 for 1998.

     Cost of Online Products and Services. Cost of online products and services increased 131% from $192,000 for 1997 to $442,000 for 1998. The increase resulted primarily from the depreciation expense associated with the equipment dedicated to our operations to support our web-hosting business.


Operating Expenses

     Total operating expenses increased 197% from $701,000 for 1997 to $2.1 million for 1998.

     Sales and Marketing. Sales and marketing expenses increased 135% from $367,000 for 1997 to $864,000 for 1998. The increase was primarily attributable to costs associated with additional customer service personnel, marketing personnel and telemarketers for our web-hosting business as well as limited advertising campaigns.

     Research and Development. Research and development expenses increased 287% from $71,000 for 1997 to $277,000 for 1998. The increase was primarily attributable to the salaries associated with newly hired technology personnel.

     General and Administrative. General and administrative expenses increased 202% from $263,000 for 1997 to $795,000 for 1998. The increase was primarily due to salaries of newly hired executive and financial personnel to help manage our growth.


     Non-cash Compensation. We had no non-cash compensation expenses for 1997. Non-cash compensation expenses were $150,000 for 1998, which was primarily from our issuance of non-plan options at exercise prices below fair market value.



Other Income (Expenses), Net.

     Other income (expenses), net increased from ($26,000) for 1997 to $67,000 for 1998, which was primarily from interest earned on our cash balance as a result of our equity financings.


Net Loss

     Net loss increased $1.0 million to $1.2 million in 1998 from $200,000 in 1997.


Quarterly Results of Operations

     The following tables set forth selected unaudited quarterly statement of operations data, in dollar amounts and as a percentage of net revenue, for each of the four quarters ended December 31, 1999. In our opinion this information has been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations data. The quarterly data should be read with our financial statements and the notes to those statements appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                Three Months Ended
                                             ---------------------------------------------------------
                                              March 31,     June 30,     September 30,    December 31,
                                                 1999         1999            1999            1999
                                             -----------  ------------  ---------------  -------------
                                                                  (in thousands)
Net revenues ..............................   $    747      $  1,521       $  2,187        $  5,189
Cost of revenues ..........................         92           233          1,097           1,661
                                              --------      --------       --------        --------
Gross profit ..............................        655         1,288          1,090           3,528
                                              --------      --------       --------        --------
Operating expenses
   Sales and marketing ....................        720           998          2,898           2,534
   Research and development ...............        267           357            470             673
   General and administrative (exclusive of
     non-cash compensation) ...............        202           199            553           1,426
   Non-cash compensation ..................        586         3,945             41             357
                                              --------      --------       --------        --------
Total operating expenses ..................      1,775         5,499          3,962           4,990
                                              --------      --------       --------        --------
Loss from operations ......................     (1,120)       (4,211)        (2,872)         (1,462)
Other income (expenses), net ..............         13            71            336             468
                                              --------      --------       --------        --------
Net loss ..................................   $ (1,107)     $ (4,140)      $ (2,536)       $   (994)
                                              ========      ========       ========        ========


                                                               Three Months Ended
                                             -------------------------------------------------------
                                              March 31,    June 30,    September 30,    December 31,
                                                 1999        1999           1999            1999
                                             -----------  ----------  ---------------  -------------
Net revenues ..............................       100%        100%           100%           100%
Cost of revenues ..........................        12          15             50             32
                                                  ---         ---            ---            ---
Gross profit ..............................        88          85             50             68
                                                  ---         ---            ---            ---
Operating expenses
   Sales and marketing ....................        96          66            133             49
   Research and development ...............        36          24             21             13
   General and administrative (exclusive of
     non-cash compensation) ...............        27          13             25             27
   Non-cash compensation ..................        79         259              2              7
                                                  ---         ---            ---            ---
Total operating expenses ..................       238         362            181             96
                                                  ---         ---            ---            ---
Loss from operations ......................      (150)       (277)          (131)           (28)
Other income (expenses), net ..............         2           5             15              9
                                                 ----        ----           ----            ---
Net loss ..................................      (148)%      (272)%         (116)%          (19)%
                                                 ====        ====           ====            ===

     Our net revenues have increased significantly in absolute dollars over the past four quarters as a result of repositioning our focus on the domain name registration services business. We expect that net revenues will continue to increase in the future as we continue to expand our business and the market for domain name registrations grows.

     Our operating expenses have increased significantly in absolute dollars over the past four quarters as a result of our repositioning our focus on the domain name registration service business. We expect operating expenses will continue to increase in the future as we continue to expand our business.


Liquidity and Capital Resources


     Since 1997, we have funded our operations and met our capital expenditure requirements primarily through private sales of equity securities, cash generated from operations, and borrowings. Since inception, proceeds from the sale of our common and preferred stock through 1999 totaled approximately $28.8 million. At December 31, 1999, we had $40.9 million of cash.


     Our business generated $22.4 million of cash from operations during 1999. This cash generated from operations was primarily due to increased domain name registrations. Net cash used in operating activities was $693,000 and $123,000 for 1998 and 1997, respectively. The principal use of cash for these periods was to fund our losses from operations.

     Net cash used for investing activities was $7.7 million, $267,000 and $16,000 for 1999, 1998 and 1997, respectively. In each period, cash used for investing activities related primarily to the purchase of property and equipment and investments in our systems infrastructure.

     We generated $24.9 million, $2.2 million and $178,000 in cash from financing activities for 1999, 1998 and 1997, respectively. For 1999, substantially all of these financing activities were private sales of equity securities. For 1998, the $2.2 million represents the issuance of equity securities offset by the repayment of indebtedness. For 1997, cash from financing activities represents borrowed indebtedness.


     Although we have no material commitments for capital expenditures or other long-term obligations, we anticipate that we will substantially increase our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel, including the implementation of additional co-location facilities and various capital expenditures associated with expanding our facilities. We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses will be a material use of our cash resources. We intend to spend over $25.0 million in 2000 on advertising and promotional programs and over $10.0 million on capital expenditures in 2000, and we believe that the net proceeds from this offering, together with our existing cash and cash from operations will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. We currently have no plans to conduct an additional equity offering following our initial public offering in 2000. However, we may be required to raise additional funds in 2000 if our business plans change. In addition, after 2000, to the extent we require additional funds to support our operations, acquisitions or investments or the expansion of our business, we may need to sell additional equity, issue debt or convertible securities, obtain credit facilities or obtain other sources of funding. Additional financing may not be available when needed or, if available financing may not be on terms favorable to us. If additional funds are raised through the issuance of equity securities, our existing stockholders may experience significant dilution.

    Additionally, if we are unsuccessful in completing our offering, we believe that by reducing the anticipated marketing expenses, capital expenditures and headcount, we will have sufficient cash to fund operations for the next 12 months. By reducing these planned areas of spending, however, we will significantly limit our ability to grow.



Recent Accounting Pronouncements


     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As we have expensed these costs historically, the adoption of this standard did not have a significant impact on our results of operations or financial position.


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. We do not expect the adoption of this statement to have a significant impact on our results of operations or financial position.

     In December 1999, the staff of the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The additional guidance provided by SAB 101 had no effect on our financial statements.

                                   BUSINESS

Overview


     We are a provider of Internet domain name registration services worldwide. Domain names serve as part of the infrastructure for Internet communications and registering a domain name is one of the first steps for individuals and businesses seeking to establish an online identity. We believe that we offer a quick and user-friendly registration process and responsive and reliable customer support. We also offer a suite of value-added products and services targeted to assist our customers in developing and maintaining their online identities, including:





         Products and Services              Products and Services
             Provided by Us                   Provided by Others

  o domain name forwarding                o email
  o real-time domain name management,     o web hosting
                                          o website-creation tools



Our goal is to become a one-stop resource through which our customers establish, maintain and enhance their presence on the Internet.

     We offer our products and services directly through our www.register.com website and through our Corporate Services department, and indirectly through our network of co-brand and private label websites, which include ISPs, web-hosting companies and other companies whose websites may appeal to our target customers. These distribution channels enable us to reach a broad range of potential customers with products and services targeted to their needs and to increase our exposure across the market. We seek to enter into business alliances, which are important sources for new customer opportunities, brand building, revenue growth and increased product and service offerings. We derive our revenues from domain name registration fees, online products and services and advertising. Our net revenues for the three months ended December 31, 1999, were approximately $5.2 million, representing a 137% increase over the three months ended September 30, 1999.

     We have been an active participant in the domain name registration industry since February 1998. In June 1999, we became the first competitive registrar to register domain names in the .com, .net and .org domains directly on behalf of customers. For the three months ended December 31, 1999, we registered approximately 308,000 new domain names in the .com, .net and .org domains, representing an increase of 94% from the approximately, 159,000 domain names we registered in the same domains for the three months ended September 30, 1999. During December 1999, we registered approximately 144,000 domain names in the .com, .net and .org domains, representing a 252% increase over the approximately 41,000 domain names we registered during July 1999, our first full calendar month of operating as a registrar for these domains. We estimate, based on our internal calculations, that growth in global domain name registrations in all top level domains will accelerate over the next few years from approximately 11 million domain names registered through September 30, 1999, to approximately 140 million domain names registered through the end of 2003.


Industry Background and Market Opportunity

     The Internet and Electronic Commerce

     The Internet has emerged as a significant global communications medium, enabling businesses and individuals to conduct business and communicate electronically. According to International Data Corporation, a technology and Internet research consulting company commonly known as IDC, the number of Internet users worldwide will grow from an estimated 142.2 million in 1998 to approximately 502.4 million by the end of 2003. IDC also expects the number of web pages to grow from 0.9 billion in 1998 to 13.1 billion by 2003. We believe that any growth in the number of Internet users and web pages will result in a corresponding growth in the demand for domain name registration services. In addition, IDC estimates that worldwide electronic commerce will grow from $50.0 billion in 1998 to $1.3 trillion in 2003. We believe that this rapid growth of electronic commerce will contribute to the growth in demand for domain name registration services as businesses around the world establish an Internet presence in order to remain competitive.


     There is also a growing demand for products and services that enable individuals and companies to establish and maintain their Internet presence. IDC forecasts that the market for Internet and electronic commerce services worldwide will grow from $7.4 billion in 1998 to $43.7 billion in 2002. Businesses and individuals in the early stages of establishing their Internet identities are seeking products and services such as website creation and development tools, interactive capabilities, electronic commerce capabilities, web hosting, website content and infrastructure. We believe that many of the businesses and individuals registering domain names would appreciate the convenience of being able to purchase these products and services through a single source.


     The Internet is evolving into an important medium for advertisers due to its interactive nature, global reach, rapidly growing audience and the significant increase in electronic commerce. IDC estimates that spending on Internet advertising will grow from $3.4 billion in 1999 to approximately $10.8 billion in 2003.


     Domain Name Registration System

     The domain name system is organized according to industry custom by levels, so that, for example, in the domain name mybrand.com, .com is the top level domain and mybrand is the second level domain. Top level domains are classified as either generic or country code. The most common generic top level domains are .com, .net and .org.


     There are over 250 different country code top level domains, such as .co.uk and org.uk for the United Kingdom and .md for Moldova representing over
190 countries. Each registry for country code domain names is responsible for maintaining and operating its own database of registered domain names. Some country code domains are unrestricted and allow anyone, from anywhere, to register their domain names on a first-come, first-served basis. Currently, 75 countries follow this unrestricted practice. Others require that prospective registrants have a local presence in the country to be able to register for domain names in that country. While there have been movements directed at creating uniform domain name registration rules and registrar administration guidelines, to date there is no international uniformity.


     From January 1993 until April 1999, Network Solutions was the sole entity authorized by the U.S. government to act as registrar and registry for domain names in the .com, .net and .org top level domains. Network Solutions continues to act as sole registry, maintaining the files in the Shared Registration System for the .com, .net and .org domains and the directory databases listing these domain names and their numerical addresses.


     In October 1998, the Department of Commerce called for the formation of a non-profit corporation to oversee the management of the .com, .net and .org domains and in November 1998, ICANN was recognized as this non-profit corporation. In April 1999, as a preliminary step to introducing competition into the domain name registration system for .com, .net and .org domains, ICANN selected five registrars to participate in a testbed to evaluate whether the Shared Registration System could accommodate multiple registrars. On June 2, 1999, we were the first of these five competitive registrars to launch our registration services. On November 30, 1999, the testbed was completed, and all registrars meeting ICANN's standards for accreditation were permitted to register domain names in the .com, .net and .org domains. As of February 24, 2000, there were 91 ICANN-accredited registrars, including Network Solutions.

Of these, only 27 are connected to the Shared Registration System, and the remaining accredited registrars are still in the development phase with respect to offering registration services. An additional 18 companies have qualified for accreditation but have yet to sign the agreements required by ICANN and Network Solutions.


     For a detailed discussion of the regulatory background of the domain name registration system, see "Administration of the Internet; Government Regulation and Legal Uncertainties."

     Domain Name Registration Market

     As a result of the growth of the Internet and the introduction of competition in the domain name registration industry, we believe there is great potential for growth in the market for domain name registrations. We estimate, based on our internal calculations, that growth in global domain name registrations in all top level domains will accelerate over the next few years from approximately 11 million domain names registered through September 30, 1999 to approximately 140 million domain names through the end of 2003.


     Although there has been a market for domain name registrations for over six years, a substantial percentage of the growth in domain name registrations has occurred more recently. The following industry statistics related to domain name registrations are based on information contained in press releases issued by Network Solutions. Approximately 90% of all generic top level domains domain names were registered in the 18 months ended December 31, 1999 and over 80% were registered in the 12 months ended December 31, 1999. During the 12 months ended December 31, 1999, a total of approximately 7.4 million new domain names in the .com, .net and .org domains were registered, an increase of 290% over approximately 1.9 million new domain names registered in all of 1998. We believe that the market for domain name registrations will continue to grow and that this growth will be driven primarily by:


     Individuals. As more people begin to use the Internet and as online activities become a greater part of family communications and identities, they will want to establish their own unique presence on the Internet.

     Corporations. As a result of the significant growth in electronic commerce, as well as the increasing focus on the global promotion and protection of their corporate identities, corporations will continue to be significant users of domain name registration services.

     Small offices and home offices. As small offices and home offices increasingly move their businesses online, demand for domain name registration and related online products and services will increase.

     Further, we believe that businesses will use domain names for a number of distinct purposes, including:

     Products and services. Registering products and services as domain names and establishing web identities related to particular products and services, which are key components of a global promotional, marketing and brand protection strategy.

     One-time events. One-time events, such as sporting events and elections, which represent additional domain name registration opportunities as sponsors increasingly turn to the Internet to differentiate and promote their events.


The Register.com Solution

     We offer products and services that assist individuals and businesses in establishing, maintaining and enhancing their Internet presence. We believe that our industry experience and our emphasis on, and ability to respond to, the needs of our customers have positioned us to capitalize on the growing market for domain name registration and related products and services. Our competitive advantages include:

     Substantial Industry Experience. We have been active in the domain name registration industry since February 1998, when we began offering domain names to customers throughout the world. We were one of five registrars selected by ICANN to participate in the testbed process and, in June 1999, were the first of these registrars to register domain names in the .com, .net and .org domains directly on behalf of customers. Our experience in providing a consumer interface for registrations prior to June 1999, our participation in the testbed and our involvement with the development of ICANN's policies contribute to our substantial operational experience in, and knowledge of, the domain name registration industry.

     Customer Service Focus. Our customer support group seeks to provide dependable and timely resolution of customer inquiries, 24 hours per day, seven days per week. We manage and respond to customer inquiries through our internally developed Internet-based customer care tracking system. We have teams of customer service representatives who specialize in key aspects of our business, and who are informed about our products, services and technology through our ongoing training.

     Value-Added Products and Services. We have assembled a suite of targeted products and services to assist our customers with their online identities. In addition to our quick and easy-to-use domain name registration services, we offer a range of value-added products and services that we provide or that are provided by third parties, including advertisers. These products and services include real-time domain management, web hosting, comprehensive email services, domain name forwarding, trademark protection services, multi-year registration and one-step registration for current users. We also offer services to participants in our network of co-brand and private label websites to enable them to manage their customers' domain names.


     Broad and Efficient Distribution Channels. We believe that our direct and indirect distribution channels enable us to reach a broad range of potential customers with products and services targeted to their needs and to increase our exposure across the market. We sell our services directly through our www. register.com website and dedicated Corporate Services account managers. We also offer domain name registration services indirectly through our network of co-brand and private label websites. This network currently consists of over 290 participants. We serve as the exclusive registrar for a substantial majority of these participants.


     Scalable, Reliable and Secure Technological Platform. We designed and developed our technological infrastructure with a view toward ensuring the scalability, reliability and security essential to support the growth expected in the domain name registration industry. Our selection by ICANN as a testbed registrar was based in part on our technological plans.


The Register.com Strategy


     Our objectives are to continue to increase our share of domain name registrations, to differentiate our service and to develop a long-term relationship with our customers by helping them to establish, maintain and enhance their online presence. Our key strategies for achieving these objectives include:



     Introducing New Products and Services. We will continue to introduce new products and services, including website applications that enable electronic commerce and other business services, in order to empower our customers as they develop their online presence. As part of this strategy, we will continue to enter into new business alliances, develop new applications and website features and invest in our technologies. We believe that these enhancements will increase traffic to our website and strengthen customer loyalty, as well as position us as a preferred registrar for ISPs, web-hosting companies and other companies whose websites may appeal to our target customers.

     Enhancing Brand Awareness. We will continue to build our brand awareness and reputation in order to drive additional traffic to our website and attract new strategic alliances, acquisition candidates, advertisers and talented employees. We are promoting our brand through a marketing campaign, including print and radio advertisements, increasing our distribution channels and adding and improving our products and services. We also promote our brand through speaking engagements, interviews and industry conferences.


     Extending Distribution Channels. We will continue to extend our distribution channels in order to further broaden our potential customer base. We are focusing on expanding the participants in our co-brand and private label network and, in particular, to include companies that have significant subscriber or user bases.


     Expanding Corporate Services Department. We will expand our Corporate Services department by offering new products and services and by increasing our targeted marketing to our potential customers. Our dedicated Corporate Services account managers focus on servicing large corporate customers with offerings such as multiple domain name registrations, multiple registration and registrar transfers and international brand protection. We expect to expand our current products and services to offer international trademark infringement notification and account consolidation and billing.


     Pursuing Strategic Acquisitions and Investments. We intend to selectively pursue acquisitions of, and strategic investments in, companies, including other domain name registrars and developers of web-based applications and services. We will target companies that offer complementary products, services and technologies that can expand our business. For example, we recently made a strategic investment of approximately 10% of the equity of GreatDomains.com Inc., which provides a secondary market for companies and individuals to buy and sell domain names, as well as brokerage and escrow services for these names.



     Offering Names in Additional Top Level Domains. We intend to continue to offer our customers the ability to register domains in additional country codes to meet their global needs. We also intend to register names in new generic top level domains, such as .web, .firm and .store, if and when such domains become available and we are authorized to do so by ICANN.


     Expanding Internationally. We are expanding our relationships with foreign ISPs and other foreign companies in order to offer our products and services to the growing international Internet market. We also intend to pursue alliances to create local language websites to provide domain name registration and value-added products and services to non-English speaking people.


Products and Services



     Registration Services. Our core expertise is providing domain name registration services. We register domain names in the .com, .net and .org domains and are able to register domain names in over 140 country code domains, of which 26 may currently be registered through our www.register.com website. As of January 15, 2000 we have supplemented our registration period offerings to include one-, five- and ten-year registration periods for both the initial and renewal domain name registration in the .com, .net and .org domains. For our .com, .net and .org domain names, we currently charge $35 for a one-year registration, $70 for a two-year registration, $159 for a five-year registration and $299 for a ten-year registration. For our country code domain names, we currently charge approximately $40 to $299 for one- or two-year registrations. We intend to charge the same rates for renewals as we do for corresponding initial registration periods. We provide the following basic products and services, for no additional fee, together with our registration services:

   o FirstStepSite. Since February 9, 2000, we have provided new and existing customers who have registered domain names through us the ability to create a three-page website and post it on the Internet. Customers can select from a multitude of layouts, themes and colors and also upload images to customize their FirstStepSites.


   o FutureSite. For customers who do not take advantage of FirstStepSite, we provide a presence on the Internet immediately following registration until they launch their own website. Entering a customer's new domain name will bring up a webpage stating: "Coming Soon! We recently registered our domain name at register.com."



   o Domain Manager. This quick and easy-to-use service enables our customers to view and modify important domain name information online, on a real-time basis, including their email address, the location of the server that hosts their website and all billing information.


   o One-Step Registration. We provide our existing users the ability to register additional domain names through a one-step registration process using Domain Manager.


     Corporate Services. Through our Corporate Services department, we offer:


   o Multiple Domain Registrations. We register large numbers of domain names, typically greater than 30 per customer.



   o International Brand Protection. We are able to register domain names in over 140 country code domains, thereby assisting customers in protecting their brands.



   o Multiple Registration and Registrar Transfers. We facilitate the processing of domain name transfers between registrants. If we were not originally the registrar for a customer's domain names, we will facilitate our designation as the registrar for those domain names.


     Online Products and Services. We offer value-added products and services, some of which we provide and some of which are provided by third parties including advertisers. These products and services include:


   o Email. We resell comprehensive email services to our customers. These email services enable our customers to use their unique domain names to create branded email addresses, such as myname@mybrand.com.


   o SiteLink URL Forwarding. We have developed a domain name forwarding system that allows customers to forward traffic from their domain names to other web addresses.


   o Web Hosting. We offer web hosting to our customers primarily through Concentric Network Corporation and advertisers.

In addition, we pursue advertisers for our website to offer additional products and services that are complementary to our own offerings and appeal to our customers. These include:

     o trademark services;

     o incorporation services;

     o web hosting;

     o online marketing;

     o computer hardware and equipment; and

     o virtual intranet applications for the small office and home office market.

Customer Service


     We believe that our ability to establish and maintain long-term relationships with our customers depends, in part, on the strength of our customer support operations and staff. Furthermore, we value frequent communication with and feedback from our customers in order to continually improve the quality of care provided by our customer service representatives. Our customer service representatives handle general inquiries, investigate the status of orders and payments and answer technical questions about the Internet and domain name management.


     Our technology team developed our Internet-based customer service inquiry tracking system, which we use to respond to substantially all customer service inquiries. This system enables our customer service representatives to access customer account information efficiently, including all past requests and our responses. Additionally, based on information provided by our customers at the time of their inquiry, our system automatically routes the inquiry to the appropriate team of customer service representatives. This system also allows our management to monitor the efficiency and effectiveness of our representatives. We solicit feedback from our customers by emailing quality-of-service surveys to them after we have resolved their inquiries. We analyze the survey results on a quantitative and qualitative basis. These responses provide us with real-time feedback on the quality of our customer service.


Distribution



     We believe that our direct and indirect distribution channels enable us to reach a broad range of potential customers with products and services targeted to their needs and to increase our exposure across the market. We believe that we provide our customers quick, easy-to-use, value-added and flexible solutions across both of our distribution channels. In 1999, our direct distribution channels accounted for approximately 90% of our revenue and our indirect distribution channels accounted for approximately 10% of our revenue.



     Direct. We provide our products and services directly to our customers through our www.register.com website. We also offer services to corporate customers through our Corporate Services department.


   o Website. Through our www.register.com website, customers may register a domain name in six quick, easy-to-follow steps and access the value-added products and services we offer to establish, maintain and enhance their Internet presence. Through our affiliate program, we pay a commission for customer referrals that result in domain name registrations to encourage others to provide links to our website.



   o Corporate Services. We launched this service to meet the needs of our corporate customers. Many companies currently rely on internal brand managers and attorneys to register domain names related to their trademarks and brand names. We believe that we can provide these services more efficiently through our dedicated team of account managers.


     Indirect. We offer our products and services indirectly through our network of co-brand and private label websites, which include ISPs, web-hosting companies and other companies whose websites may appeal to our target customers. In addition, we provide ISP Manager, a real-time domain management tool that allows these companies to control aspects of the domain name for their customers directly and to monitor their customers' domain name registration activity. We currently have over 290 participants in our network of co-brand and private label websites of which approximately 11 are private label and the remaining are co-brand participants. Because our first private label websites went live only recently, through December 31, 1999, over 95% of our revenues derived from our indirect network have come from co-brand participants.

   o Co-brand. We provide our network participants with the opportunity to earn incremental revenue with minimal cost or effort on their part by providing them a co-branded website through which they can offer our services. In less than one day, we can construct and deliver a customized, co-branded website that offers the same quick, easy-to-use, six-step registration process available on our website. Typically, a co-branded website is accessed through the participant's home page and provides one or more links back to its website to facilitate the sale of additional products and services. Our "register.com" logo usually appears side by side with our co-brand participant's logo, providing us with additional brand visibility. We also typically manage all of the domain name support services, including notification, billing, collections and customer service. Co-brand participants typically enter into one-to-three year contracts with renewal options and receive commissions depending upon the volume of registrations and the nature of the relationship. A substantial majority of these contracts provide for us to act as exclusive domain name registrar for the co-brand participant.


   o Private Label. We offer companies that we expect will provide a large volume of registrations the opportunity to interface directly with our domain name registration system through which they can offer our services. This distribution channel allows an end-user to register a domain name and purchase other products and services on a webpage that maintains the look and feel of the website of our private label participant. Private label websites may also include the language "powered by register.com." We also offer our private label participants a range of billing, notification and customer support options.

     International. Our direct and indirect distribution channels are accessible through Internet access worldwide. We currently offer our customers the ability to register domain names in over 140 country code domains and have over ten co-brand network participants with principal places of business outside the United States.



Marketing


     Our marketing efforts focus on attracting customers by emphasizing our simplified registration process and customer service. We use a combination of Internet, print and radio advertisements. We believe this combination of online and offline advertising is particularly effective in targeting individuals and small- to medium-sized businesses.

     From September through December 1999, we sponsored two telephone surveys of males aged 25-49 to measure brand awareness in the domain name registration services industry. The surveys were conducted by Data Development Corporation, a marketing research firm specializing in customized research. The results of the surveys indicated that, while there is no dominant brand in the domain registration industry, through aided and unaided prompting approximately 20% of people surveyed recognized our brand prior to our launching any significant advertising campaign.


Business Alliances



     We seek to enter into business alliances to expand our business. These alliances are important sources for new customer opportunities, brand building, revenue growth and increasing our product and service offerings.



Advertising Sales


     We believe that our growing user base provides advertisers and merchants with an attractive platform from which to reach their target audience. During the three-month period ended December 31, 1999, our advertising revenues increased by 131% over the prior three-month period ended September 30, 1999. Because we attract visitors to our website with the products and services we offer, as compared to other sites that attract visitors with their content, we believe these visitors are more likely to purchase goods or services through our website. In addition, we sell advertising space on FutureSite pages.


Technology

     Our technology infrastructure is built and maintained for reliability, scalability, flexibility and security and is administered by our skilled technical staff.

     Facilities. Our online systems are located at Exodus Communications' hosting facility in Jersey City, New Jersey and Globix Corporation's hosting facility in New York, New York. We are currently adding network capacity to our systems located at the Globix facility to make our systems geographically redundant. We believe each facility has ample power redundancy, fire suppression, peering to other ISPs, bandwidth and backbone redundancy to support the current and anticipated growth of our business.

     Reliability. Our technology platform uses technologies to maximize reliability. All hardware components are redundant through highly available systems. We provide software and data reliability through a variety of processes and quality-assurance procedures. Our standard procedures include daily database backups, offsite storage of critical information and incremental backups of ongoing database modifications. Additional reliability is provided by our fault-tolerant and redundant platform architecture, which utilizes clustering technology that is designed to ensure uninterrupted service.

     Scalability and Flexibility. We designed our systems to handle a large volume of domain name registrations, general website traffic and domain name server queries in an efficient, scalable and fault-tolerant manner. Our application servers are clustered and use a shared file system which allows us to add additional capacity. Our system is designed to scale easily and to support rapid growth without the need to redesign the network.

     Security. Our technology incorporates a variety of security techniques to protect domain name registration data, including limiting access to users that are authenticated through a Virtual Private Network (VPN) and encrypting user passwords at the time of account creation. We have initiated processes to maintain internal server passwords as well as to ensure limited accessibility to critical components on the network. Our network is protected by a suite of industry-leading hardware/software security solutions.

     Ongoing Improvements. We are in the process of implementing new load balancing and security protocols to help protect our network and further improve scalability. We expect to add network operation centers in other locations, which will help add redundancy and intelligent load balancing to our systems. We believe that introducing geographic redundancy will enable us to maintain systems that are less susceptible to regional Internet outages.

     Technology Staff. Our technology team is skilled in developing scalable, reliable and critical applications and solutions. Many of our technologies, including our web-based customer care tracking system, were developed in-house. Our team of engineers monitors our systems 24 hours per day, seven days per week.

     In 1997, 1998 and 1999, we spent $71,000, $277,000 and $1.8 million, respectively, on our research and development activities.


Historical Operations

     We are the successor by merger to Forman Interactive Corp. Forman Interactive commenced operations in 1994 as a developer of electronic commerce software and began offering web hosting and related products and services in 1997. Forman Interactive's principal software product was Internet Creator, a website management software program. We have not sold Internet Creator since October 1998 and ceased distributing it to our web-hosting customers at no cost in spring 1999. We continue to operate our web-hosting service. However, since its development is not part of our business strategy, we are not actively promoting this service. In February 1998, we began to distribute domain names, in most cases without charge and in a few cases on commission basis when we distributed domain names for international registrars and registries. In April 1999, we commenced offering registration services for country code domains and in June 1999, we began offering registrations in the .com, .net and .org domains.


Administration of the Internet; Government Regulation and Legal Uncertainties


     The Internet domain name registration system is composed of two principal functions: registry and registrar. The registry maintains the database that contains the domain names registered in the top level domains and their corresponding Internet protocol addresses. The registrar acts as an intermediary between the registry and individuals and businesses, referred to as registrants, seeking to register domain names.


     Under a 1993 cooperative agreement with the U.S. Department of Commerce, Network Solutions was authorized to act as the sole registry and sole registrar for domain names in the .com, .net and .org, top level domains. On July 1, 1997, President Clinton approved and released a report entitled A Framework for Global Electronic Commerce, in which he authorized the creation of an inter-agency working group under the leadership of the Department of Commerce to study domain name system registration and administration issues, specifically the issue of privatizing the management of the domain name system. In October 1998, in response to this report, the Department of Commerce amended the Network Solutions cooperative agreement to call for the formation of a not-for-profit corporation to oversee the management of, and create policies regarding, domain names in the .com, .net and .org top level domains. The Department of Commerce also proposed that additional registrars be authorized to register domain names in these domains based upon the idea that competitive registrars would benefit consumers and businesses. ICANN was recognized as this not-for-profit corporation by the Department of Commerce in November 1998.


     ICANN's authority is based upon voluntary compliance with its consensus policies. While these policies do not constitute law in the United States or elsewhere, they are expected to have a significant influence on the future of the domain name registration system.



     In April 1999, ICANN selected five testbed companies to act as registrars to register domain names in the .com, .net and .org domains and compete with Network Solutions. These five entities were Register.com, America Online, Inc., France Telecom, Melbourne IT and CORE, which is a worldwide consortium of registrars. Each registrar was required to execute a one-year accreditation agreement with ICANN. Register.com was the first of the testbed companies to begin directly registering domain names. The testbed registrars were the first registrars provided with access to the Shared Registration System, which allowed them to interface directly with Network Solutions' registry. The testbed period ended on November 30, 1999. As of February 26, 2000, 91 companies were accredited by ICANN to act as registrars.



     On November 10, 1999, ICANN, Network Solutions and the Department of Commerce executed a set of agreements that were intended to amend the 1993 cooperative agreement and make Network Solutions an ICANN-accredited registrar. These agreements also provided for Network Solutions to act as the registry until November 30, 2003. If Network Solutions separates its registry and registrar operations by May 9, 2001 and sells the registry assets to a third party, the term of the agreement for the purchaser of the registry operations will be extended for an additional four years until November 30, 2007. These agreements provide that:

     o Network Solutions is prohibited until approximately October 2000 from entering into exclusive agreements with any third-party partners, including web-hosting companies and ISPs. This provision is intended to provide us and other competitive registrars with the ability to enter into agreements with these third parties;

     o the annual fee that a registrar must pay to the registry for each domain name registered in a generic top level domain is $6 per year during the term of the agreement;

     o the registry for the .com, .net and .org domain names will no longer limit registrations to an initial period of two years. Since January 15, 2000, the registry has accepted domain name registrations in the .com, .net and .org domains for periods from one to ten years; and

     o the InterNIC website www.internic.net, formerly controlled by Network Solutions, will be turned over to ICANN on May 31, 2000. This website links to a directory of domain names in the Network Solutions registry, and now contains information regarding the introduction of competitive registrars and includes the names of the operational, ICANN-accredited registrars.

     On December 1, 1999, ICANN's first substantive policy, the Uniform Dispute Resolution Policy, became effective. This dispute resolution policy was created to address the problem of cybersquatting, or registering the trademark of another as a domain name with the intent to wrongfully profit from the goodwill in that name created by the trademark holder. ICANN intends to create additional policies governing the domain name registration system, and we will be affected by any of these policies. We played a leading role in the drafting and implementation of the Uniform Dispute Resolution Policy, and we intend to continue to play an active role in the development of ICANN policies.

     We anticipate that new top level domains, such as .firm, .web and .store, will eventually be authorized by ICANN for introduction into the domain name registration system. The timing of the introduction of these new top level domains depends on a number of factors, including reaching a consensus among the international Internet community on what the domains will be, and what type of registry will be established to serve as the repository for such domains. If and when these domains become available, we intend to petition ICANN for authorization to act as a registrar for these domains.

     There have been ongoing legislative developments and judicial decisions with respect to trademark infringement claims, unfair competition claims, and dispute resolution policies relating to the registration of domain names. To help protect ourselves from liability in the face of these ongoing legal developments, we have taken the following precautions:

     o in our standard registration agreement, we require that each registrant indemnify, defend and hold us harmless for any dispute arising from the registration or use of a domain name registered in that person's name; and

     o on December 1, 1999, we implemented the Uniform Domain Name Dispute Resolution Policy as approved by ICANN.

Despite these precautions, we cannot assure you that our indemnity and dispute resolution policies will be sufficient to protect us against claims asserted by various third parties, including claims of trademark infringement and unfair competition.


     New laws or regulations regarding domain names and domain name registrars may be adopted at any time. Our responses to uncertainty in the industry or new regulations could increase our costs or prevent us from delivering our services over the Internet, which could delay growth in demand for our services and limit the growth of our revenues. New and existing laws may cover issues such as:


     o pricing controls;

     o the creation of additional generic top level domains and country code domains;


     o consumer protection;


     o cross-border domain name registration;


     o trademark, copyright and patent infringement;


     o domain name dispute resolution; and


     o other claims based on the nature of content of domain names and domain name registration.


     In November 1999, the Anticybersquatting Consumer Protection Act was enacted by the United States government. This law seeks to curtail a practice commonly known in the domain name registration industry as "cybersquatting." A cybersquatter is generally defined in the Act as one who registers a domain name that is identical or similar to another party's trademark, or the name of another living person, in each case with the bad faith intent to profit from use of the domain name. The law states that registrars may not be held liable for registration or maintenance of a domain name for another person absent a showing of the registrar's bad faith intent to profit from the use of the domain name. Registrars may be held liable, however, if they do not comply promptly with procedural provisions of the law. For example, if there is a litigation involving a domain name, the registrar is required to deposit a certificate representing the domain name registration with the court. To date, there is no precedent to specify under what circumstances we may suffer liability under this law. If we are held liable under this law, any liability could have a material adverse effect on our business financial condition and results of operations.


Competition


     We believe that our industry experience, product and service offerings, customer service focus, quick and easy to use registration process and broad and efficient distribution policies enable us to compete favorably in providing domain name registration services and ancillary products and services and in attracting advertisers. However, our competitors may have greater name recognition, longer operational histories and greater financial, technical and managerial resources and may undertake extensive marketing campaigns for their brands and services, adopt aggressive pricing policies and make more attractive offers to potential distribution partners, advertisers and customers.



     Competition in the Domain Name Registration Industry. As of February 26, 2000, Network Solutions and 27 other registrars, not including us, were registering domain names in the .com, .net and .org domains. An additional 62 registrars have been accredited by ICANN but are not yet registering domain names, and 18 registrars have qualified to register domain names in these domains but have not yet signed the agreements required for registering domain names in these domains. Our principal competitor in the market for domain name registration services is Network Solutions. The barriers for other competitors seeking to enter the market as domain name registrars include developing the requisite technological infrastructure and meeting ICANN's accreditation requirements. In addition to other registrars, we face competition from companies who align themselves with accredited registrars to offer domain name registration services, including ISPs, web-hosting companies, telecommunications firms and Internet professional service firms.



     Competition with respect to our online products and services. A key component of our business strategy is to offer value-added products and services that encourage customers to use our website for the development and maintenance of their online presence. The markets for our products and services are highly competitive. Other registrars may develop or enter into strategic relationships to offer products and services similar to those that we now provide, including our email, domain-forwarding and website-hosting features. In addition to competing with other registrars, we also compete with many other providers of these products and services, including application service providers and Internet professional services firms.

     Competition for Advertisers. We compete for Internet advertising and sponsorship revenues with other domain name registrars, content-based websites, ISPs, Internet content providers, large web-based publishers, Internet search engines and portal companies and various other companies that facilitate Internet advertising. We also compete with traditional offline media for a share of advertisers' total advertising budgets.


Intellectual Property and Proprietary Rights

     We believe that we are well positioned in the domain name registration and shared Internet web-hosting markets in part due to our highly recognized brand, register.com. We regard our trademarks, copyrights, trade secrets and other intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, third parties could obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States. Our trademark registration applications are pending for "The First Step on the Web" and "SiteAmerica." All other trademarks and service marks used in this prospectus are the property of their respective owners.

     We have received initial rejections from the U.S. Patent and Trademark Office on our trademark applications for "register" and "register.com" based on descriptiveness. In due course we will be preparing a response arguing that these brands have become widely known through extensive use in commerce and are valid trademarks. While we will be taking all reasonable measures to secure trademark registrations for the "register" and "register.com" marks, we cannot assure you that we will be able to obtain these registrations.

     Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are or will be made available. We also expect to license proprietary rights such as trademarks or copyrighted material to strategic partners in the course of planned national and international expansion. While we will attempt to ensure in our agreements that licensees will maintain the quality of our service, we cannot assure you that they will not take actions that might diminish the value of our proprietary rights or reputation and that could thereby materially harm our business.

     We also rely on certain technologies that we license from other parties. For instance, Network Solutions has licensed us the right to use key software products and database technology. We cannot assure you that these third-party technology licenses will not infringe on the proprietary rights of others or will continue to be available to us on commercially reasonable terms, if at all. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could materially harm our business.

     To date, we have not been notified that our technologies infringe the proprietary rights of any third parties. There can be no assurance that others will not claim that we have infringed their proprietary rights with respect to past, current or future technologies. We expect that the number of infringement claims in our market will increase as the number of services and competitors in our industry grows. Any of those claims, whether meritorious or not, could be time consuming, result in costly litigation, or require us to enter into royalty or licensing agreements. Royalty or licensing agreements might not be available on terms we find acceptable or at all. As a result, any such claim could materially harm our business.

Employees


     As of February 28, 2000, we had approximately 150 full-time employees. None of our employees are represented by a labor union or are subject to collective-bargaining agreements. We believe that we maintain good relationships with our employees.



Facilities


     We currently lease approximately 20,000 square feet of space in one location in New York, New York under a ten-year contract that expires in 2009. We also sublease 2,700 square feet in our current location on a month-to-month basis. We believe that our current space will meet our needs for approximately one year.



Legal Proceedings

     We are not party to any material legal proceedings and are not aware of any pending or threatened litigation that would materially and adversely affect our business.

                                  MANAGEMENT


Our executive officers and directors

     The following table sets forth our executive officers and directors, their ages and the positions they hold:



Name                                Age               Position
----                               -----              --------
Richard D. Forman (1) ...........   35    President, Chief Executive Officer
                                          and Chairman of the Board of Directors
Alan G. Breitman ................   30    Vice President of Finance and
                                          Accounting; Treasurer
Robert D. Gardos ................   27    Vice President of Technology
Sascha A. Mornell ...............   31    Vice President of Marketing
Jack S. Levy ....................   30    General Counsel and Secretary
Lauren M. Gaviser ...............   29    Director of Strategic Initiatives
Gerhard Karba ...................   43    Director of Development
Niles H. Cohen (1)(2) ...........   39    Director
Peter A. Forman .................   38    Director
Mark S. Hoffman (1)(2) ..........   38    Director
Samantha McCuen (2) .............   31    Director
Reginald Van Lee ................   41    Director

-------------
(1) Member of compensation committee.
(2) Member of audit committee.


     Richard D. Forman has been our Chief Executive Officer since March 1996 and our President since March 1998. He has served as one of our Directors since our inception and as Chairman of the Board since May 1999. Since 1994, Mr. Forman has also been the President of Lease On Line, Inc., a real estate brokerage and management firm. In addition, Mr. Forman has managed real estate in the New York City area since August 1992. Mr. Forman was formerly a consultant with Booz Allen & Hamilton, Inc. in its New York City and Sydney, Australia offices. Mr. Forman is the brother of Peter A. Forman, one of our directors and co-founders. In 1987, Mr. Forman graduated from the University of Pennsylvania's Management and Technology Program, and received his B.S. in Economics from the Wharton School of Business and B.S. in Electrical Engineering from the Moore School of Electrical Engineering. In 1992, Mr. Forman received his M.S. in Real Estate from New York University.


     Alan G. Breitman has served as our Vice President of Finance and Accounting since November 1998 and was appointed our Treasurer in December 1998. From December 1998 until October 1999, Mr. Breitman served as our Secretary. From September 1998 through October 1998, Mr. Breitman served as the Chief Financial Officer of Metro Lights Advertising, a domestic outdoor advertising company. From August 1997 through August 1998, Mr. Breitman was the Manager of Financial Planning and Analysis at Allaire Corporation, a developer of Internet development tools. From May 1997 to July 1997, Mr. Breitman was the Manager of Financial Planning and Analysis for Datamedic, a developer of integrated point of care computerized patient record and practice management solutions. From May 1996 to May 1997, Mr. Breitman worked as both the accounting manager and financial analyst for Visibility, Inc., a developer of manufacturing accounting systems. From 1995 to 1996, Mr. Breitman was the Manager of Internal Financial Reporting for Xtra Corp. From 1992 to 1995, Mr. Breitman was an auditor at Coopers & Lybrand, where he worked primarily with high technology and financial services companies. Mr. Breitman received his B.S. in Business from Skidmore College in 1992.


     Robert D. Gardos has served as our Vice President of Technology since June 1999. From June 1998 until June 1999, Mr. Gardos served as our Director of Information Systems.

From May 1997 to May 1998, Mr. Gardos was the Chief Financial Officer for Touchlink, a privately held company that he co-founded to provide public Internet kiosks. From December 1994 to April 1997, Mr. Gardos was a Senior Consultant for Ernst & Young where he managed system selection and implementation projects. From January 1994 to December 1994, Mr. Gardos was an analyst for UMS Management group, a firm specializing in utility consulting. Mr. Gardos received his B.S. in Economics from the Wharton School of Business, with a concentration in Finance in 1993.

     Sascha A. Mornell has served as our Vice President of Marketing since June 1999. From May 1998 until June 1999, Mr. Mornell served as our Director of Online Products and Marketing. From August 1997 to March 1998, Mr. Mornell was Manager of International Business Development and Marketing at the National Basketball Association in New York. From August 1992 to December 1995, Mr. Mornell was the New Product Development Manager for Dreyer's Brand Ice Cream in Tokyo, Japan. Mr. Mornell received his B.A. in History from the University of California at Berkeley in 1990 and received his M.B.A. from Harvard Business School in 1997.

     Jack S. Levy has served as our General Counsel and Secretary since October 1999. From September 1996 until October 1999, Mr. Levy was an associate in the corporate department of Willkie Farr & Gallagher. Mr. Levy received his B.A. in Government from Harvard College in 1992 and his J.D. from Columbia Law School in 1996.

     Lauren M. Gaviser has served as our Director of Strategic Initiatives since April 1999. From August 1996 until April 1999, Ms. Gaviser was a senior associate at Booz Allen & Hamilton, Inc., in its Communications, Media and Technology Practice in New York and from December 1992 until May 1994 was in the Sales and Marketing division of Alcatel Bell Telephone in Antwerp, Belgium. Ms. Gaviser received her B.A. in Spanish and Comparative Area Studies from Duke University in 1992 and received her M.B.A. from Columbia University in 1996.

     Gerhard Karba has served as our Director of Development since October 1999. From November 1998 until September 1999, Mr. Karba was Executive Vice President of Mik & Associates Inc., a custom software and systems integration company. From December 1997 until October 1998, Mr. Karba was President of Ambras Technologies, Inc., a software company that was acquired by Mik & Associates. From 1993 to November 1997, Mr. Karba served as the President of Paradigm Software Technologies, an enterprise software company specializing in high-end project tracking and billing systems. Mr. Karba received his Executive M.B.A. degree from Pace University in 1992, and his B.B.A. from Pace University in 1986.

     Niles H. Cohen has served as one of our Directors since November 1995. Since 1994, Mr. Cohen has been the Managing Member of Capital Express, LLC, a New Jersey-based venture capital firm that he founded. Mr. Cohen is a member of the boards of directors of several privately held companies, including Awards.com, Inc., 1-800 BIRTHDAY.com, Inc. and MoneyHunt Properties, Inc. Since December 1988, Mr. Cohen has been the President of Nihco Equities, Inc., an investment and consulting firm that he founded. Mr. Cohen received his B.S. in Economics from the Wharton School of Business in 1982.

     Peter A. Forman, our co-founder, has served as one of our Directors since our inception in 1994. Mr. Forman served as our President from our inception in 1994 until March 1998 and as Chairman of the Board from our inception in 1994 until May 1999. Since January 1998, Mr. Forman has been a Managing Member of Forman Capital Management, which specializes in early stage internet and technology companies. Since February, 1999, Mr. Forman has served as President of WellSet, a consumer and commercial products manufacturing, marketing, and distribution company. From August 1983 until February 1999, Mr. Forman served as the Chief Executive Officer of Ben Forman & Sons, Inc., a wholesale consumer products manufacturer. Mr. Forman is the brother of the Company's President and Chief Executive Officer, Richard D. Forman. Mr. Forman received his B.S. in Economics from the Wharton School of Business in 1983.

     Mark S. Hoffman has served as one of our Directors since March 1999. Since October 1994, he has been a Member of Palisade Capital Management, LLC, the investment manager of Palisade Private Partnership, L.P. Mr. Hoffman is a director of several privately held companies, including C3i, Inc., Show Digital, Inc., Berdy Medical Systems, Inc. and comstar.net, inc. Mr. Hoffman received his B.S. in Economics from the Wharton School of Business in 1983.

     Samantha McCuen has served as one of our Directors since June 1999. She is a Vice President of Sandler Capital Management. Ms. McCuen joined Sandler in January 1996 and is currently responsible for analyzing, structuring and managing Sandler's investments in Internet and technology companies in the public and private sectors. She has been a principal of Sandler Internet Partners, L.P. since October 1999. From 1990 to 1996, Ms. McCuen held both equity research and investment banking positions at Morgan Stanley Dean Witter where she specialized in Internet and PC software companies. Ms. McCuen received her B.A. in Economics from Lehigh University in 1990.

     Reginald Van Lee has served as one of our Directors since January 2000. Mr. Van Lee joined Booz Allen & Hamilton, Inc. in 1984 and has been a Partner there since 1993. Mr. Van Lee, who specializes in international business strategy and management of technology-driven companies in the global communications, media and technology industries, is currently the Managing Partner of Booz Allen & Hamilton's New York City office. Mr. Van Lee received his B.S. in Civil Engineering in 1979 and his M.S. in Civil Engineering in 1980 from the Massachusetts Institute of Technology. In 1984, Mr. Van Lee received his M.B.A. from Harvard Business School.

     Each of our directors was nominated and elected in accordance with our Stockholders Agreement, as amended, and will hold office until the next annual meeting of our stockholders. The Stockholders Agreement will terminate upon the consummation of this offering in accordance with its terms.

     The Stockholders Agreement provides that we maintain a seven-member board of directors and that each of the parties to the agreement vote all voting stock in favor of the following:

   o Three director nominees designated by Richard D. Forman, Peter A. Forman and Dan B. Levine, subject to their collectively owning a specified minimum percentage of our shares and rights to acquire our shares. Richard
     D. Forman, Peter A. Forman and Reggie Van Lee serve as the directors designated by this group.

   o One director nominee designated by Capital Express, LLC, subject to its owning a specified minimum percentage of our shares and rights to acquire our shares. Niles H. Cohen currently serves as the director designated by Capital Express, LLC.

   o One director nominee designated by Internet Web Builders, LLC, subject to its owning a specified minimum percentage of our shares and rights to acquire our shares. Zachary Prensky initially served as the director designated by Internet Web Builders, LLC. Internet Web Builders, LLC does not have a designee currently serving on the board.

   o One director nominee designated by Palisade Private Partnership, LP, subject to its owning a specified minimum percentage of our shares and rights to acquire our shares. Mark Hoffman currently serves as the director designated by Palisade Private Partnership, LP. Palisade Private Partnership, LP may also designate a representative to attend board of directors' meetings in a non-voting observer capacity.

   o One director nominee designated by the holders of at least 50% of the outstanding Series A Preferred Stock, for as long as the Series A Preferred Stock represents at least 6% of our outstanding common stock and rights to acquire our common stock. Samantha McCuen currently serves as the director designated by the Series A Preferred Stock.

     In January 2000, Internet Web Builders, LLC forfeited its right under the Stockholders Agreement to designate a board member. The board position is currently vacant and consistent with the Stockholders Agreement, is expected to be filled by the remaining directors in office following the consummation of our initial public offering.


Executive Officers


     Our executive officers are elected by our board of directors on an annual basis and serve until the next annual meeting of the board or until their successors have been duly elected and qualified.


Board Observers


     In connection with Internet Web Builder, LLC's forfeiture of its right to designate a board member, we granted Kenneth Greif, the managing member of Internet Web Builders, LLC, the non-transferrable right to attend meetings of the board of directors as a non-voting observer, except in limited contexts. Mr. Greif's observer rights will terminate on the earliest of:

     o 18 months after the consummation of our initial public offering;


     o the closing of a merger or acquisition in which we do not survive the transaction or our stockholders immediately prior to the transaction own less than 50% of the surviving company's voting securities;


     o the date upon which Mr. Greif no longer beneficially owns at least 5% of our outstanding securities; or


     o the date upon which Mr. Greif sends us a certified letter indicating his intention to terminate his observer rights.


     In December 1997, we borrowed an aggregate of $80,000 at an annual rate of 10% from Kenneth Greif. In connection with this transaction, we issued 11,200 shares of our common stock to Mr. Greif for no additional consideration. We repaid this loan in January 1998.


Board Committees


     Audit Committee. The audit committee reports to the board of directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The current members of the audit committee are Mark S. Hoffman, Niles H. Cohen and Samantha McCuen.


     Compensation Committee. The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The current members of the compensation committee are Richard D. Forman, Mark S. Hoffman and Niles H. Cohen. Prior to the consummation of this offering, Mr. Forman will step down from the compensation committee and will be replaced by Reginald Van Lee.


Director Compensation


     We will pay directors who are not affiliated with any stockholder who purchased shares from us prior to this offering, who we refer to as unaffiliated directors, an annual fee of $4,000. Our other directors do not receive compensation for their services as members of our board of directors. We reimburse our directors for expenses incurred in connection with their attendance at board and committee meetings. We currently do not provide additional compensation for committee participation or special assignments of the board of directors.


     Reginald Van Lee, who is an unaffiliated director, is entitled to receive options to purchase 35,000 shares of our common stock with an exercise price equal to the initial public offering price of our common stock upon his joining our board. Subject to his continuing service as a director, 50% of these options will vest on the first anniversary of his becoming a director and the remaining 50% will vest on the second anniversary. In addition, in consideration for consulting services that Mr. Van Lee will provide to us, we have granted to him options to purchase an additional 9,450 shares of our common stock, with an exercise price equal to the initial public offering price and a vesting schedule identical to the vesting schedule for his other options.

     Each future unaffiliated director, upon becoming a director, will receive a grant of options to purchase 35,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the close of business on the date of grant. Subject to the option holder's continuing service as a director, 50% of these options will vest upon the first anniversary of the individual's becoming a director and 50% will vest upon the second anniversary.


     No interlocking relationships currently exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.


Limitation on Directors' Liability and Indemnification

     Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     o any breach of their duty of loyalty to the corporation or its stockholders;

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     o any transaction from which the director derived an improper personal benefit.

In accordance with applicable law, this limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.


     Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in his or her capacity as an officer, director, employee or other agent, regardless of whether the amended and restated bylaws would permit indemnification.

     The limited liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.


Employment Agreements


     We have entered into employment agreements with each of Richard D. Forman, our President and Chief Executive Officer and Jack S. Levy, our General Counsel.


     Richard D. Forman.


     Mr. Forman's employment agreement with us became effective as of February 27, 2000 and has an initial term of 42 months, with automatic renewal for successive one-year terms unless we or Mr. Forman give notice of cancellation at least 90 days prior to the expiration of the agreement. The agreement entitles Mr. Forman to receive a base salary of $200,000 per year, discretionary annual bonuses and fringe benefits such as medical and dental coverage, short and long term disability and life insurance.


     In addition, we granted Mr. Forman stock options under our 2000 Stock Incentive Plan to purchase up to 525,000 shares of common stock, of which:


     o options to purchase 175,000 shares will have an exercise price equal to 110% of the initial public offering price;


     o options to purchase 175,000 shares will have an exercise price equal to 140% of the initial public offering price; and


     o options to purchase 175,000 shares will have an exercise price equal to 160% of the initial public offering price.


     These stock options are to vest in equal monthly amounts over a 42-month period, as long as Mr. Forman is employed by us. The options with an exercise price equal to 110% of the initial public offering price will vest first, over a 14-month period beginning on the date of the grant; the options with an exercise price equal to 140% of the initial public offering price will vest over the following 14 months; and the option with an exercise price equal to 160% of the initial public offering price will vest over the remaining 14 months of the 42-month period.


     The vesting of Mr. Forman's stock option will accelerate in full upon the termination of Mr. Forman's employ by us without cause or by him for good reason. In addition, if his employment is terminated without cause or for good reason, Mr. Forman will be entitled to a lump-sum severance payment in an amount equal to one month's base multiplied by the number of months remaining in the contract term or 12 months, whichever number is greater. He would also be entitled to medical and dental benefits for himself and his eligible dependents under COBRA for a period of 18 months following the date of termination. Mr. Forman is also entitled to an additional payment in order to compensate him for any "golden parachute" excise tax that he incurs as a result of receiving the severance payments and benefits provided for in the employment agreement.


     In addition, if Mr. Forman's employment is terminated without cause or for good reason, or due to his death or disability, he will be entitled to any earned but unpaid salary, as well as accrued but unused vacation, any unpaid bonus accrued prior to the date of termination, a pro rata bonus for the year in which the termination occurs, reimbursement for business expenses and any payments or benefits due under our policies or benefit plans. Mr. Forman may terminate his employment upon one month's written notice to us.


     Mr. Forman is prohibited under his employment agreement from using or disclosing any of our confidential information at any time in the future and has assigned to us all rights to any inventions he develops during his employment that pertain to our business or that are developed during work time or using our material or facilities. Mr. Forman is also prohibited from competing with us or soliciting any of our customers or employees during his employment and for a period of one year thereafter.


     In connection with Mr. Forman's prior employment agreement with us, he received options to purchase up to 1,750,000 shares of common stock, of which:


     o options to purchase 525,000 shares have an exercise price of $0.17 per share;


     o options to purchase 350,000 shares have an exercise price of $0.46 per share;


     o options to purchase 350,000 shares have an exercise price of $0.86 per share; and


     o options to purchase 525,000 shares have an exercise price of $1.71 per share.


     All of Mr. Forman's options under his prior employment agreement are fully vested and are exercisable at any time prior to January 4, 2003.


     Jack S. Levy.


     Mr. Levy's employment agreement with us became effective as of October 11, 1999. The agreement provides for a one-year term, at which time the term will be extended for consecutive 45-day periods, unless terminated by either party. Mr. Levy is entitled to an annual salary of at least $116,327 and received a signing bonus of $25,000. Mr. Levy is also entitled to receive a $50,000 cash bonus within 15 days of the closing of either our initial public offering or our change in control, plus a $25,000 cash bonus at the one-year anniversary of our initial public offering or the six-month anniversary of our change in control. We have also granted Mr. Levy options to purchase up to 122,500 shares of our common stock at an exercise price of $1.43 per share. These options vest beginning on January 11, 2000 in 41 monthly installments of 2,916 shares and a final monthly installment of 2,944 shares.



     We also granted Mr. Levy options to purchase 52,500 shares of our common stock. The exercise price per share for these options will equal the initial public offering price. These options vest on a monthly basis for a period of 42 months, beginning on the closing of an initial public offering. The vesting of Mr. Levy's options will accelerate upon the earlier of:


     o our change in control, in which case vesting will accelerate to the six-month anniversary of the closing of the transaction; or


     o the termination of Mr. Levy's employ by us without cause or by him for good reason following our change in control, in which case vesting will accelerate to the date of his termination.


     If Mr. Levy's employment is terminated by us without cause or by him for good reason following our change in control, the vesting of any options that would have vested through the expiration of the employment term had the termination not occurred will be accelerated to the date of the termination. This provision will apply to Mr. Levy's options to purchase 52,500 shares of common stock only if an initial public offering or change in control has occurred prior to the effective date of his termination. In addition, we would be required to pay Mr. Levy the bonuses applicable to these transactions, as well as pay his salary until the scheduled expiration of the employment agreement. If Mr. Levy's employment is terminated due to death or for good cause, or a voluntary resignation, he will not be entitled to any compensation from us in addition to the payment of any accrued base salary, bonuses and benefits.

Executive Compensation

     The following table sets forth the total compensation paid or accrued for the years ended December 31, 1999 and 1998 to our Chief Executive Officer and to each of our most highly compensated executive officers other than our Chief Executive Officer whose salary and bonus for 1999 exceeded $100,000. We refer to the Chief Executive Officer and these other officers as named executive officers.


                          Summary Compensation Table



                                                                                        Long-Term
                                                                                       Compensation
                                                             Annual Compensation          Awards
                                                           ------------------------   -------------
                                                                                        Securities
                                                                                        Underlying
Name and Principal Position                        Year     Salary($)     Bonus($)     Options (#)
-----------------------------------------------   ------   -----------   ----------   -------------
Richard D. Forman .............................   1999     $162,737       $30,000              --
Chief Executive Officer and President .........   1998      114,462        20,000       1,750,000
Alan G. Breitman (1) ..........................   1999       97,019        60,000         175,000
Vice President Finance and Treasurer ..........   1998       10,096            --              --
Sascha A. Mornell (2) .........................   1999      102,000        50,000          17,500
Vice President Marketing ......................   1998       47,500            --         210,000
Robert D. Gardos (3) ..........................   1999       88,538        50,000         105,000
Vice President Technology .....................   1998       45,923            --         105,000

(1) Alan G. Breitman started with us in November 1998.
(2) Sascha A. Mornell started with us in May 1998.
(3) Robert D. Gardos started with us in June 1998.


Option Grants in Last Fiscal Year


     The following table sets forth grants of stock options for the year ended December 31, 1999 to each of our named executive officers. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 1,063,510 shares of common stock granted under our plans.




                                              Individual Grants
                             ---------------------------------------------------
                                               % of                                       Potential Realizable
                                              Total                                         Value at Assumed
                                             Options                                        Annual Rates of
                                Number       Granted                                          Stock Price
                               of Shares        to                                            Appreciation
                                                                                              Option Term
                              Underlying    Employees     Exercise                ------------------------------------
                                Options     in Fiscal    Price Per    Expiration
Name                            Granted        Year        Share         Date         0%           5%          10%
---------------------------  ------------  -----------  -----------  -----------  ----------  -----------  -----------
Alan G. Breitman ..........    105,000          10%        0.86        2/1/2009     $67,500     $156,514     $318,514
                                70,000           7%        1.43        5/1/2009      78,800      191,246      363,761
Sascha A. Mornell .........     17,500           2%        0.86        6/1/2009      29,700       57,812      100,940
Robert D. Gardos ..........     35,000           3%        1.14        1/1/2009       2,500       29,228       70,234
                                35,000           3%        1.43        5/1/2009      20,000       64,023      131,562
                                35,000           3%        1.43        6/1/2009      39,400       95,623      181,881

Aggregated Option Exercises in the Year Ended December 31, 1999 and Year-End Option Values

     The following table sets forth information concerning the options held by each of our named executive officers at December 31, 1999. There was no public trading market for the common stock as of December 31, 1999. Accordingly, the values set forth below have been calculated on the basis of an assumed initial public offering price of $16.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.




                                     Number of Shares                Value of Unexercised
                                  Underlying Unexercised             In-the-Money Options
                                Options at Fiscal Year End          at Fiscal Year End ($)
                              -------------------------------   ------------------------------
Name                           Exercisable     Unexercisable     Exercisable     Unexercisable
---------------------------   -------------   ---------------   -------------   --------------
Richard D. Forman .........     1,750,000              --       $26,550,000             --
Alan G. Brietman ..........        39,584         135,416           591,794     $2,018,206
Sascha A. Mornell .........       109,375         118,125         1,693,750      1,826,250
Robert D. Gardos ..........        74,583         135,417         1,139,278      2,030,722

Stock Option Plans

     We adopted our stock option plans for the purpose of promoting our long-term growth and profitability by providing key persons the incentive to improve stockholder value and to contribute to our growth and success, as well as to enable us to attract and retain talented and skilled persons for positions of substantial responsibility. We have used stock options as a component of compensation for our officers and key employees.

     1997 Stock Option Plan.

     Our predecessor company, Forman Interactive Corp., adopted our 1997 Stock Option Plan in December 1997. We assumed the 1997 plan in our merger with Forman Interactive. A total of 1,750,000 shares of common stock have been authorized for issuance under the plan. As of December 31, 1999, options to purchase an aggregate of 1,726,935 shares of common stock were outstanding under the plan, and an aggregate of 23,065 shares of common stock are authorized but have not yet been granted as awards under the plan. The number and price of shares covered by outstanding stock options and the number of shares authorized under the plan will be proportionately adjusted, as determined by the board, to take into account any stock split, reverse stock split, stock dividend, combination, recapitalization or similar event.

     Our officers, employees, non-employee directors and consultants are eligible to participate in the plan. As plan administrator, our board of directors has the sole discretion to determine which eligible individuals may receive awards, the type of awards to be made and the terms and conditions of each award.

     If we merge with another company and do not survive the merger, or we sell substantially all of our common stock to another person, or enter into any similar transaction, all outstanding options must be assumed by the surviving company, unless the board determines in its sole discretion to terminate all outstanding options effective at the closing of the transaction by delivering a notice of termination to each optionholder at least 20 days prior to the closing. Each optionholder would, however, have the right to exercise the vested portion of the option during the period from the delivery of the notice until the closing.


     No options may be granted under the plan after December 2007, but options granted prior to that date may continue to be exercised until their stated terms.

     1999 Stock Option Plan.


     In April 1999, our board of directors adopted our 1999 Stock Option Plan, which was approved by our stockholders in January 2000. A total of 2,275,000 shares of common stock have been authorized for issuance under the plan, and no more than 1,750,000 shares may be issued under the plan to any one individual. As of December 31, 1999, no options to purchase shares of common stock were outstanding under the plan. The number and price of shares covered by outstanding stock options and the number of shares authorized under the plan will be proportionately adjusted, as determined by the board, to take into account any stock split, reverse stock split, stock dividend, combination, recapitalization or similar event.


     Our directors, officers, employees and consultants and other advisors are eligible to participate in the plan. As plan administrator, the compensation committee of our board of directors has the sole discretion to determine which eligible individuals may receive awards, the type of awards to be made and the terms and conditions of each award. Unless otherwise fixed by the plan administrator, each option shall expire ten years from the date of grant. No options may be granted under the plan after April 2009, but options granted prior to that date may continue to be exercised until their stated terms.


     2000 Stock Incentive Plan.


     In January 2000, our board of directors adopted and our stockholders approved our 2000 Stock Incentive Plan. Our 2000 Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1997 Stock Option Plan and our 1999 Stock Option Plan. Outstanding options under the predecessor plans will be incorporated into the 2000 Stock Incentive Plan upon the consummation of this offering, and the incorporated options will continue to be governed by their existing terms.


     We have authorized the issuance of up to 7,350,000 shares of common stock under the 2000 Stock Incentive Plan. This share reserve consists of the shares issuable under the predecessor plans on the effective date of the 2000 Stock Incentive Plan plus an additional increase of 3,500,000 shares. The share reserve will automatically be increased on the first trading day of January of each calendar year, beginning in January 2001, by a number of shares equal to 2% of the total number of shares of common stock outstanding on the last trading day of the prior calendar year, but no such annual increase will exceed 1,750,000 shares. In no event may any one participant receive option grants or direct stock issuances for more than 1,750,000 shares in the aggregate per calendar year.


     Except as otherwise noted below, the outstanding options under the predecessor plans contain substantially the same terms and conditions summarized below for the discretionary option grant program under the 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan has five separate programs:



     o the discretionary option grant program under which eligible individuals in our employ or service (including officers, non-employee board members and consultants) may be granted options to purchase shares of our common stock;


     o the stock issuance program under which such individuals may be issued shares of common stock directly, through the purchase of such shares or as a bonus tied to the performance of services;


     o the salary investment option grant program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants;


     o the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members; and

     o the director fee option grant program under which non-employee board members may elect to apply a portion of their retainer fee to the acquisition of special below-market stock option grants.

     The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances, the time or times when the option grants or stock issuances will be made, the number of shares subject to each grant or issuance, exercise or purchase price for each grant or issuance (which may be less than, equal to or greater than the fair market value of the shares), the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The committee will also select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that the program is activated for one or more calendar years. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants made under the salary investment option grant program or under the automatic option grant program or director fee option grant program for the non-employee board members.

     The exercise price for the options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the compensation committee may allow a participant to pay the option exercise price or direct issue price and any associated withholding taxes incurred in connection with the acquisition of shares with a full-recourse, interest-bearing promissory note.


     If we are acquired, each outstanding option under the discretionary option grant program that is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent the repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The compensation committee may grant options and issue shares that will accelerate

     o in connection with an acquisition even if the options are assumed and repurchase rights are assigned;

     o in connection with a hostile change in control (effected through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members); or

     o upon a termination of the individual's service following a change in control or hostile takeover.

     If we are acquired, options currently outstanding under the 1997 and 1999 plans may be assumed by the successor corporation or the options may terminate. The compensation committee may provide for acceleration of any options that terminate in connection with the acquisition. These options are not by their terms subject to acceleration in connection with any other change in control or hostile takeover.


     Stock appreciation rights may be issued under the discretionary option grant program that will permit holders to elect to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for the shares. This appreciation distribution may be made in cash or in shares of common stock. There are currently no outstanding stock appreciation rights under the predecessor plans.

     The compensation committee has the authority to cancel outstanding options under the discretionary option grant program, including options incorporated from the predecessor plans, in return for the grant of new options for option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

     If the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employee selected for participation may elect to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. In return, the individual will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the salary reduction amount. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting in the event of our acquisition or change in control.



     Under the automatic option grant program, each individual who first joins the board on or after January 26, 2000, and who is not an employee board member or an affiliate or representative of a beneficial owner of 3% or more of our common stock, will automatically be granted an option for 35,000 shares of our common stock at the time of his or her commencement of board service, unless the individual has previously been in our employ. In addition, each individual who continues to serve as a non-employee board member after an annual stockholders meeting will receive an option grant to purchase 5,250 shares of common stock on the date of the annual stockholders meeting beginning with the first annual stockholders meeting held after the initial 35,000-share grant under the automatic option grant program is fully vested. Each automatic grant will have an exercise price equal to the fair market value per share of our common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each option will be immediately exercisable, subject to our right to repurchase any unvested shares, at the original exercise price, at the time of the board member's cessation of service. Each 35,000-share option grant will vest, and the repurchase right will lapse, in a series of two equal successive annual installments upon the optionee's completion of each year of board service over the two-year period measured from the grant date. Each 5,250-share option grant will vest, and the repurchase right will lapse, upon the optionee's completion of one year of board service measured from the grant date. However, each such outstanding option will immediately vest upon a change in control, a hostile takeover or the death or disability of the optionee while serving as a board member.



     If the director fee option grant program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.


     Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant and salary investment option grant programs and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the highest price per share of common stock paid in connection with the tender offer less the exercise price payable for such share.

     The board may amend or modify the 2000 Stock Incentive Plan at any time, subject to any required stockholder approval. The 2000 Stock Incentive Plan will terminate no later than January 25, 2010.

     Employee Stock Purchase Plan.

     Our Employee Stock Purchase Plan was adopted by the board and approved by the stockholders on January 26, 2000. The plan will become effective immediately upon the execution of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and participating subsidiaries, if any, to purchase shares of our common stock, at semi-annual intervals, through their periodic payroll deductions. A total of 350,000 shares of our common stock will initially be authorized for issuance under the plan. The share reserve will automatically increase on the first trading day of January each year beginning in January 2001, by 0.25% of the total shares of common stock outstanding on the last trading day of the prior calendar year, but no such annual increase will exceed 140,000 shares. In no event may any participant purchase more than 700 shares, nor may all participants in the aggregate purchase more than 122,500 shares on any one semi-annual purchase date.

     The plan will have a series of successive offering periods, each with a maximum duration of 24 months, except that the initial offering period will begin on the date that the underwriting agreement is executed in connection with this offering and will end on the last business day in April 2002. The next offering period will begin on the first business day in May 2002, and subsequent offering periods will be set by the compensation committee. Shares will be purchased for the participants semi-annually during the offering period. The first purchase date will occur on October 31, 2000. If the fair market value of our common stock on any semi-annual purchase date is less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

     Individuals who are eligible employees on the start date of any offering period may enter the plan on that start date or on any subsequent semi-annual entry date. Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that period.

     A participant may contribute up to 10% of his or her cash compensation through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date. The purchase price per share will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date.

     Generally, the board may at any time amend or modify the plan. The plan will terminate no later than the last business day in April 2010.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Equity Issuances and Financings


     In August 1996, we borrowed an aggregate of $100,000 from our co-founders, Richard D. Forman, our President, Chief Executive Officer and Chairman of our board of directors, Peter A. Forman, one of our directors, and Dan B. Levine, a director at the time of the transaction, to fund our operations. In connection with this transaction, we issued warrants to purchase shares of our common stock at an exercise price of $0.24 per share as follows:



                                                             Value of
                                                         Underlying Shares
                                   Common Stock        Net of Exercise Price
Name of Investor               Underlying Warrants      at $16.00 per share
---------------------------   ---------------------   ----------------------
Richard D. Forman .........          156,244                $2,462,405
Peter A. Forman ...........          156,244                 2,462,405
Dan B. Levine .............           99,278                 1,564,621

     In January 1998, each exercised in full his warrants and used the amount due from us under the loan to pay the exercise price.


     In September 1996, pursuant to a letter agreement among Capital Express, LLC, Peter A. Forman, Richard D. Forman and Dan B. Levine, and in consideration for personally guaranteeing a commercial loan to us in the amount of $162,000 from Citibank, N.A., we issued to each of Richard D. Forman and Peter A. Forman warrants to purchase 472,500 shares of our common stock at an exercise price of $0.17 per share. In January 1998, each forfeited accrued but unpaid compensation in order to effect a cashless conversion of these warrants. The aggregate value of these shares based on an assumed initial public offering price of $16.00 per share would be $15,120,000.

     In December 1997, we borrowed an aggregate of $80,000 at an annual rate of 10% from Kenneth Greif, the managing member of Internet Web Builders, LLC. In connection with this transaction, we issued 11,200 shares of our common stock to Mr. Greif for no additional consideration. The value of these shares based on an assumed initial public offering price of $16.00 per share would be $179,200. We repaid this loan in January 1998.



     Also, in January 1998, we sold 2,800,000 shares of our common stock at a price of $0.36 per share to Internet Web Builders, LLC for a purchase price of $1.0 million. The aggregate value of these shares based on an assumed initial public offering price of $16.00 per share would be $44,800,000. Concurrently with the closing of this transaction, we issued warrants to purchase up to an aggregate of 2,450,001 shares of our common stock based upon our reaching specified revenue targets at an exercise price of $0.36 per share. In June 1999, we modified the terms of the warrants to remove the revenue targets, to fix the number of shares underlying the warrants at 2,450,001 and to increase the exercise price to $0.97 per share. These warrants were issued on a pro rata basis to the stockholders immediately prior to the Internet Web Builders investment as follows:


                                                                Value of
                                                            Underlying Shares
                                      Common Stock        Net of Exercise Price
Name of Investor                  Underlying Warrants      at $16.00 per share
----------------                 ---------------------   ----------------------
Richard D. Forman ............         699,717                 $10,516,747
Peter A. Forman ..............         548,247                   8,240,152
Dan B. Levine ................         283,798                   4,265,484
Capital Express, LLC .........         918,239                  13,801,132

     As payment of a finder's fee in connection with the Internet Web Builders investment, we issued to each of Zachary Prensky, our then director, and Niles Cohen, our current director, warrants to purchase 350,000 shares of our common stock, at exercise prices of $0.36 for 50% of the shares and $0.86 for the remaining shares. The aggregate value of the shares underlying these warrants, net of the exercise price, based on an assumed initial public offering price of $16.00 per share, would be $10,773,000. At the time of the transactions, Zachary Prensky was both one of our directors and the managing member of Internet Web Builders. In addition, Niles Cohen is, and at the time of the transactions was, the managing member of Capital Express, LLC.

     In May 1998, we sold 3,640,000 shares of our common stock at a purchase price of $0.36 per share. The aggregate value of these shares based on an assumed initial public offering price of $16.00 per share would be $58,240,000. Of these, our directors, executive officers, stockholders beneficially owning 5% or more in the aggregate of our common stock and Melvin Forman, an immediate family member of two of our directors, purchased shares as follows:




                                                      Value of Shares
Name of Investor                   Common Stock     at $16.00 per share
----------------                  --------------   --------------------
Richard D. Forman .............        308,000          $ 4,928,000
Peter A. Forman ...............        308,000            4,928,000
Capital Express, LLC ..........        140,000            2,240,000
Internet Web Builders .........      1,764,000           28,224,000
Melvin Forman .................        280,000            4,480,000

     Concurrently with the closing of this transaction, as payment of a finder's fee, we issued to each of Zachary Prensky and Niles Cohen warrants to purchase 221,669 shares of our common stock, at exercise prices of $0.36 for 50% of the shares and $0.86 for the remaining shares. The aggregate value of the shares underlying these warrants, net of the exercise price, based on an assumed initial public offering price of $16.00 per share, would be $6,822,972.


     In March 1999, we issued 1,499,999 shares of our Exchangeable Preferred Stock to Palisade Private Partnership, L.P. at a purchase price of $2.00 per share. These shares were automatically converted to common stock on August 15, 1999, in accordance with their terms. The value of these shares based on an assumed initial public offering price of $16.00 per share would be $23,999,984. In addition, we entered into a service agreement with Palisade Private Partnership, LP, whereby Palisade agreed to provide us six months of financial and strategic advisory services in exchange for a warrant to purchase 420,000 shares of our common stock at a price of $2.14 per share. The aggregate value of the shares underlying these warrants, net of the exercise price, based on an assumed initial public offering price of $16.00 per share, would be $5,821,200. Mr. Hoffman, one of our current directors, is a member of Palisade Private Holdings, LLC, the General Partner of Palisade Private Partnership L.P.


     In May 1999, we sold 2,041,666 shares of our common stock to Staples, Inc. at a price of $3.43 per share. The value of these shares based on an assumed initial public offering price of $16.00 per share would be $32,666,656. In connection with the transaction, we issued to Staples warrants to purchase up to 700,000 shares of our common stock at an exercise price of $0.0029. The aggregate value of the shares underlying these warrants, net of the exercise price, based on an assumed initial public offering price of $16.00 per share, would be $11,197,970.

     From June 1999 through July 1999, we sold 4,694,333 shares of our Series A Convertible Preferred Stock at a purchase price of $3.43 per share. The value of these shares based on an assumed initial public offering price of $16.00 per share would be $75,109,328. In connection with these transaction, we issued warrants to purchase 938,888 shares of our common stock, each at an exercise price of $3.43 per share. The aggregate value of the shares underlying these warrants, net of the exercise price, based on an assumed initial public offering price of $16.00 per share, would be $11,801,822. Of these, our directors, officers and stockholders beneficially owning 5% or more in the aggregate of our common stock purchased shares and were issued warrants as follows:

                                                                                              Aggregate Value
                                                                                               of Securities
                                            Series A Convertible        Common Stock       Net of Exercise Price
Name of Investor                               Preferred Stock      Underlying Warrants     at $16.00 per share
----------------                           ----------------------  ---------------------  ----------------------
Richard D. Forman .......................             1,460                   291               $    27,018
Peter A. Forman .........................             4,893                   980                    90,607
Dan B. Levine ...........................               459                    95                     8,538
Alan G. Breitman ........................            15,585                 2,919                   286,052
Concentric Network Corporation ..........         1,458,335               291,669                26,999,639
Internet Web Builders, LLC ..............             6,934                 1,386                   128,366
Sandler Capital IV FTE Partners L.P.                381,500                76,300                 7,063,091
Sandler Capital Management ..............           145,835                29,169                 2,700,014
Sandler Capital IV Partners L.P. ........           931,000               186,200                17,236,534
Staples, Inc. ...........................           120,659                24,136                 2,233,934

     Samantha McCuen, one of our current directors, is a Vice President of Sandler Capital Management and a principal of Sandler Internet Partners L.P. At the time of the Series A Convertible Preferred Stock financing, Zachary Prensky was one of our directors and a managing member of Internet Web Builders, LLC.



Related Party Transactions


     Legg Mason Wood Walker, Incorporated earned an advisory fee in connection with the sale of our Exchangeable Preferred Stock, our common stock to Staples and our Series A Convertible Preferred Stock, consisting of $1.1 million in cash and warrants to purchase 494,449 shares of our common stock at an exercise price of $4.08 per share. The aggregate value of the shares underlying these warrants, net of the exercise price, based on an assumed initial public offering price of $16.00 per share, would be $5,893,832. In addition, we granted Legg Mason piggyback registration rights with respect to the common stock issuable upon exercise of their warrants. We also agreed that Legg Mason could be included as a managing underwriter in connection with our initial public offering.


     In May 1999, we entered into a cooperative marketing agreement with Staples. The agreement gives us the exclusive right to market our domain name registration services on all of Staples' branded properties, including Staples.com's website and the Staples retail stores. Further, the agreement gives Staples the exclusive right to market its office supplies on our website. In addition, the agreement restricts us from entering into similar marketing agreements with entities that derive more than 20% of their revenue from the sale of office supplies. The initial term of the agreement ends on May 31, 2002, but automatically renews for consecutive one-year terms unless terminated by either party upon 60 days' written notice.


     In June 1999, we entered into a marketing and distribution agreement with Concentric Network Corporation. The agreement makes us the exclusive provider of domain name registration services in generic top level domains for Concentric's branded web-hosting and electronic services. The agreement also provides that Concentric will be one of up to three web-hosting or electronic commerce service providers on our website. Concentric has agreed to purchase advertising space on our website through December, 2000, at a rate of $100,000 per month, and for the seven months commencing March 2000 at a rate of $100,000 per month, plus an additional $800,000 for the period from September to December 2000. In addition, Concentric has agreed to pay us a $75 commission for each of our customers who use Concentric's services. We pay Concentric $41,666.67 per month under the agreement for co-branded marketing programs. We also pay Concentric a commission not to exceed 20% of the net revenue generated by new registrations originating from Concentric based upon the volume of these new registrations. The term of our agreement with Concentric expires on December 31, 2000.

Registration Rights Agreement


     In connection with the sale of our Series A Convertible Preferred Stock, we entered into a Registration Rights Agreement with Dan B. Levine, Peter A. Forman, Richard D. Forman, Capital Express, L.L.C., Internet Web Builders, L.L.C., Palisade Private Partnership, L.P., Staples, Inc. and the purchasers of our Series A Preferred Stock. This Registration Rights Agreement amends and restates the registration rights agreement that we entered into in connection with the sale of our Exchangeable Preferred Stock and our sale of common stock to Staples. For a description of the Registration Rights Agreement, please see "Description of Capital Stock-- Registration Rights Agreement."


Stockholders Agreement


     Also in connection with the sale of our Series A Convertible Preferred Stock, we entered into a Stockholders Agreement with the parties to our Registration Rights Agreement. This Stockholders Agreement will terminate upon the occurrence of a number of specified conditions, including the consummation of this offering. Our Stockholders Agreement amends and restates the stockholders agreement that we entered into in connection with the sale of our Exchangeable Preferred Stock and our sale of common stock to Staples. Under the current Stockholders Agreement, the parties agreed to restrictions on the transferability of their shares in number of specified circumstances, including rights of first refusal, tag along rights and drag along rights. In addition, the Stockholders Agreement, which will terminate upon the consummation of our initial public offering, provides that we must obtain Staples' written consent prior to entering into a merger, consolidation or sale of all or substantially all of our assets unless the merger consideration equals at least $3.43 per share of common stock, with adjustments for stock splits, dividends and similar events.



     The Stockholders Agreement also requires the stockholders to vote all of their voting stock, subject among other things to minimum stock holding requirements, in favor of


     o three directors designated by Richard D. Forman, Peter A. Forman and Dan
       B. Levine;


     o one director designated by Capital Express, LLC;


     o one director designated by Internet Web Builders, LLC;


     o one director designated by Palisade Private Partnership, L.P; and


     o one director designated by the holders of at least 50% of the outstanding Series A Preferred Stock.


     In February 2000, Internet Web Builders, LLC agreed to forfeit its right to designate a board member. In connection with this agreement, we granted Kenneth Greif, the managing member of Internet Web Builders, LLC, the right to attend meetings of the board of directors as a non-voting observer, except in limited contexts. Mr. Greif's observer right is non-transferrable and will expire upon the earliest of:


     o 18 months after the consummation of our initial public offering;


     o the closing of a merger or acquisition in which we do not survive the transaction or our stockholders immediately prior to the transaction own less than 50% of the surviving company's voting securities;


     o the date upon which Mr. Greif no longer beneficially owns at least 5% of our outstanding securities; or



     o the date upon which Mr. Greif sends us a certified letter indicating his intention to terminate his observer rights.

Transactions Between Principal Stockholders

     In February 2000, Capital Express, LLC entered into an agreement to sell to Staples, Inc. warrants to purchase 918,239 shares of our common stock with an exercise price of $0.97 per share. Niles H. Cohen, one of our directors, is the managing member of Capital Express, LLC. The purchase price per warrant will equal the initial public offering price per share of our common stock less the exercise price. The aggregate value of the shares underlying these warrants, based on an assumed initial public offering price of $16.00 per share, would be $13,801,133. The sale price of the warrants will be at a price less than the deemed fair value of the warrants, as calculated using the Black-Scholes model. As a result, we will record approximately $400,000 of expense related to this transaction in the first quarter of 2000.

     On February 28, 2000 Staples also entered into an agreement with Richard
D. Forman, our President, Chief Executive Officer and the chairman of our board of directors, to purchase 75,000 shares of common stock at a purchase price per share equal to the initial public offering price per share of our common stock. The aggregate value of these shares, based on an assumed initial public offering price of $16.00 per share, would be $1,200,000. As part of the same agreement, Staples has agreed with Palisade Private Partnership, L.P., to purchase an additional 75,000 shares of our common stock at a purchase price per share equal to the initial public offering price per share of our common stock. Mark S. Hoffman, one of our current directors, is a member of Palisade Private Holdings, LLC, the General Partner of Palisade Private Partnership L.P. The aggregate value of these shares based on an assumed initial public offering price of $16.00, would be $1,200,000.

     Each of these Staples transactions will be consummated on the day after the date on which the registration statement for this offering becomes effective. Staples, Inc. has entered into two lock-up and voting agreements with us, which generally require Staples not to transfer or otherwise dispose of any of our securities for a period of one year following the date of our initial public offering, unless the initial public offering is not consummated by May 2000 or if the transfer is to an affiliate of Staples. As a condition of any transfer, the transferee must agree to receive and hold the securities subject to the lock-up and voting agreement. In addition, the agreements provide that, for as long as Staples beneficially owns more than 5% of our outstanding voting securities, Staples must not vote against any matter put before our stockholders if the holders of at least a majority of our voting securities, excluding Staples, have voted in favor of the matter, with limited exceptions.


Other Transactions


     From inception until May 1998, we utilized office space and received administrative services from Ben Forman & Sons, Inc. for which we paid $18,682 in 1997 and $577 in 1999. Melvin Forman, an executive officer of Ben Forman & Sons, is the father of Richard D. Forman and Peter A. Forman. During 1998, Peter A. Forman served as an executive officer of Ben Forman & Sons.

     We pay $500 per month to one of Lease On Line, Inc.'s employees for facilities management services provided to us. We have also issued options to purchase 5,000 shares of our common stock to this employee. In addition, we provide Lease On Line the use of approximately 200 square feet of our office space and various office services without charge. Richard D. Forman is the President and principal owner of Lease On Line.

     We have entered into employment agreements with Richard D. Forman and Jack
S. Levy. For a detailed description of these agreements, please see "Management--Employment Agreements."

     In addition, in consideration for consulting services that Mr. Van Lee will provide to us, we have issued him options to purchase an additional 9,450 shares of our common stock, with an exercise price equal to the initial public offering price and a vesting schedule identical to the vesting schedule for his other options.

     We believe that all of the transactions set forth in this section were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions between us and any of our officers, directors, principal stockholders and their affiliates will be approved by a majority of the independent and disinterested directors on our board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.


Board of Advisors


     We have established a Board of Advisors to assist with the planning of our strategic growth and development. The Board of Advisors currently consists of Robert H. Lessin, Co-Chief Executive Officer of Wit Capital Corporation, Stuart
D. Levi, a partner in the firm of Skadden, Arps, Slate, Meagher & Flom LLP, Peter J. Varvara, the President and Chief Executive Officer of Customer Strategies Worldwide, and Steve W. Klebe, Vice President of Payment Alliances Cybersource. Members of the Board of Advisors do not receive a stated salary for their services as members. From time to time, the Board of Directors has granted warrants to purchase common stock as compensation to the members of the Board of Advisors. As of December 31, 1999, we have granted warrants to purchase an aggregate of 31,500 shares to the members of the Board of Advisors, at exercise prices ranging from $0.43 to $2.86 per share.

                      PRINCIPAL AND SELLING STOCKHOLDERS



     The following table sets forth information with respect to the beneficial ownership of our common stock as of February 3, 2000, and as adjusted to reflect the sale of the shares of common stock offered hereby, by each person or group of affiliated persons whom we know to beneficially own 5% or more of our common stock, each director, each named executive officer, all of our directors and executive officers as a group and each selling stockholder. Unless otherwise indicated, the address of each officer, director and principal stockholder listed below is c/o Register.com, Inc., 575 Eighth Avenue, 11th Floor, New York, New York 10018.


     As of February 3, 2000, we had 25,761,130 shares of common stock outstanding, assuming the conversion of all outstanding shares of Series A Convertible Preferred Stock. The following table gives effect to the shares of common stock issuable within 60 days of February 3, 2000 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. To our knowledge, except as set forth in the footnotes to the following table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by the stockholder.



                                      Shares Beneficially
                                         Owned Before             Percentage
                                         the Offering              of Shares
                                    -----------------------   Beneficially Owned
                                       Number      Percent    After the Offering
                                    ------------  ---------  --------------------
Executive Officers and
 Directors
Richard D. Forman (1)(2) .........    6,009,391      21.3%           17.9%
Peter A. Forman (3) ..............    3,774,149      14.3            12.0
Mark S. Hoffman (4)(5) ...........    1,919,999       7.3             5.9
Niles H. Cohen (6)(7) ............    5,154,358      19.2            13.6
Samantha McCuen (8) ..............    1,575,000       5.8             4.9
Reginald Van Lee .................           --        --              --
All directors and executive
 officers as a group (12
 persons) (2)(7)(8) ..............   18,923,115      61.3            51.0
Principal Stockholders
Kenneth Greif (9) ................    5,263,385      19.7            16.7
Capital Express, LLC (7)(10)          4,932,689      18.5            13.0
Internet Web Builders,
 LLC (9)(11) .....................    4,564,000      17.7            14.8
Staples, Inc. (7)(12) ............    2,886,461      10.9            12.9
Palisade Private Partnership
 LP (13) .........................    1,919,999       7.3             5.9
Concentric Network
 Corporation (7)(14) .............    1,750,004       6.7             5.6
Sandler Capital Entities (15).....    1,575,000       5.8             4.9
Other Selling
 Stockholders
Hikari Tsushin Inc. (16) .........      700,004       2.7             2.3
Dawn Patrick (17) ................      175,000       0.7             0.6

                                                               Shares Beneficially
                                                                 Owned After the
                                                                Offering Assuming
                                                              Over-Allotment Option
                                        Number of Shares       is Exercised in Full
                                           Subject to        ------------------------
                                     Over-Allotment Option      Number       Percent
                                    -----------------------  ------------  ----------
Executive Officers and
 Directors
Richard D. Forman (1)(2) .........          300,470            5,633,921     16.6%
Peter A. Forman (3) ..............               --            3,774,149     11.7
Mark S. Hoffman (4)(5) ...........           96,000            1,748,999      5.5
Niles H. Cohen (6)(7) ............               --            4,236,121     13.3
Samantha McCuen (8) ..............               --            1,575,000      4.7
Reginald Van Lee .................               --                   --       --
All directors and executive
 officers as a group (12
 persons) (2)(7)(8) ..............          396,470           18,526,645     49.6
Principal Stockholders
Kenneth Greif (9) ................               --            5,263,385     16.3
Capital Express, LLC (7)(10)                     --            4,014,450     12.7
Internet Web Builders,
 LLC (9)(11) .....................               --            4,564,000     14.4
Staples, Inc. (7)(12) ............               --            3,954,700     11.9
Palisade Private Partnership
 LP (13) .........................           96,000            1,748,999      5.5
Concentric Network
 Corporation (7)(14) .............           87,501            1,662,503      5.2
Sandler Capital Entities (15).....               --            1,575,000      4.7
Other Selling
 Stockholders
Hikari Tsushin Inc. (16) .........           35,000              665,004      2.1
Dawn Patrick (17) ................            8,750              166,250      0.5



-------------
 (1) Includes 3,521,583 shares of common stock held by RDF Ventures LLC, 37,800 shares of common stock held by the RDF 1999 Family Trust, warrants to purchase 699,717 shares of common stock at an exercise price of $0.97 per share, warrants to purchase 291 shares of common stock at an exercise price of $3.43 per share and currently exercisable options to purchase 1,750,000 shares of common stock at a weighted average price of $0.83 per share.


 (2) Post-offering columns reflect the sale to Staples, Inc. of 75,000 shares of common stock, upon the exercise of options which is expected to occur on the day after the registration statement relating to our initial public offering becomes effective.

 (3) Includes 350,000 shares of common stock held by Forman Capital Partners I, LP, warrants to purchase 548,247 shares of common stock at an exercise price of $0.97 per share and warrants to purchase 980 shares of common stock at an exercise price of $3.43 per share.


 (4) Includes 1,499,999 shares of common stock owned by Palisade Private Partnership LP and a warrant to purchase 420,000 shares of common stock at an exercise price of $2.14 per share. Mr. Hoffman is a member of Palisade Private Holdings, LLC, the General Partner of Palisade Private Partnership LP. Mr. Hoffman shares voting and investment power with respect to all shares beneficially owned by Palisade Private Partnership LP.


 (5) Post-offering columns reflect the sale to Staples, Inc. of 75,000 shares of common stock, expected to occur on the day after the registration statement relating to our initial public offering becomes effective.


 (6) Includes warrants to purchase 110,835 shares of common stock at an exercise price of $0.36 per share and warrants to purchase 110,835 shares of common stock at an exercise price of $0.86 per share. Also includes 4,014,451 shares of common stock owned by Capital Express, LLC and warrants to purchase 918,239 shares of common stock at an exercise price of $0.97 per share held by Capital Express LLC. Mr. Cohen is the managing member of Capital Express, LLC. Mr. Cohen shares voting and investment power with respect to all shares beneficially owned by Capital Express, LLC.


 (7) Post-offering columns reflect the sale by Capital Express, LLC to Staples, Inc. of warrants to purchase 918,239 shares of common stock, which is expected to occur on the day after the registration statement relating to our initial public offering becomes effective.


 (8) Includes 931,000 shares of common stock and warrants to purchase 186,200 shares of common stock at an exercise price of $3.43 per share owned by Sandler Capital IV Partners, LP; 381,500 shares of common stock and warrants to purchase 76,300 shares of common stock at an exercise price of $3.43 per share owned by Sandler Capital IV FTE Partners, LP and 145,835 shares of common stock and a warrant to purchase 29,169 shares of common stock at an exercise price of $3.43 per share owned by Sandler Capital Management. The post-offering columns also reflect the sale on February 3, 2000 by Sandler Capital Management to Wheatley Partners II of 145,835 shares of common stock and warrants to purchase 29,169 shares of common stock. Ms. McCuen is a Vice President of Sandler Capital Management and may be deemed to share voting and investment power with respect to all shares beneficially owned by the Sandler Capital Entities. Ms. McCuen disclaims beneficial ownership of such shares except to the extent of her pecuniary interest in these entities.


(9) Includes warrants to purchase 277,085 shares of common stock at an exercise price of $0.36 per share, 249,085 shares of common stock at an exercise price of $0.86 per share, 153,696 shares of common stock at an exercise price of $0.97 per share and warrants to purchase 1,386 shares of common stock at an exercise price of $3.43 per share. Mr. Greif disclaims beneficial ownership of an aggregate of 218,750 shares of common stock underlying these warrants, which he has informed us he holds on behalf of a group of business associates and family members. Also includes 4,564,000 shares of common stock owned by Internet Web Builders, LLC. Mr. Greif is the managing member and majority owner of Internet Web Builders, LLC and shares voting and investment power with respect to all shares beneficially owned by Internet Web Builders, LLC. Mr. Greif's address is c/o Internet Web Builders, LLC, 1270 Avenue of the Americas, Suite 1905, New York, New York 10019.

(10) Includes warrants to purchase 918,239 shares of common stock at an exercise price of $0.97 per share. The address of Capital Express, LLC is 1100 Valleybrook Avenue, Lyndhurst, New Jersey 07071.

(11) The address of Internet Web Builders, LLC is 1270 Avenue of the Americas, Suite 1905, New York, New York 10019.

(12) Includes warrants to purchase 700,000 shares of common stock at an exercise price of $.0029 per share and 24,136 shares of common stock at an exercise price of $3.43 per share. The address of Staples, Inc. is 500 Staples Drive, Framingham, Massachusetts 01702.

(13) Includes warrants to purchase 420,000 shares of common stock at an exercise price of $2.14 per share. The address of Palisade Private Partnership LP is One Bridge Plaza, Fort Lee, New Jersey 07024.

(14) Includes warrants to purchase 291,669 shares of common stock at an exercise price of $3.43 per share. The address of Concentric Network Corporation is 1400 Parkmoor Avenue, San Jose, California 95126.

(15) Includes 931,000 shares of common stock and warrants to purchase 186,200 shares of common stock at an exercise price of $3.43 per share owned by Sandler Capital IV Partners, LP; 381,500 shares of common stock and warrants to purchase 76,300 shares of common stock at an exercise price of $3.43 per share owned by Sandler Capital IV FTE Partners, LP and 145,835 shares of common stock and warrants to purchase 29,169 shares of common stock at an exercise price of $3.43 per share owned by Sandler Capital Management. The post-offering columns also reflect the sale on February 3, 2000 by Sandler Capital Management to Wheatley Partners II of 145,835 shares of common stock and warrants to purchase 29,169 shares of common stock. The address of the Sandler Capital Entities is 767 Fifth Avenue, 45th Floor, New York, New York 10153.

(16) The address of Hikari Tsushin Inc. is 1285 Avenue of the Americas, 35th Floor, New York, New York 10019.

(17) The address of Dawn Patrick is 1237 Knickerbocker Avenue, Mamaroneck, New York 10543.

                         DESCRIPTION OF CAPITAL STOCK

General

     The following description of our common stock and preferred stock and the relevant provisions of our amended and restated certificate of incorporation and amended and restated bylaws as will be in effect upon the closing of this offering are summaries and are qualified by reference to these documents. Forms have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

     Upon the closing of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.


Common Stock


     As of December 31, 1999, there were 25,759,380 shares of common stock outstanding held of record by stockholders, after giving effect to the conversion of our outstanding preferred stock. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably those dividends, if any, as the board of directors may declare out of funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding preferred stock. If we liquidate, dissolve or wind up the company, the holders of our common stock will be entitled to receive ratably our net assets available after the payment of all debts and liabilities and after the prior rights of any outstanding preferred stock have been satisfied. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares that we are offering will be, when issued, after payment of consideration, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of preferred stock that we may designate and issue in the future.



Preferred Stock


     As of the date of this prospectus, there were no outstanding shares of preferred stock, other than the 4,694,333 shares of Series A Convertible Preferred Stock, all of which will be converted into common stock upon the consummation of the offering. Following the conversion of all outstanding shares of Series A Preferred Stock upon the consummation of this offering, no shares of preferred stock will be outstanding. Upon the consummation of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series of preferred stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series. We have no present plans to issue any shares of preferred stock.

Warrants


     As of December 31, 1999, there were warrants outstanding to purchase a total of 6,155,675 shares of common stock, including:



 Shares Issuable     Exercise Price
  Upon Exercise        Per Share       Expiration Date
-----------------   ---------------   ----------------
        350,000     $ 0.36            January 2003
        350,000      0.86             January 2003
      2,397,501      0.97             June 2005
        221,669      0.36             May 2003
        221,669      0.86             May 2003
          3,500      0.43             September 2008
         29,999      0.57             February 2009
          5,250      0.57             March 2009
        420,000      2.14             February 2004
        185,490      4.08             March 2004
        700,000      0.0029           May 2002
          5,250      1.43             May 2009
        308,959      4.08             May 2004
          5,250      1.57             June 2009
        938,888      3.43             June 2004
         12,250      2.86             November 2009


     The warrants are subject to customary adjustments for stock splits, mergers, reclassification and similar transactions.


Options



     Options to purchase a total of 7,350,000 shares of common stock may be granted under our stock option plans. This share reserve will automatically be increased on the first trading day of January of each calendar year, beginning in January 2001, by a number of shares equal to 2% of the total number of shares of common stock outstanding on the last trading day of the prior calendar year, but no such annual increase will exceed 1,750,000 shares. As of December 31, 1999, there were outstanding options to purchase a total of 1,492,435 shares of common stock. In addition, as of December 31, 1999, there were outstanding non-plan options to purchase 1,785,000 shares of common stocks. Since we intend to file a registration statement on Form S-8 as soon as practicable following the closing of this offering, any shares issued upon exercise of these options will be immediately available for sale in the public market, subject to the terms of lock-up agreements entered into with the underwriters.



Registration Rights


     Under the terms of our registration rights agreement, dated as of June 30, 1999, and other existing registration rights after the consummation of this offering, the holders of 29,894,846 shares of common stock and shares of common stock issuable upon the exercise of outstanding options and warrants will be entitled to have us register their shares under the Securities Act. These holders will be entitled to exercise a total of up to six demands for the registration of their shares and securities under the Securities Act, subject to certain limitations. The registration rights agreement also entitles these holders to piggyback registration rights with respect to the registration of their shares under the Securities Act, subject to various limitations. Although the Company has permitted the selling stockholders to include shares of common stock in this offering in connection with the underwriters' over-allotment option, piggyback registration rights to include shares in this offering have been waived.

     The registration rights are subject to specified conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in a registration. In addition, we have a right, exercisable only once in any 12-month period, to defer or delay the registration process for a period of up to 90 days if our board of directors determines that registration would not be in our best interests at that time. We also have the right not to effect a demand registration within 180 days after the effective date of any prior underwritten registration of our common stock. We are generally required to bear all of the expenses of these registrations, except underwriting discounts and selling commissions. If we register any of these shares, these shares would become freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration.

Anti-Takeover Effects of Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

     Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to some exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. Generally, "business combinations" mean mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay mergers or other attempts to effect a change in control and, accordingly, may discourage attempts to acquire us.

     Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Various provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which provisions will be in effect upon the consummation of this offering, are summarized in the following paragraphs. These provisions may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     Board Vacancies and Removals. Our amended and restated certificate of incorporation authorizes the board of directors to fill vacant directorships or increase the size of the board of directors, which may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by the removal with its own nominees. The amended and restated certificate of incorporation also provides that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of two-thirds of the outstanding shares of voting stock.

     Stockholder Action; Special Meeting of Stockholders. Our amended and restated bylaws provide that stockholders may not act by written consent. The amended and restated bylaws further provide that special meetings of our stockholders may be called only by a majority of the board of directors, the Chairman or the President.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice to us in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary date, in order to be timely, notice from the stockholder must be received:

   o not earlier than 120 days prior to the annual meeting of stockholders;
     and

   o not later than 90 days prior to the annual meeting of stockholders or the tenth day following the date on which notice of the annual meeting was made public.

     In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder, in order to be timely, must be received:

   o not earlier than 120 days prior to the special meeting; and

   o not later than 90 days prior to the special meeting or the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made.

     Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

     Authorized But Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to various limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, as part of a poison pill defense and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

     Supermajority Vote to Amend Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation will impose a two-thirds supermajority vote requirement in connection with various corporate governance actions and the amendment of various provisions of our amended and restated certificate of incorporation, including those provisions relating to special meetings of stockholders. In addition, a two-thirds supermajority vote of stockholders will be required to amend our amended and restated bylaws.


Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.


Listing

     We have applied to have our common stock approved for quotation on The Nasdaq National Market under the trading symbol "RCOM."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Upon the consummation of this offering, we will have outstanding an aggregate of 30,761,132 shares of our common stock, based on the number of shares outstanding at January 31, 2000 and assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants. Of these shares, all shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. This leaves shares eligible for sale in the public market as follows:




     Number of
      Shares                                     Date
------------------   -----------------------------------------------------------
     5,000,000       After the date of this prospectus, freely tradeable shares sold in this offering.
        26,880       After 90 days from the date of this prospectus, shares
                     eligible for resale under Rule 144 (subject in some cases
                     to volume restrictions).
    23,245,177       After 180 days from the date of this prospectus, the
                     180-day lock-up will be released and these shares will be
                     eligible for sale in the public market under Rule 144
                     (subject in some cases to volume restrictions), Rule
                     144(k) or Rule 701.
     2,312,325       After one year from the date of the effectiveness of the
                     registration statement relating to our initial public
                     offering, these shares, which are held by Staples, will be eligible for sale in the public market under Rule 144
                     (subject to volume restrictions).



     The remaining 176,750 shares of common stock held by existing stockholders are "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

     Lock-up Agreements


     All of our directors and executive officers and stockholders beneficially owning at least 95% of our common stock prior to the offering have signed lock-up agreements with the underwriters, which generally require them not to transfer or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for 180 days after the date of this prospectus, except under limited circumstances. Deutsche Bank Securities may waive, in its sole discretion, these lock-up restrictions. See "Underwriting--Lock-up." In addition, Staples, Inc. has executed a lock-up with us, which generally requires it not to transfer or otherwise dispose of any of our securities for a period of one year following the date of our initial public offering, unless the initial public offering is not consummated by May 2000 or if the transfer is to an affiliate of Staples.


     Rule 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of common stock then outstanding, which will equal approximately 307,611 shares immediately after the offering, or the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

     Rule 144(k)

     Under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" could be sold immediately upon consummation of this offering.

     Rule 701

     In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

     Registration Rights

     After this offering, the holders of 29,894,846 shares of common stock and shares of common stock issuable upon the exercise of outstanding options and warrants will be entitled to rights with respect to the registration of those shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After registration and resale under a registration statement, these shares of our common stock become freely tradeable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

     Form S-8

     We intend to file a registration statement on Form S-8 under the Securities Act covering 11,243,435 shares of common stock reserved for issuance under our stock option plans and employee stock purchase plan and the shares reserved for issuance upon exercise of outstanding non-plan options and some of our warrants. We expect this registration statement to be filed and to become effective as soon as practicable after the effective date of this offering.

                                 UNDERWRITING


     We intend to offer our common stock through a number of underwriters. Deutsche Bank Securities Inc., Thomas Weisel Partners LLC, Legg Mason Wood Walker, Incorporated and SoundView Technology Group, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock set forth opposite its name below.



                                                     Number of
    Underwriter                                        Shares
    -----------                                      ----------
    Deutsche Bank Securities Inc. ................
    Thomas Weisel Partners LLC ...................
    Legg Mason Wood Walker, Incorporated .........
    SoundView Technology Group, Inc. .............




                                                     ----------
      Total ......................................
                                                     ==========

     In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the shares of common stock being sold under the terms of the underwriting agreement if any of the shares of common stock being sold under the terms of the underwriting agreement are purchased. In the event of a default by an underwriter, the underwriting agreement provides that the underwriting commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated depending upon the amount of shares of common stock that the defaulting underwriter was to have purchased.


     We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and liabilities incurred in connection with the directed share program referred to below, or to contribute to payments the underwriters may be required to make in respect of those liabilities.


     The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to:


   o the representations and warranties made by us to the underwriters being true;


   o there being no change in the financial markets; and


   o our delivering customary closing documents to the underwriters, including opinions of counsel.


     The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.


     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 115 filed public offerings of equity securities, of which 82 have been completed, and has acted as a syndicate member in an additional 56 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

     Robert H. Lessin, Co-Chief Executive Officer of Wit SoundView's affiliate, Wit Capital Corporation serves as a member of our Board of Advisors and received warrants to purchase 5,250 shares of our common stock as consideration for his services. In addition to his option and warrant holdings, Mr. Lessin owned 746,666 shares of our common stock at December 15, 1999. Except for its participation as a manager in this offering and Mr. Lessin's relationship with us, Wit Capital Corporation has no relationship with us or any of our founders or significant stockholders.


     A prospectus in electronic format is being made available on an Internet website maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on websites maintained by each of these dealers. Other than the prospectus in electronic form, the information on Wit Capital Corporation's website and any information contained on any other website maintained by Wit Capital Corporation is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.


     Legg Mason Wood Walker, Incorporated acted as our financial advisor in connection with the private placement of our Exchangeable Preferred Stock that occurred in March 1999, our common stock that occurred in May 1999, and our Series A Convertible Preferred Stock that occurred in June and July of 1999, for which we received aggregate net proceeds of $25.7 million. We paid an advisory fee to Legg Mason Wood Walker, Incorporated for its services, consisting of $1.1 million in cash and warrants to purchase 494,449 shares of our common stock at a price of $4.08 per share and gave them piggyback registration rights with respect to the common stock issuable upon exercise of their warrants. At present, none of these warrants have been exercised. We also agreed that Legg Mason could be included as a managing underwriter in connection with our initial public offering.


Commissions and Discounts


     The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to
certain dealers at such price less a concession not in excess of $     per
share of common stock. The underwriting discount is equal to the initial public offering price per share less the amount paid to us per share and is intended to be 7% of the initial public offering price. The underwriters may allow, and
such dealers may reallow, a discount not in excess of $     per share of common
stock on sales to other dealers. After the initial public offering, the public offering price, concession and discount may change.


     The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. Other than the per share information, this information is presented assuming either no exercise or full exercise by the underwriters of the over-allotment option.



                                      Per Share     Without Option     With Option
                                     -----------   ----------------   ------------
Public offering price ............       $                $                $
Underwriting discount ............       $                $                $
Proceeds, before expenses,
  to Register.com, Inc. ..........       $                $                $

     The expenses of the offering, exclusive of the underwriting discount, are estimated at $1.2 million and are payable by us.

Over-allotment Option

     We and the selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 750,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to the conditions stated above, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the first paragraph of this section.

Reserved Shares


     At our request, the underwriters have reserved for sale, at the initial public offering price, up to approximately 7.5% of the shares offered hereby to be sold to some of our directors, officers, employees, business associates and family members of these persons. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Reserved shares will not be subject to a lock-up except as may be required by the Conduct Rules of the National Association of Securities Dealers. These rules will require that some purchasers of reserved shares be subject to three-month lock-ups if they are affiliated with or associated with NASD members or if they or members of their immediate families hold senior positions at financial institutions.


Lock-up

     We and our executive officers and directors and stockholders beneficially owning at least 95% in the aggregate of our common stock prior to the offering, including all principal stockholders, have agreed that subject to limited exceptions, without the prior written consent of Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus, will not directly or indirectly:

   o offer, sell or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock, or file a registration statement under the Securities Act with respect to any shares of our common stock; or


   o enter into any swap or other agreement that transfers the economic benefit of ownership of our common stock.

     Deutsche Bank Securities Inc. may waive, in its sole discretion, these lock-up restrictions.


Nasdaq National Market Quotation

     We have applied to have our common stock approved for quotation on The Nasdaq National Market under the symbol "RCOM."

     Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the representatives. The primary factors to be considered in determining the initial public offering price will include:

     o prevailing market conditions;

     o the valuation multiples of publicly traded companies that the representatives believe are comparable to us;

     o our recent historical financial information;

     o  our prospects; and

     o an assessment of our management.

     There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

     The underwriters do not expect sales of our common stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares offered in this offering.


Price Stabilization, Short Positions and Penalty Bids

     Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase our common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing our common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The representatives may also impose a penalty bid on underwriters. This means that if the representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


                                 LEGAL MATTERS

     The validity of the common stock that we are offering will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, and may continue to represent, us in connection with certain legal matters. Stuart
D. Levi, a partner in the firm of Skadden, Arps, Slate, Meagher & Flom LLP, serves as a member of our Board of Advisors and as of December 31, 1999 held warrants to purchase 5,250 shares of common stock.


                                    EXPERTS

     The financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in this registration statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement. For additional information, please refer to the exhibits that have been filed with our registration statement on Form S-1.

     You may read and copy all or any portion of the registration statement or any other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, will also be available on the Securities and Exchange Commission's website (http://www.sec.gov).

     As a result of the offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

     We intend to provide our stockholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                              Register.com, Inc.

                         Index to Financial Statements




                                                                                         Page
                                                                                        -----
Report of Independent Accountants ...................................................    F-2
Financial Statements
  Balance Sheets at December 31, 1998 and 1999 ......................................    F-3
  Statements of Operations for the years ended December 31, 1997, 1998 and 1999 .....    F-4
  Statements of Stockholders' (Deficit) Equity for the years ended December 31, 1997,
   1998 and 1999 ....................................................................    F-5
  Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 .....    F-6
  Notes to Financial Statements .....................................................    F-7

                       Report of Independent Accountants


To the Board of Directors and
Stockholders of Register.com, Inc.


     In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' (deficit) equity and cash flows present fairly, in all material respects, the financial position of Register.com, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




PricewaterhouseCoopers LLP
New York, New York
January 31, 2000

                              Register.com, Inc.
                                 Balance Sheet



                                                                                                             Pro Forma
                                                                                December 31,
                                                                      ---------------------------------     December 31,
                                                                           1998              1999               1999
                                                                      --------------   ----------------   ---------------
                                                                                                            (Unaudited)
Assets
Current assets
 Cash and cash equivalents ........................................    $  1,284,648     $  40,944,122      $  40,944,122
 Short-term investments ...........................................              --         4,723,050          4,723,050
 Accounts receivable, less allowance of $65,947 and $314,516,
   respectively ...................................................          67,509         2,516,186          2,516,186
 Prepaid domain name registry fees ................................              --         4,954,730          4,954,730
 Deferred tax asset ...............................................              --         8,578,045          8,578,045
 Deferred offering costs ..........................................              --           390,000            390,000
 Other current assets .............................................           3,925           195,196            195,196
                                                                       ------------     -------------      -------------
    Total current assets ..........................................       1,356,082        62,301,329         62,301,329
Fixed assets, net .................................................         224,300         2,458,386          2,458,386
Prepaid domain name registry fees, net of current portion .........              --         3,576,331          3,576,331
Other assets ......................................................          30,643                --                 --
                                                                       ------------     -------------      -------------
    Total assets ..................................................    $  1,611,025     $  68,336,046      $  68,336,046
                                                                       ============     =============      =============
Liabilities and Stockholders' Equity
Current liabilities
 Accounts payable and accrued expenses ............................    $    610,474     $   8,513,079      $   8,513,079
 Income taxes payable .............................................              --         5,608,198          5,608,198
 Deferred revenue, net ............................................         113,527        18,193,871         18,193,871
 Capital lease obligations, current portion .......................          10,425             5,967              5,967
 Notes payable ....................................................          52,040                --                 --
 Other current liabilities ........................................              --           166,857            166,857
                                                                       ------------     -------------      -------------
    Total current liabilities .....................................         786,466        32,487,972         32,487,972
                                                                       ------------     -------------      -------------
Deferred revenue, net of current portion ..........................              --        13,907,361         13,907,361
Capital lease obligations, net of current portion .................           1,779            27,858             27,858
                                                                       ------------     -------------      -------------
    Total liabilities .............................................         788,245        46,423,191         46,423,191
                                                                       ------------     -------------      -------------
Commitments and contingencies
Stockholders' equity
 Preferred stock -- $.0001 par value, 5,000,000 shares authorized;
   Series A convertible preferred; none issued and outstanding at
   December 31, 1997 and 1998, 4,694,333 issued and outstanding at December 31, 1999 and none issued and outstanding pro
   forma (liquidation preference of $16,094,844) ..................              --               469                 --
 Common stock -- $.0001 par value, 60,000,000 shares authorized;
   17,295,882, and 21,065,047 shares issued and outstanding at
   December 31, 1998 and 1999, respectively, 25,759,380 issued
   and outstanding pro forma ......................................           1,729             2,106              2,575
 Additional paid-in capital .......................................       4,301,871        36,709,821         36,709,821
 Unearned compensation ............................................        (105,967)       (2,647,770)        (2,647,770)
 Accumulated deficit ..............................................      (3,374,853)      (12,151,771)       (12,151,771)
                                                                       ------------     -------------      -------------
    Total stockholders' equity ....................................         822,780        21,912,855         21,912,855
                                                                       ------------     -------------      -------------
    Total liabilities and stockholders' equity ....................    $  1,611,025     $  68,336,046      $  68,336,046
                                                                       ============     =============      =============


   The accompanying notes are an integral part of these financial statements.

                              Register.com, Inc.
                            Statement of Operations



                                                                           Year Ended December 31,
                                                              --------------------------------------------------
                                                                      1997              1998              1999
                                                                      ----              ----              ----
Net revenues ..............................................     $  713,263      $  1,319,359      $  9,644,552
Cost of revenues ..........................................        191,539           461,152         3,082,499
                                                                ----------      ------------      ------------
   Gross profit ...........................................        521,724           858,207         6,562,053
                                                                ----------      ------------      ------------
Operating costs and expenses
 Sales and marketing ......................................        366,975           863,720         7,149,693
 Research and development .................................         71,471           276,687         1,767,158
 General and administrative (exclusive of non-cash
   compensation) ..........................................        263,017           795,425         2,380,190
 Non-cash compensation ....................................             --           149,682         4,929,200
                                                                ----------      ------------      ------------
   Total operating cost and expenses ......................        701,463         2,085,514        16,226,241
                                                                ----------      ------------      ------------
Loss from operations ......................................       (179,739)       (1,227,307)       (9,664,188)
Other income (expenses), net ..............................        (25,787)           66,559           887,270
                                                                ----------      ------------      ------------
   Net loss ...............................................     $ (205,526)     $ (1,160,748)     $ (8,776,918)
                                                                ==========      ============      ============
   Basic and diluted net loss per share ...................     $     (.02)     $       (.07)     $       (.46)
                                                                ==========      ============      ============
   Weighted average common shares used in basic
    and diluted net loss per share ........................      8,884,709        15,697,013        19,117,027
                                                                ==========      ============      ============
Pro forma basic and diluted net loss per share
 (unaudited) ..............................................                                       $       (.40)
                                                                                                  ============
Weighted average common shares used in pro forma
 basic and diluted net loss per share (unaudited) .........                                         22,112,252
                                                                                                  ============

   The accompanying notes are an integral part of these financial statements.

                              Register.com, Inc.
                  Statement of Stockholders' (Deficit) Equity



                                   Exchangeable          Series A Convertible
                                 Preferred Stock           Preferred Stock           Common Stock
                            --------------------------  ----------------------  ----------------------
                                 Shares        Amount      Shares      Amount      Shares      Amount
                            ---------------  ---------  ------------  --------  ------------  --------
Balance at January 1,
 1997 ....................             --     $    --           --     $  --      8,884,218    $  888
 Issuance of common
  stock in
  connection with
  notes payable ..........             --          --           --        --         11,200         1
 Net loss ................             --          --           --        --             --        --
                                       --     -------           --     -----      ---------    ------
Balance at December
 31, 1997 ................             --          --           --        --      8,895,418       889
 Issuance of common
  stock in exchange
  for accrued
  compensation ...........             --          --           --        --        945,000        95
 Exercise of warrants
  issued in
  connection with
  stockholder loans ......             --          --           --        --        411,766        41
 Conversion of
  stockholder note
  payable ................             --          --           --        --        123,529        12
 Sale of common
  stock ..................             --          --           --        --      6,906,666       691
 Issuance of common
  stock in exchange
  for services ...........             --          --           --        --         13,503         1
 Issuance of common
  stock warrants for
  services ...............             --          --           --        --             --        --
 Issuance of
  compensatory
  stock options ..........             --          --           --        --             --        --
 Amortization of
  unearned
  compensation ...........             --          --           --        --             --        --
 Net loss ................             --          --           --        --             --        --
                                       --     -------           --     -----      ---------    ------
Balance at December
 31, 1998 ................             --          --           --        --     17,295,882     1,729
 Sale of exchangeable
  preferred stock ........      1,499,999         150           --        --             --        --
 Sale and issuance of
  common stock and
  warrants ...............             --          --           --        --      2,041,666       204
 Sale and issuance of
  series A
  convertible
  preferred stock and
  warrants ...............             --          --    4,694,333       469             --        --
 Conversion of
  exchangeable
  preferred stock to
  common stock ...........     (1,499,999)       (150)          --        --      1,499,999       150
 Issuance of common
  stock warrants for
  services ...............             --          --           --        --             --        --
 Issuance of
  compensatory
  stock options ..........             --          --           --        --             --        --
 Amortization of
  unearned
  compensation ...........             --          --           --        --             --        --
 Modification of
  common stock
  warrants ...............             --          --           --        --             --        --
 Exercise of employee
  stock options ..........             --          --           --        --        175,000        18
 Exercise of warrants.....             --          --           --        --         52,500         5
 Net loss ................             --          --           --        --             --        --
                               ----------     -------    ---------     -----     ----------    ------
Balance at December
 31, 1999 ................             --     $    --    4,694,333     $ 469     21,065,047    $2,106
                               ==========     =======    =========     =====     ==========    ======

                              Additional
                                Paid-in          Unearned         Accumulated
                                Capital        Compensation         Deficit            Total
                            --------------  -----------------  -----------------  ---------------
Balance at January 1,
 1997 ....................   $  1,146,546     $          --     $   (2,008,579)    $   (861,145)
 Issuance of common
  stock in
  connection with
  notes payable ..........          3,999                --                 --            4,000
 Net loss ................             --                --           (205,526)        (205,526)
                             ------------     -------------     --------------     ------------
Balance at December
 31, 1997 ................      1,150,545                --         (2,214,105)      (1,062,671)
 Issuance of common
  stock in exchange
  for accrued
  compensation ...........        261,571                --                 --          261,666
 Exercise of warrants
  issued in
  connection with
  stockholder loans ......         99,959                --                 --          100,000
 Conversion of
  stockholder note
  payable ................         44,107                --                 --           44,119
 Sale of common
  stock ..................      2,490,041                --                 --        2,490,732
 Issuance of common
  stock in exchange
  for services ...........          5,786                --                 --            5,787
 Issuance of common
  stock warrants for
  services ...............         28,887                --                 --           28,887
 Issuance of
  compensatory
  stock options ..........        220,975          (123,475)                --           97,500
 Amortization of
  unearned
  compensation ...........             --            17,508                 --           17,508
 Net loss ................             --                --         (1,160,748)      (1,160,748)
                             ------------     -------------     --------------     ------------
Balance at December
 31, 1998 ................      4,301,871          (105,967)        (3,374,853)         822,780
 Sale of exchangeable
  preferred stock ........      2,840,625                --                 --        2,840,775
 Sale and issuance of
  common stock and
  warrants ...............      6,693,293                --                 --        6,693,497
 Sale and issuance of
  series A
  convertible
  preferred stock and
  warrants ...............     15,289,552                --                 --       15,290,021
 Conversion of
  exchangeable
  preferred stock to
  common stock ...........             --                --                 --               --
 Issuance of common
  stock warrants for
  services ...............        721,858                --                 --          721,858
 Issuance of
  compensatory
  stock options ..........      2,871,145        (2,871,145)                --               --
 Amortization of
  unearned
  compensation ...........             --           329,342                 --          329,342
 Modification of
  common stock
  warrants ...............      3,878,000                --                 --        3,878,000
 Exercise of employee
  stock options ..........         62,482                --                 --           62,500
 Exercise of warrants.....         50,995                --                 --           51,000
 Net loss ................             --                --         (8,776,918)      (8,776,918)
                             ------------     -------------     --------------     ------------
Balance at December
 31, 1999 ................   $ 36,709,821     $  (2,647,770)    $  (12,151,771)    $ 21,912,855
                             ============     =============     ==============     ============

   The accompanying notes are an integral part of these financial statements.

                              Register.com, Inc.
                            Statement of Cash Flows



                                                                      Year Ended December 31,
                                                       ------------------------------------------------------
                                                             1997               1998               1999
                                                       ---------------   -----------------   ----------------
Cash flows from operating activities
 Net loss ..........................................     $  (205,526)      $  (1,160,748)      $ (8,776,918)
 Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities
    Deferred revenues ..............................         (20,568)             81,489         31,987,705
    Depreciation and amortization ..................          41,182             121,474            347,860
    Compensatory stock options and
      warrants expense .............................           4,000             163,797          4,929,200
    Deferred income taxes ..........................              --                  --         (8,578,045)
Changes in assets and liabilities affecting
 operating cash flows
   Accounts receivable .............................          (5,348)            (54,605)        (2,448,677)
   Prepaid domain name registry fees ...............              --                  --         (8,531,061)
   Other current assets ............................         (17,239)             22,404           (191,271)
   Other assets ....................................              --             (28,375)            30,643
   Accounts payable and accrued expenses                      80,711             161,747          2,764,386
   Accrued registry fees ...........................              --                  --          3,175,982
   Accrued advertising .............................              --                  --          1,962,235
   Income taxes payable ............................              --                  --          5,608,198
   Other current liabilities .......................              --                  --            166,857
                                                         -----------       -------------       ------------
    Net cash provided by (used in)
      operating activities .........................        (122,788)           (692,817)        22,447,094
                                                         -----------       -------------       ------------
Cash flows from investing activities
 Purchases of fixed assets .........................         (15,578)           (267,330)        (2,543,715)
 Deferred offering costs ...........................              --                  --           (390,000)
 Purchases of investments ..........................              --                  --         (4,723,050)
                                                         -----------       -------------       ------------
    Net cash used in investing activities ..........         (15,578)           (267,330)        (7,656,765)
                                                         -----------       -------------       ------------
Cash flows from financing activities
 Proceeds from notes payable .......................         358,040                  --                 --
 Repayment of notes payable ........................        (162,000)           (286,000)           (52,040)
 Net proceeds from issuance of common
   stock and warrants ..............................              --           2,490,732          6,806,999
 Net proceeds from issuance of preferred
   stock and warrants ..............................              --                  --         18,130,796
 Principal payments on capital lease
   obligations .....................................         (17,903)            (20,782)           (16,610)
                                                         -----------       -------------       ------------
    Net cash provided by financing
      activities ...................................         178,137           2,183,950         24,869,145
                                                         -----------       -------------       ------------
Net increase in cash and cash equivalents ..........          39,771           1,223,803         39,659,474
Cash and cash equivalents at beginning of
 period ............................................          21,074              60,845          1,284,648
                                                         -----------       -------------       ------------
Cash and cash equivalents at end of period .........     $    60,845       $   1,284,648       $ 40,944,122
                                                         ===========       =============       ============
Supplemental disclosure of cash flow
 information
 Cash paid for interest ............................     $    21,912       $      14,510       $      6,008
 Cash paid for income taxes ........................     $        --       $          --       $  2,969,847

  The accompanying notes are an integral part of these financial statements.

                               Register.com, Inc.

                         Notes to Financial Statements

1. Nature of Business And Organization

Nature of Business

     Register.com, Inc. (the "Company" or "Register.com") provides Internet domain name registration and other online services such as web-hosting, email, domain name forwarding and advertising. The Company has also marketed software for creation of Internet websites.

     In April 1999, the Company was selected as one of the initial five testbed registrars by the Internet Corporation for Assigned Names and Numbers ("ICANN"), an independent non-profit organization selected by the Department of Commerce to manage and oversee the system for generic top level domain name registration. In June 1999, the Company commenced online registration as an ICANN- accredited registrar of .com, .net and .org domains.

     In December 1999, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public.


Organization

     The Company originally operated as Forman Interactive Corp. ("Forman"), a New York Corporation that was formed in November 1994. Pursuant to a Merger Agreement dated June 25, 1999 by and among Register.com, a Delaware Corporation formed in May 1999 specifically for the purpose of this merger, and Forman, the stockholders of Forman exchanged their shares for an equivalent number of shares of Register.com. References herein to the operations and historical financial information of the "Company" prior to the date of the merger refer to the operations and historical financial information of Forman.


Stock Split

     In January 2000, the Company effected a 3.5 to 1 stock split. All common and preferred shares, options, warrants and related per-share data reflected in the accompanying financial statements and notes thereto have been adjusted to give retroactive effect to the stock split.


2. Summary of Significant Accounting Policies

Cash equivalents

     The Company considers all highly liquid investments purchased with an initial maturity of 90 days or less to be cash equivalents. The Company maintains its cash balances in highly rated financial institutions. At times, such cash balances may exceed the Federal Deposit Insurance Corporation limit. The Company has pledged approximately $6,700,000 of its cash equivalents and short-term investments as collateral against outstanding letters of credit.


Short-term investments

     Short-term investments are classified as held-to-maturity and consist of certificates of deposit with highly rated financial institutions with maturity dates of less than one year, and are carried at cost.


Fixed assets

     Depreciation of equipment and furniture and fixtures is provided for by the straight-line method over their estimated useful lives of three to five years. Amortization of leasehold improvements is provided for by the straight-line method over the shorter of their estimated useful life or the lease term. The costs of additions and betterments are capitalized, and repairs and maintenance costs are charged to operations in the periods incurred.

                              Register.com, Inc.

Long-lived assets

     The Company reviews for the impairment of long-lived assets whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. If such assets are considered impaired, the amount of the impairment loss recognized is measured as the amount by which the carrying value of the asset exceeds the fair value of the asset, fair value being determined based upon discounted cash flows or appraised values, depending on the nature of the asset. No such impairment losses have been identified by the Company.


Revenue recognition

     The Company's revenues are primarily derived from domain name registration fees, advertising and online products and services.

Domain name registration fees

     Registration fees charged to end-users for registration services are recognized on a straight-line basis over the life of the registration term, two years for initial registrations and one year for the registration renewals. Substantially all end-user subscribers pay for services with major credit cards for which the Company receives daily remittances from the credit card carriers. A provision for chargebacks from the credit card carriers is included in accounts payable and accrued expenses. Such amounts are separately recorded and deducted from gross registration fees in determining net revenues. Referral commissions earned by our private label and co-brand partners are deducted from gross registration fees in determining net revenues.

Online products and services

     Revenue from online products and services is recognized over the period in which services are provided, generally monthly. Payments received in advance of services being provided are included in deferred revenue.

Advertising

     Advertising revenues are derived principally from short-term advertising contracts in which the Company typically guarantees a minimum number of impressions or pages to be delivered to users over a specified period of time for a fixed fee. Advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract. To the extent that minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the guaranteed impressions are achieved.


Deferred revenue

     Deferred revenue primarily relates to the unearned portion of revenue related to the unexpired term of registration fees, net of an estimate for credit card chargebacks, deferred advertising revenue and online products and services revenue.


Prepaid domain name registry fees

     Prepaid domain name registry fees represent amounts paid to the registry for .com, .net and .org domains for updating and maintaining the registry. Domain name registry fees are recognized on a straight-line basis over the life of the registration term, two years for initial registrations and one year for the registration renewals.

                              Register.com, Inc.

Deferred offering costs


     In connection with the Company's proposed initial public offering ("IPO"), the Company has incurred certain costs which have been deferred. In the event the proposed IPO is not consummated, the deferred offering costs will be expensed.


Research and development and software development costs


     Research and development costs, other than certain software development costs, are charged to expense as incurred. Software development costs incurred subsequent to the establishment of technological feasibility and prior to the general release of the product or service to the public, are capitalized and amortized to cost of revenues over the estimated useful life of the related product or service. Software development costs eligible for capitalization have not been significant to date.


Advertising costs


     The Company expenses the costs of advertising in the period in which the costs are incurred. Advertising expenses were approximately $49,500, $228,000, and $4,089,000 for the years ended December 31, 1997, 1998, and 1999, respectively.


Income taxes


     The Company recognizes deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.


Fair value of financial instruments


     All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments.


Concentration of credit risk


     Concentration of credit risks associated with registration receivables is limited due to the wide variety and number of customers, as well as their dispersion across geographic areas. Additionally, the majority of the Company's receivables at December 31, 1999 are comprised of amounts due from credit card carriers. The Company has no derivative financial instruments. At December 31, 1998 one customer aggregated 15% of the total net accounts receivable balance.


Use of estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires the management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                              Register.com, Inc.

Stock based compensation


     The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations ("APB No. 25"). The Company applies the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") (Note 9).


Loss per share


     Basic earnings per share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share ("Diluted EPS") gives effect to all dilutive potential common shares outstanding during a period. In computing Diluted EPS, the treasury stock method is used in determining the number of shares assumed to be purchased from the conversion of common stock equivalents.

     Diluted net loss per share for the year ended December 31, 1999 does not include the effect of 4,694,333 shares of Series A Convertible Preferred Stock outstanding because its effect is anti-dilutive. Diluted net loss per share for the years ended December 31, 1997, 1998 and 1999 does not include 35,000, 2,530,850 and 3,277,435, respectively, of stock options outstanding with exercise prices ranging from $.17 to $1.71 per share because their effects are anti-dilutive. Additionally, diluted net loss per share for the years ended December 31, 1997, 1998 and 1999 excludes 1,480,295, 3,596,839, and 6,155,675, respectively, of common shares issuable upon the exercise of outstanding warrants, with exercise prices ranging from $.01 to $4.08 per share because their effects are anti-dilutive.


Pro forma information (unaudited)


     The pro forma balance sheet at December 31, 1999 reflects the automatic conversion of 4,694,333 shares of the Series A Convertible Preferred Stock into 4,694,333 shares of common stock upon the closing of a qualified IPO (see Note
7). The pro forma basic and diluted net loss per share assumes the conversion of the Exchangeable Preferred Stock and Series A Convertible Preferred Stock at the date of original issuance.


Comprehensive income


     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement requires companies to classify items of their comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 130 in fiscal year 1998. There was no difference between net income and comprehensive income for the years ended December 31, 1997, 1998 or 1999.


Segment reporting


     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which established standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and

                              Register.com, Inc.

major customers. SFAS No. 131 was adopted by the Company at December 31, 1998. Adoption of SFAS No. 131 had no impact on the Company's results of operations, financial position or cash flows as it operates in one segment.

Recent accounting pronouncements

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard did not have a significant impact on the Company's results of operations or financial position.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations or financial position.

     In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition". SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The additional guidance provided by SAB 101 had no effect on the Company's financial statements.

3. Fixed Assets

     Fixed assets consist of the following:


                                                                    December 31,
                                                            -----------------------------
                                                                 1998            1999
                                                            -------------   -------------
Computer equipment ......................................    $  307,052      $2,060,848
Furniture and fixtures ..................................        46,341          93,865
Office equipment ........................................        59,404         148,287
Leasehold improvements ..................................            --         691,743
                                                             ----------      ----------
                                                                412,797       2,994,743
Less: accumulated depreciation and amortization .........      (188,497)       (536,357)
                                                             ----------      ----------
     Total fixed assets .................................    $  224,300      $2,458,386
                                                             ==========      ==========

     Included in office equipment is $97,675 of assets under capital lease at December 31, 1999. Accumulated amortization of such assets amounted to $63,454 at December 31, 1999.

4. Accounts Payable and Accrued Expenses

     Accounts payable and accrued expenses consist of the following:


                                             December 31,
                                      ---------------------------
                                          1998           1999
                                      -----------   -------------
Trade accounts payable ............   $334,023      $  458,226
Accrued payroll ...................     32,361         664,377
Accrued registry fees .............         --       3,175,982
Provision for chargebacks .........         --         894,095
Accrued advertising ...............         --       1,962,235
Accrued professional fees .........         --         990,500
Other .............................    244,090         367,664
                                      --------      ----------
                                      $610,474      $8,513,079
                                      ========      ==========

                              Register.com, Inc.

5. Notes Payable


     In December 1997, the Company issued an $80,000 note payable. The note bore interest at 10% per annum and was due on the earlier of an equity financing or December 31, 1999. In connection with the issuance of the note, the Company issued 11,200 shares of common stock to the noteholder. The Company has recorded the fair value of the shares, in the amount of $4,000, as interest expense. The Company repaid the note upon the closing of the January 1998 private placement.

     At December 31, 1998, the Company was indebted to a bank on notes aggregating $52,040. The notes were payable upon demand and guaranteed by the stockholders. The notes bore interest at the bank's prime rate +1%. The notes were also secured by an interest in all personal property and fixtures of the Company, but were subordinate to the capitalized lease equipment obligations. These amounts were repaid in 1999.


6. Notes Payable -- Related Parties

     In August 1996, the Company issued an aggregate of $100,000 in notes to certain stockholders and executive officers. The notes were payable upon demand and bore interest at 8% per annum. In addition, the Company issued warrants to acquire an aggregate of 411,766 shares of common stock at $.24 per share. The warrants expire on the earlier of August 2006 or repayment of the notes. The Company has recorded the estimated fair value of the warrants, as determined using the Black-Scholes model, of $69,412 as additional interest expense. In January 1998, the noteholders elected to exercise the warrants in exchange for repayment of the notes.

     In August 1996, the Company was advanced $30,000 under an informal note agreement with a principal stockholder of the Company. The note bore interest at 8% per annum and was payable upon demand. In January 1998, the Company and the noteholder agreed to convert the principal and unpaid interest on the note into 123,529 shares of common stock. The Company has recorded the difference between the conversion price and the fair value of the common stock issued, in the amount of $14,118 as additional interest expense.


     Interest expense to related parties amounted to approximately $10,400, $14,100 and $0 for the years ended December 31, 1997, 1998, and 1999, respectively.


7. Stockholders' Equity

Authorized Capital


     In June 1999, the Company amended its certificate of incorporation to increase the authorized shares of Common Stock to 25,000,000 and Preferred Stock to 5,000,000 shares.


Common Stock


     In January and May 1998, the Company completed private placements of an aggregate of 6,440,000 shares of common stock at $.36 per share, providing proceeds, net of offering expenses, of $2,290,732. In connection with these placements, the Company issued warrants to acquire an aggregate of 1,143,338 shares of its common stock as a finders fee to two individuals who were members of two different entities that are principal stockholders of the Company (Note
8). Additionally, the Company issued warrants to acquire up to 2,450,001 shares of common stock to all stockholders of record prior to the January 1998 private placement, on a pro rata basis to their stock holdings (Note 8).

                              Register.com, Inc.

     In June 1998, the Company completed a private placement of 466,666 shares of common stock at $.43 per share, providing proceeds of $200,000.

     In May 1999, the Company completed a private placement of 2,041,666 shares of its common stock and a warrant to acquire 700,000 shares of its common stock at an exercise price of $.01 per share (Note 8), providing gross proceeds of $7,000,000 and proceeds, net of offering expenses, of $6,693,497. Until such time as the Company consummates its initial public offering, the Company must obtain the written consent of the investor prior to entering into a merger, consolidation or sale of substantially all of its assets at a price of less than $3.43 per share. In addition, the Company and the investor entered into a two-year marketing agreement that allows for cross-marketing among each of the parties websites. In addition, the Company issued the placement agent in the offering warrants to acquire 308,959 shares of common stock at an exercise price of $4.08 per share (Note 8).

     Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of the preferred stockholders. The Company has reserved a total of 16,485,308 shares for issuance under the Company's stock option plans, exercise of warrants and non-plan options, and conversion of the Series A Convertible Preferred Stock.


Exchangeable Preferred Stock

     In March 1999, the Company completed a private placement of 1,499,999 shares of exchangeable preferred stock at a price of $2.00 per share, providing proceeds, net of expenses, of $2,840,775. The Company also issued the investor warrants to acquire 420,000 shares of common stock at an exercise price of $2.14 per share in exchange for financial consulting services (Note 8). In addition, the Company issued the placement agent in the offering warrants to acquire 185,490 shares of common stock at an exercise price of $4.08 per share (Note 8). On August 15, 1999, the Exchangeable Preferred Stock automatically converted into 1,499,999 shares of common stock.


Series A Convertible Preferred Stock

     In June and July 1999, the Company completed a private placement of 4,694,333 shares of its Series A Convertible Preferred Stock (the "Series A Stock") at $3.43 per share, providing proceeds, net of offering expenses, of $15,290,021. In addition, the Company also issued the investors warrants to acquire an aggregate of 938,888 shares of common stock at an exercise price of $3.43 per share (Note 8). Additionally, the Company entered into a marketing and distribution agreement with one investor who purchased 1,405,835 shares of the Company's Series A Convertible Preferred Stock (Note 10).


Voting

     Each share of Series A Stock is entitled to the number of votes equal to the number of shares of common stock into which the Series A Stock are then convertible. Series A stockholders vote together with common stockholders as one class. The holders of the Series A Stock, voting as a single class, have the right to elect 1 member of the Board of Directors.


Conversion

     Each share of Series A Stock is currently convertible, at the option of the holder, into one share of common stock, subject to certain antidilutive adjustments. Each share of Series A

                              Register.com, Inc.

Stock will automatically convert into common stock upon the completion of an initial public offering of the Company's common stock at a price of at least $5.14 per share (subject to adjustment for stock splits, stock dividends or recapitalizations) and with gross proceeds of at least $20,000,000.


Dividends and liquidation preference


     The holders of the Series A Stock are entitled to receive dividends prior and in preference to dividends on common stock. Dividends, if any, are noncumulative and are payable when declared by the Board of Directors. In the event of liquidation of the Company, the holders of the Series A Stock are entitled to receive, prior and in preference to any distribution to the holders of the common stock, an amount equal to $3.43 per share, plus any declared but unpaid dividends.


8. Warrants


     In September 1996, the Company issued warrants to acquire an aggregate of 945,000 shares of common stock at $.17 per share to two officers and directors of the Company in exchange for their personal guarantees on a $162,000 demand note payable to a bank. The fair value of the warrants at the time of issuance of $85,320 was recorded as interest expense. In January 1998, the warrant holders exercised the warrants by forgiving approximately $260,000 in accrued compensation. The difference between the accrued compensation forgiven and the exercise price of the warrants was recorded as a contribution of capital.


     In January and April 1998, and in connection with a private placement of common stock, the Company issued warrants to acquire 571,669 shares of common stock at an exercise price of $.36 per share and warrants to acquire 571,669 shares of common stock at an exercise price of $.86 per share as a finders fee. The warrants were immediately exercisable and expire at various dates through May 2003.


     In January 1998, and in connection with the January 1998 private placement of common stock, the Company issued warrants to acquire up to, in the aggregate, 2,450,001 shares of its common stock at $.36 per share to all the stockholders of record prior to the private placement. The warrants were issued to stockholders on a pro rata basis to their stock holdings prior to the private placement. Under the initial terms of the agreement, the vesting of these warrants was contingent upon the Company reaching certain revenue targets for the quarter ended June 30, 2000. In June 1999, the Company and the warrant holders modified the terms of the warrant to (i) remove the revenue targets,
(ii) fix the aggregate number of shares at 2,450,001, and (iii) increase the exercise price to $.97 per share. The Company has recorded compensation expense in the amount of $3,878,000 based upon the difference between the fair value of the Common Stock and the exercise price of the warrants at the time of modification. In December 1999, warrants to acquire 52,500 shares of common stock were exercised, providing gross proceeds of $51,000.


     In September 1998, the Company issued warrants to acquire an aggregate of 3,500 shares of common stock to consultants at an exercise price of $.43 per share. The Company has recorded the estimated fair value of the warrants, in the amount of $2,587, at the time of grant as consulting expense. The warrants are exercisable through September 2008.


     In March 1999, in connection with a private placement of Exchangeable Preferred Stock, the Company entered into a six-month financial advisory services agreement with the acquirer of the Exchangeable Preferred Stock. Under the terms of the agreement, the Company issued

                              Register.com, Inc.

the investor warrants to acquire 420,000 shares of common stock at an exercise price of $2.14 per share. The warrants expire in February 2004. The Company has recorded the estimated fair value of the warrants, in the amount of $493,320, as consulting expense.

     In May 1999, in connection with a private placement of the Company's common stock (see Note 7), the Company issued the purchaser warrants to acquire 700,000 shares of common stock at an exercise price of $.01 per share. The warrants are exercisable through May 2002.

     In February, March, May and June 1999, the Company issued warrants to acquire an aggregate of 45,749 shares of common stock to consultants at exercise prices ranging from $.57 to $1.57 per share. The Company has recorded the estimated fair value of the warrants, in the amount of $75,890, at the time of grant as consulting expense. The warrants are exercisable through May 2009.

     In March and May 1999, the Company issued warrants to acquire an aggregate of 494,449 shares of common stock at an exercise price of $4.08 per share as a fee for the March 1999 sale of Exchangeable Preferred Stock and the May 1999 sale of common stock. The warrants expire in March and May 2004.

     In June 1999, and in connection with a private placement of Series A Convertible Preferred Stock, the Company issued the investors warrants to acquire an aggregate of 938,888 shares of common stock at an exercise price of $3.43 per share. The warrants are exercisable through June 2004.

     In November 1999, the Company issued warrants to acquire 12,250 shares of common stock to a consultant at an exercise price of $2.86 per share. The Company has recorded the estimated fair value of the warrants, in the amount of $151,928, at the time of grant as consulting expense. The warrants are exercisable through November 2009.

                              Register.com, Inc.

     The following table is a summary of the common shares issuable upon exercise of warrants outstanding at December 31, 1999:




                                        Shares Issuable     Exercise Price
Issuance Date       Expiration Date      Upon Exercise        Per Share
----------------   -----------------   -----------------   ---------------
January 1998       January 2003              350,000           $  .36
January 1998       January 2003              350,000           $  .86
January 1998       June 2005               2,397,501           $  .97
April 1998         May 2003                  221,669           $  .36
April 1998         May 2003                  221,669           $  .86
September 1998     September 2008              3,500           $  .43
February 1999      February 2009              29,999           $  .57
March 1999         March 2009                  5,250           $  .57
March 1999         February 2004             420,000           $ 2.14
March 1999         March 2004                185,490           $ 4.08
May 1999           May 2002                  700,000           $  .01
May 1999           May 2009                    5,250           $ 1.43
May 1999           May 2004                  308,959           $ 4.08
June 1999          June 2009                   5,250           $ 1.57
June 1999          June 2004                 938,888           $ 3.43
November 1999      November 2009              12,250           $ 2.86
                                           ---------           ------
Total shares and average exercise          6,155,675           $ 1.50
                                           =========           ======
price

9. Stock Option Plans

1997 Stock Option Plan

     The Company's 1997 Stock Option Plan (the "1997 Plan") permits the grant of both "incentive stock options" designed to qualify under the Internal Revenue Code Section 422 and non-qualified stock options. Options under the plan may only be granted to employees of the Company. A total of 1,750,000 shares of common stock have been reserved for issuance under the 1997 Plan. Each option, once vested, allows the optionee the right to purchase one share of the Company's common stock. The Board of Directors determines the exercise price of the options. Options granted to date generally vest over 36 to 45 months and expire ten years from the date of grant.


1999 Stock Option Plan

     The Company's 1999 Stock Option Plan (the "1999 Plan") permits the grant of both incentive stock options and non-qualified stock options. Incentive stock options may only be granted to employees of the Company whereas non-qualified stock options may be granted to non-employees, directors and consultants. A total of 2,275,000 shares have been reserved for issuance under the 1999 Plan. The Compensation Committee of the Board of Directors determines the exercise price of the options.

                              Register.com, Inc.

     Stock option activity under the 1997 and 1999 Plans can be summarized as follows:




                                                                Weighted-
                                                                 Average
                                                   Number       Exercise
                                                 of Shares        Price
                                               -------------   ----------
Outstanding at December 31, 1996 ...........            --       $  --
  Granted ..................................        35,000         .17
  Exercised ................................            --          --
  Forfeited ................................            --          --
                                                    ------       -----
Outstanding at December 31, 1997 ...........        35,000         .17
  Granted ..................................       745,850         .42
  Exercised ................................            --          --
  Forfeited ................................       (35,000)        .17
                                                   -------       -----
Outstanding at December 31, 1998 ...........       745,850         .42
  Granted ..................................     1,063,510        1.28
  Exercised ................................      (175,000)        .36
  Forfeited ................................      (141,925)       1.12
                                                 ---------       -----
Outstanding at December 31, 1999 ...........     1,492,435      $ 1.01
                                                 =========      ======
Options available for future grant .........     2,357,565
                                                 =========

     The following table summarizes information about options outstanding under the 1997 and 1999 Plans at December 31, 1999:



                               Options Outstanding                     Options Exercisable
                 -----------------------------------------------   ----------------------------
                                       Weighted-
                      Number            Average       Weighted-         Number         Weighted
                  Outstanding at       Remaining       Average      Exercisable at     Average
   Exercise        December 31,       Contractual      Exercise      December 31,      Exercise
     Price             1999          Life (Years)       Price            1999           Price
--------------   ----------------   --------------   -----------   ----------------   ---------
 $  .17-$.43           428,750             8.4         $  .35          218,750         $  .35
 $  .50-$.86           339,850             9.0         $  .71          112,613         $  .75
 $1.00-$1.43           723,835             9.6         $ 1.41          117,843         $ 1.40
                       -------             ---         ------          -------         ------
                     1,492,435             9.1         $ 1.01          449,206         $  .72
                     =========             ===         ======          =======         ======

     In January 1998, the Company granted an aggregate of 1,750,000 non-plan options to an officer and principal stockholder of the Company. 525,000 of such options have an exercise price of $.17 per share and vested immediately. The remaining 1,225,000 of such options vest over a period of 24 months and have the following exercise prices: 350,000 are exercisable at $.46 per share, 350,000 are exercisable at $.86 per share and the remaining 525,000 are exercisable at $1.71 per share. The Company has recorded compensation expense of $97,500 based upon the difference between the exercise price and estimated fair value of the common stock on the date of grant.

                              Register.com, Inc.

     As permitted by SFAS No. 123. "Accounting for Stock-Based Compensation", the Company accounts for its stock-based compensation arrangements pursuant to APB Opinion No.25, "Accounting for Stock Issued to Employees". In accordance with the provisions of SFAS No. 123, the Company discloses the pro forma effects of accounting for these arrangements using the minimum value method to determine fair value. Based on the fair value of the stock options at the grant date the Company's net loss would have been adjusted to the pro forma amounts indicated below:


                                                              December 31,
                                           --------------------------------------------------
                                                1997             1998              1999
                                           --------------  ----------------  ----------------
Net loss
  As reported ...........................    $ (205,526)     $ (1,160,748)     $ (8,776,918)
  Pro forma .............................    $ (205,526)     $ (1,164,635)     $ (8,828,475)
Net loss per share
  As reported-basic and diluted .........    $    (0.08)     $      (0.26)     $      (0.46)
  Pro forma basic and diluted ...........    $    (0.08)     $      (0.26)     $      (0.46)

     The fair value of each option grant to employees is estimated using the minimum value method of the Black-Scholes option-pricing model, which assumes no volatility. The values were obtained using assumptions which were arrived using information provided by management of the Company. Changes in the information would affect the assumptions and the option prices derived from the assumptions. The weighted average assumptions used for grants made in 1997, 1998 and 1999 were as follows:


                                        1997        1998        1999
                                     ---------   ---------   ---------
Risk free interest rate ..........       6.3%        6.1%        5.5%
Expected lives (years) ...........       5.0         5.0         5.0
Expected dividends ...............       0.0%        0.0%        0.0%

     In October 1998, the Company granted non-plan options to acquire 35,000 shares of the Company's common stock at exercise prices ranging from $.17 to $.36 per share to a consultant for services rendered. The Company has recorded the estimated fair value of the options on the date of grant, as determined using the Black-Scholes option pricing model, of $26,300 as consulting expense.


     The fair value of options and warrants (Note 8) granted to non-employees is estimated using the Black-Scholes option-pricing model. The values were obtained using assumptions, which were arrived using information provided by management of the Company. Changes in the information would affect the assumptions and the option prices derived from the assumptions. The weighted average assumptions used for grants to non-employees made in 1998 and 1999 were as follows: risk free interest rate of 6.1% and 5.5%, respectively; expected lives of 5 to 10 years based upon the term of the option or warrant; expected dividends of 0% for each year; and a volatility of 100% for each year.

     The following table is a summary of the weighted average exercise price and grant date fair values of options and warrants granted to employees and consultants during the years ended December 31, 1997, 1998 and 1999:

                              Register.com, Inc.

                                                 1997                     1998                      1999
                                        ----------------------   -----------------------   -----------------------
                                         Exercise       Fair      Exercise       Fair       Exercise       Fair
                                           Price       Value        Price        Value        Price        Value
                                        ----------   ---------   ----------   ----------   ----------   ----------
Options granted to employees
  and consultants:
Exercise price less than fair
  value of stock on date of
  grant .............................   $--          $--         $ 0.27       $ 0.29       $ 1.28       $ 3.10
Exercise price equal to fair value
  of stock on date of grant .........  0.17         0.09           0.40         0.01           --           --
Exercise price greater than fair
  value of stock on date of
  grant .............................    --           --           1.11           --           --           --
Warrant grants to employees and
  consultants for services:
Exercise price less than fair
  value of stock on date of
  grant .............................   $--          $--         $ 0.43       $ 0.74       $ 1.22       $ 3.93
Exercise price equal to fair value
  of stock on date of grant .........    --           --           0.35         0.16           --           --
Exercise price greater than fair
  value of stock on date of
  grant .............................    --           --            --           --          2.14         1.17

10. Related Party Transactions

General and administrative

     During 1997 and 1998, the Company leased office space and received administrative and support services from an entity in which a principal stockholder of the Company is an executive officer. These expenses aggregated approximately $18,682 and $577 in 1997 and 1998, respectively. Included in accounts payable are approximately $4,890 due to the aforementioned related party at December 31, 1998.

Concentric Network Corporation

     In June 1999, the Company entered into a one-year marketing and distribution agreement with Concentric Network Corporation ("Concentric"). Under the terms of the agreement, the Company is required to fund $41,667 per month to a cooperative marketing program from which the parties will jointly promote their services. In addition, Concentric has agreed to purchase a minimum of $100,000 per month of advertising from the Company. In June 1999, Concentric also purchased 1,405,835 shares of the Company's Series A Convertible Preferred Stock (Note 7). In December 1999, Concentric agreed to purchase additional advertising on our website for seven months commencing in March 2000 at a value of $100,000 per month.

                              Register.com, Inc.

11. Income Taxes

     Net operating loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes result in a net deferred tax asset of $702,243, $1,206,744 and $11,921,024 at December 31, 1997, 1998 and 1999, respectively. The Company's operating plans anticipate taxable income in future periods; however, such plans make significant assumptions which cannot be reasonably assured. Therefore, in consideration of the Company's accumulated losses and the uncertainty of its ability to utilize the deferred tax asset in the future, the Company has recorded a valuation allowance in the amount of $702,243, $1,206,744 and $3,342,979 at December 31, 1997, 1998, and 1999, respectively, to offset the deferred tax benefit amount.

     The provision for income taxes for the years ended December 31, 1997, 1998, and 1999 consists of the following:


                                                       December 31,
                                             ---------------------------------
                                              1997     1998          1999
                                             ------   ------   ---------------
Current:
  Federal ................................    $--      $--     $5,210,244
  State ..................................     --       --      3,367,801
                                              ---      ---     ----------
  Total current ..........................     --       --      8,578,045
                                              ---      ---     ----------
Deferred:
  Federal ................................     --       --     (5,210,244)
  State ..................................     --       --     (3,367,801)
                                              ---      ---     ----------
  Total deferred .........................     --       --     (8,578,045)
                                              ---      ---     ----------
Total provision for income taxes .........    $--      $--     $       --
                                              ===      ===     ==========

                              Register.com, Inc.

     The components of the net deferred tax asset as of December 31, 1997, 1998, and 1999 consist of the following:



                                                                December 31,
                                               -----------------------------------------------
                                                    1997            1998             1999
                                               -------------  ---------------  ---------------
Deferred tax assets:
  Operating loss carryforward ...............   $  538,957     $    982,066     $         --
  Allowance for doubtful accounts ...........       24,703           29,620          144,070
  Accrued expenses ..........................      124,139          121,137          472,264
  Stock compensation ........................           --               --          547,551
  Deferred revenue ..........................       14,444           50,990       14,704,541
                                                ----------     ------------     ------------
     Total deferred tax assets ..............      702,243        1,183,813       15,868,426

Deferred tax liabilities:
  Prepaid domain name registry fees .........           --               --        3,907,804
  Depreciation and amortization .............           --          (22,931)          39,598
                                                ----------     ------------     ------------
     Total deferred tax liabilities .........           --          (22,931)       3,947,402

Net deferred tax asset ......................      702,243        1,206,744       11,921,024
Less: valuation allowance ...................     (702,243)      (1,206,744)      (3,342,979)
                                                ----------     ------------     ------------
Deferred tax asset ..........................   $       --     $         --     $  8,578,045
                                                ==========     ============     ============

     The financial statement income tax provision differs from income taxes determined by applying the statutory Federal income tax rate to the financial statement net loss for the years ended December 31, 1997, 1998, and 1999 as a result of the following:




                                                                                December 31,
                                                                ---------------------------------------------
                                                                     1997            1998            1999
                                                                -------------   -------------   -------------
Tax benefit at Federal statutory rate .......................        (34.0)%         (34.0)%         (35.0)%
State income tax benefit, net of Federal tax charge .........        ( 7.1)          ( 8.0)          (11.8)
Non-deductible compensation expenses ........................           --              .1            15.5
Valuation allowance .........................................         41.1            41.9            31.3
                                                                     -----           -----           -----
                                                                        --%             --%             --%
                                                                     ======          ======          ======

                              Register.com, Inc.

12. Commitments

Operating and Capital leases

     The Company leases office facilities and equipment under operating leases expiring through 2009. The Company also leases telephone and other office equipment under capital leases expiring through 2004. Future minimum lease payments due under noncancellable operating leases and capital leases were as follows:




                                                               Operating       Capital
                                                             -------------  ------------
Year ending December 31,
  2000 ....................................................   $  269,076     $  10,704
  2001 ....................................................      332,072        10,704
  2002 ....................................................      342,084        10,704
  2003 ....................................................      352,295        10,704
  2004 ....................................................      367,864         3,568
  Thereafter ..............................................    1,977,959            --
                                                              ----------     ---------
     Total minimum lease payments .........................   $3,641,350        46,384
                                                              ==========
Less: amount representing interest ........................                    (12,559)
                                                                             ---------
Present value of future minimum lease payments ............                     33,825
Less: current portion .....................................                     (5,967)
                                                                             ---------
Capital lease obligations, net of current portion .........                  $  27,858
                                                                             =========

     Rent expense for the years ended December 31, 1997, 1998, and 1999 was approximately $14,000, $43,000 and $220,000, respectively.

Employment agreements

     In the normal course of business, the Company has entered into two employment agreements with its employees.

Marketing and distribution/strategic partnership agreements

     In the normal course of business, the Company enters into marketing and distribution/strategic partnership agreements with various entities. These agreements generally have a term of 12 to 24 months, and a number require the Company to purchase a minimum amount of advertising or pay other fees over the term of the contract. Future minimum payments required under the marketing and distribution/strategic partnership agreements for the years ended December 31, 2000 and 2001 are approximately $1,800,000 (including $250,000 to Concentric --
Note 10) and $750,000, respectively.


13. Contingencies

Litigation

     There are various claims, lawsuits and pending actions against the Company incidental to the operations of its business. It is the opinion of management, after consultation with counsel, that the ultimate resolution of such claims, lawsuits and pending actions will not have a material adverse effect on the Company's financial position, results of operations or liquidity.


14. Subsequent Events

     In January 2000, the Company's stockholders approved the 2000 Stock Incentive Plan (the "2000 Plan"). The 2000 Plan will serve as the successor to the 1997 and the 1999 Plans.

                              Register.com, Inc.

All outstanding options under the 1997 and 1999 Plans will be incorporated into the 2000 Plan, and no further option grants would be made under the predecessor plan. The maximum aggregate number of shares reserved for issuance under the 2000 Plan is 7,350,000. All non-employee board members who first join the board on or after January 26, 2000 will automatically be granted an option to acquire 35,000 shares of common stock, which will vest over two years. In addition, each non-employee board member will receive an annual option grant to purchase 5,250 shares of common stock, which will vest over one year, after the initial grant of 35,000 is fully vested.

     In January 2000, the Company's stockholders approved the Employee Stock Purchase Plan (the "ESPP"). The ESPP is intended to qualify under Section 423 of the Code in order to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. An aggregate of 350,000 shares have been reserved for issuance under the ESPP, plus an annual increase on the first trading day of each calendar year, beginning in 2001, equal to the lessor of (i) .25% of the outstanding shares on such date or (ii) 140,000 shares.

     In January 2000, the Company filed an amendment to its certificate of incorporation to increase the authorized shares of Common Stock to 60,000,000.

     In January 2000, the Company granted options to acquire an aggregate of 1,075,851 shares of common stock to employees at $12.86 per share. During the first quarter of 2000, the Company will record approximately $3,400,000 of unearned compensation based upon the difference between the fair value of the common stock on the date of grant and the exercise price of the options. The unearned compensation will be amortized over the 42 month vesting period of the options.

     In January 2000, Concentric agreed to purchase an additional $800,000 of advertising space on our website for the period from September to December 2000.

     Unaudited

     In February 2000, the Company entered into an employment agreement with its chief executive officer ("CEO") for a period of 42 months. Under the terms of the agreement, the CEO is to receive minimum annual compensation of $200,000 per year and options to purchase 525,000 shares of common stock. 175,000 of such options will be exercisable at 110% of the IPO price, an additional 175,000 of such options will be exercisable at 140% of the IPO price and the remaining 175,000 options will be exercisable at 160% of the IPO price. The options will vest in equal installments over 42 months.

     In February 2000, the Company purchased 476,784 shares of Series A Convertible Preferred Stock and warrants to acquire an additional 95,357 shares of Series A Convertible Preferred Stock of Great Domains.com, Inc. ("Great Domains"), representing approximately 10% of the outstanding voting stock of Great Domains, for $2,500,000.

     In February 2000, the Company granted options to acquire 594,396 shares of common stock to employees at the IPO price per share.

     In February 2000, a principal stockholder of the Company entered into an agreement to sell warrants to acquire an aggregate of 918,239 shares of the Company's common stock to a second principal stockholder. The sale price of the warrants will be at a price less than the deemed fair value of the warrants as calculated using the Black-Scholes Model. As a result the Company will record approximately $400,000 of expense related to this transaction in the first quarter of 2000.

[Inside Back Cover]

The words "Register..." "...your family" "...your business" "...your brand" appearing from top to bottom on the page.

Next to "your family" is a picture of a young boy holding a drawing with the tag line "I registered my imagination" and www.emmettsworld.com underneath.

Next to "your business" is a picture of a man holding a diamond necklace with two security guards behind him with the tag line "I registered my rocks" and www.auctionjeweler.com underneath.

Next to "your business" is a picture of a man sitting on cardboard boxes with the tag line "I registered my brand" and www.staples.com underneath.


"The above are reproductions of advertisements for our domain name registration services." appears at the bottom of the page.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares in any circumstances under which the offer or solicitation is unlawful.





                               TABLE OF CONTENTS



                                                   Page
                                                ---------
Prospectus Summary ..........................        3
Risk Factors ................................        8
Use of Proceeds .............................       23
Dividend Policy .............................       23
Capitalization ..............................       25
Dilution ....................................       26
Selected Financial Data .....................       28
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ...............................       29
Business ....................................       37
Management ..................................       51
Certain Relationships and Related
   Transactions .............................       64
Principal and Selling Stockholders ..........       70
Description of Capital Stock ................       73
Shares Eligible for Future Sale .............       77
Underwriting ................................       79
Legal Matters ...............................       82
Experts .....................................       82
Where You Can Find Additional
   Information ..............................       83
Index to Financial Statements ...............      F-1

Dealer Prospectus Delivery Obligation: Until       , 2000 (25 days after the
date of this prospectus), all dealers that buy, sell or trade in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

[GRAPHIC OMITTED]


5,000,000 Shares



Common Stock







Deutsche Banc Alex. Brown

Thomas Weisel Partners LLC



Legg Mason Wood Walker
   Incorporated



WitSoundView





Prospectus



           , 2000

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the common stock being registered.


  SEC registration fee ...................................   $   25,806
  NASD fee ...............................................       10,275
  NASDAQ listing fee .....................................       95,000
  Legal fees and expenses ................................      450,000
  Accounting fees and expenses ...........................      325,000
  Printing expenses ......................................      225,000
  Blue sky fees and expenses .............................        5,000
  Transfer Agent and Registrar fees and expenses .........        3,500
  Miscellaneous ..........................................       60,419
                                                             ----------
      Total ..............................................   $1,200,000
                                                             ==========


Item 14. Indemnification of Directors and Officers

     The registrant's certificate of incorporation in effect as of the date hereof, and the registrant's certificate of incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the registrant's directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision does not limit the directors' responsibilities under any other laws, including the federal securities laws or state or federal environmental laws. The registrant maintains liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.


Item 15. Recent Sales of Unregistered Securities

   Within the last three years, the Registrant has sold and issued the following securities:

    (1) In December 1997, the Registrant issued 11,200 shares of common stock to Kenneth Greif, the managing member of Internet Web Builders LLC, one of its stockholders.

    (2) From January 1997 through December 1997, the Registrant granted employees options to purchase 35,000 shares of common stock at a weighted average exercise price of $0.17.

    (3) In January and May 1998, the Registrant issued an aggregate of 6,440,000 shares of common stock to Internet Web Builders LLC, Capital Express LLC, Richard D. Forman and Peter A Forman, at a purchase price of $0.36 per share, with proceeds, net of offering expenses, of $2,290,732. In connection with these transactions, the Registrant issued to Niles H. Cohen and Zachary Prenskey warrants to acquire an aggregate of 571,669 shares of common stock at an exercise price of $0.36 per share and 571,669 shares of common stock at an exercise price of $0.86 per share. The Registrant also issued to Richard D. Forman, Peter A. Forman, Dan B. Levine and Capital Express LLC, stockholders of record prior to the private placement, warrants to purchase 2,450,001 shares of its common stock at an exercise price of $0.36 per share. These warrants were modified in June 1999 to increase the exercise price to $0.97 per share.

    (4) In June 1998, the Registrant issued 446,666 shares of common stock to a RHL Investors LLC at a purchase price of $0.43 per share, with proceeds of $200,000.

    (5) In August 1998, the Registrant issued 13,503 shares of common stock to James Krantz, a consultant, in consideration for services.

    (6) In September 1998, the Registrant issued to Steve Klebe, a consultant, warrants to purchase an aggregate of 3,500 shares of common stock at an exercise price of $0.43 per share.

    (7) From January 1998 through December 1998, the Registrant granted employees options to purchase 745,850 shares of common stock at a weighted average exercise price of $0.41.

    (8) In March 1999, the Registrant issued 1,499,999 shares of exchangeable preferred stock to Palisade Private Partnership, LP at a price of $2.00 per share, with proceeds, net of expenses, of $2,840,775. The Registrant also issued warrants to purchase 420,000 shares of common stock at an exercise price of $2.14 per share to Palisade Private Partnership, LP for financial advisory services.

    (9) In May 1999, the Registrant issued 2,041,666 shares of its common stock to Staples, Inc. at a purchase price of $3.43 per share for an aggregate purchase price of $6,999,996. In connection with the transaction, the Registrant also issued warrants to purchase 700,000 shares of common stock at an exercise price of $.0029 per share.

   (10) In June and July 1999, the Registrant issued 4,694,333 shares of its Series A Convertible Preferred Stock to Bayview Investors Ltd., Bessemer Venture Partners IV L.P., Bessec Ventures IV L.P., Staples, Inc., Concentric Network Corporation, Sandler Capital Partners IV L.P., Sandler Capital IV FTE Partners, L.P., Sandler Capital Management, Hikari Tsushin Inc., Irwin Leiber, Barry Rubenstein, Richard A. Forman, Alan G. Breitman, Brian L. Greenspun Separate Property Trust, Internet Web Builders LLC, Peter D. Forman, and Dan B. Levine, at a price of $3.43 per share, with proceeds, net of offering expenses, of $15,290,021. In connection with the transaction, the Registrant also issued warrants to acquire an aggregate of 938,888 shares of common stock at an exercise price of $3.43 per share.

   (11) In February 1999, the Registrant issued to Terrence Kaliner, a consultant, a warrant to purchase 29,999 shares of common stock at an exercise price of $0.57 per share. In March 1999, the Registrant issued to Robert Lessin, a consultant, a warrant to purchase 5,250 shares of common stock at $0.57 per share. In May 1999, the Registrant issued to Peter Varava, a consultant, a warrant to purchase 5,250 shares at an exercise price of $1.43 per share. In June 1999, the Registrant issued to Stuart Levi, a consultant, a warrant to purchase 5,250 shares of common stock at an exercise price of $1.57 per share. In November 1999, the Registrant issued to Peter Varvara, a consultant, a warrant to purchase 12,250 shares of common stock at an exercise price of $2.86 per share.

   (12) From January 1999 through December 1999, the Registrant granted employees options to purchase 1,063,510 shares of common stock at a weighted average exercise price of $1.28.

     Legg Mason Wood Walker, Incorporated was the placement agent for the equity sales in March, May, June and July 1999. In connection with its services, it was issued warrants to purchase 494,449 shares of common stock at an exercise price of $4.08 per share.


     The issuances of the above securities were issued in transactions exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. In addition, the issuances of employee options described above were issued in transactions exempt from registration under the Securities Act in reliance upon Rule 701 and/or Rule 4(2) promulgated under the Securities Act. The issuances in Items 8, 9 and 10 and the issuance to Internet Web Builders, LLC in Item 3 were issued in transactions exempt from registration under the Securities Act in reliance upon Section 506 of Regulation D.


     All share numbers in this registration statement have been adjusted to reflect a 3.5-for-one stock split of our common stock that was effectd in January 2000 in the form of a stock dividend.


Item 16. Exhibits and Financial Statement Schedules



     (a) Exhibits





  Exhibit
   Number                                    Description
-----------  --------------------------------------------------------------------------
  1.1+       Form of underwriting agreement.
  3.1+       Certificate of Incorporation, as amended.
  3.2+       Form of amended and restated certificate of incorporation to be in effect upon the closing of the offering.
  3.3+       Bylaws.
  3.4+       Form of amended and restated bylaws to be in effect upon the closing of the offering.
  4.1        Specimen common stock certificate.

  4.2+       See Exhibits 3.1, 3.2, and 3.3 for provisions of the certificate of incorporation and bylaws defining the rights of holders of Common Stock.
  4.3+       Registration Rights Agreements.
  4.4+       Amended and Restated Stockholders Agreement.
  4.5+       Certificate of designations, preferences and relative, participating, optional and other special rights of preferred stock and qualifications, limitations and restrictions of Series A Convertible Preferred Stock.
  4.6.1+     Form of warrant to purchase common stock issued to Series A Convertible
             Preferred Stockholders.
  4.6.2+     Warrant to purchase common stock issued to Staples, Inc.
  4.6.3+     Warrant to purchase common stock issued to Palisade Private Partnership, LP.
  4.6.4+     Form of warrant to purchase common stock issued to Niles H. Cohen and
             Zachary Prensky.
  4.6.5+     Form of Amended and Restated Common Stock Purchase Warrant -- Series A
             issued to Richard D. Forman, Peter A. Forman, Dan Levine and Capital Express
             LLC.
  4.6.6+     Warrants to purchase common stock issued to Legg Mason Wood Walker,
             Incorporated.
  4.6.7+     Form of warrant to purchase common stock issued to consultants.
  4.6.8+     Warrant to purchase common stock issued to Terrence Kaliner.
  4.7.1+     Employee Stock Option Certificate issued to Richard D. Forman.
  4.7.2+     Stock Option Certificate issued to Pondfield Associates, Inc.
  5.1+       Opinion of Brobeck, Phleger & Harrison LLP.
  10.1+      1997 Stock Option Plan.
  10.2+      1999 Stock Option Plan.
  10.3+      Registrar Accreditation Agreement, dated November 30, 1999, by and between
             ICANN and Register.com, Inc.
  10.4+      Registrar License and Agreement, dated December 13, 1999, by and between
             Network Solutions, Inc. and Register.com, Inc.
  10.5+      Lease between Pennbus Realties, Inc. and Forman Interactive Corp.
  10.6+      2000 Stock Incentive Plan.
  10.7+      Employee Stock Purchase Plan.
  10.8+      Employment Agreement, dated November 15, 1995, with Richard D. Forman.
  10.8.2     Employment Agreement, dated February 27, 2000, with Richard D. Forman.
  10.9+      Employment Agreement with Jack S. Levy.
  10.10      Marketing Agreement, dated as of May 21, 1999, with Staples, Inc.
  10.11      Joint Marketing and Distribution Agreement, dated as of June 25, 1999, with
             Concentric Network Corporation.
  10.12.1    Lock Up and Voting Agreement, dated February 2, 2000, by and between
             Register.com, Inc. and Staples, Inc.
  10.12.2    Lock Up and Voting Agreement, dated February 28, 2000, by and between
             Register.com, Inc. and Staples, Inc.
  23.1       Consent of PricewaterhouseCoopers LLP.
  23.2 +     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
  24.1 +     Powers of attorney.
  24.2 +     Power of attorney of Reginald Van Lee.
  27.1 +     Financial Data Schedule.



-------------
 + Previously filed.


     (b) Financial Statement Schedules

Schedule II--Valuation and Qualifying Accounts



 Page Number                               Description
      S-1      Report of Independent Accountants on Financial Statement Schedule
      S-2      Schedule II -- Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.


Item 17. Undertakings

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of February, 2000.



                                            REGISTER.COM, INC.


                                            By: /s/ Richard D. Forman
                                              --------------------------------
                                              Richard D. Forman
                                              President and Chief Executive
                                              Officer


                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on February 28, 2000:




             Signature                                                            Title(s)
             ---------                                                            --------
/s/ Richard D. Forman                                              President, Chief Executive Officer and
-------------------------------------                              Director (Principal Executive Officer)
Richard D. Forman

        *
-------------------------------------                              Vice President of Finance and Accounting
Alan G. Breitman                                                   (Principal Accounting and Financial Officer)

        *
-------------------------------------
Peter A. Forman                                                    Director


        *
-------------------------------------
Niles H. Cohen                                                     Director


        *
-------------------------------------
Samantha McCuen                                                    Director

        *
-------------------------------------
Mark S. Hoffman                                                    Director

        *
-------------------------------------
Reginald Van Lee                                                   Director


*By: /s/ Richard D. Forman
-------------------------------------
  Richard D. Forman
  Attorney-in-Fact

                     Report of Independent Accountants on
                         Financial Statement Schedule


To the Board of Directors
of Register.com, Inc.


Our audits of the financial statements referred to in our report dated January 31, 2000 appearing in the prospectus constituting part of this Registration Statement on Form S-1 of Register.com, Inc. also included an audit of the financial statement schedule listed in Part II herein. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.




PricewaterhouseCoopers LLP
New York, New York
January 31, 2000

Schedule II -- Valuation and Qualifying Accounts




                                               Balance at     Charged to                    Balance at
                                                Beginning      Costs and                      Ending
                                                of Period      Expenses      Deductions     of Period
                                              ------------   ------------   ------------   -----------
For the year ended December 31, 1997:
  Provision for doubtful accounts .........      $    --       $ 75,764       $ 55,000       $ 20,764
                                                 =======       ========       ========       ========

For the year ended December 31, 1998:
  Provision for doubtful accounts .........      $20,764       $ 72,232       $ 27,049       $ 65,947
                                                 =======       ========       ========       ========

For the year ended December 31, 1999:
  Provision for doubtful accounts .........      $65,947       $536,585       $288,016       $314,516
                                                 =======       ========       ========       ========


                                 EXHIBIT INDEX



    Exhibit
    Number                              Description
    -------                             -----------
    1.1         Form of underwriting agreement.
    3.1+        Certificate of Incorporation, as amended.
    3.2+        Form of amended and restated certificate of incorporation to be in effect upon the closing of the offering.
    3.3+        Bylaws.
    3.4+        Form of amended and restated bylaws to be in effect upon the closing of the offering.
    4.1         Specimen common stock certificate.
    4.2+        See Exhibits 3.1, 3.2, and 3.3 for provisions of the certificate of incorporation and bylaws defining the rights of holders of Common Stock.
    4.3+        Registration Rights Agreements.
    4.4+        Amended and Restated Stockholders Agreement.
    4.5+        Certificate of designations, preferences and relative, participating, optional and other special rights of preferred stock and qualifications, limitations and restrictions of Series A Convertible Preferred Stock.
    4.6.1+      Form of warrant to purchase common stock issued to Series A Convertible
                Preferred Stockholders.
    4.6.2+      Warrant to purchase common stock issued to Staples, Inc.
    4.6.3+      Warrant to purchase common stock issued to Palisade Private Partnership,
                LP.
    4.6.4+      Form of warrant to purchase common stock issued to Niles H. Cohen and
                Zachary Prensky.
    4.6.5+      Form of Amended and Restated Common Stock Purchase Warrant -- Series
                A issued to Richard D. Forman, Peter A. Forman, Dan Levine and Capital
                Express LLC.
    4.6.6+      Warrants to purchase common stock issued to Legg Mason Wood Walker,
                Incorporated.
    4.6.7+      Form of warrant to purchase common stock issued to consultants.
    4.6.8+      Warrant to purchase common stock issued to Terrence Kaliner.
    4.7.1+      Employee Stock Option Certificate issued to Richard D. Forman.
    4.7.2+      Stock Option Certificate issued to Pondfield Associates, Inc.
    5.1+        Opinion of Brobeck, Phleger & Harrison LLP.
    10.1+       1997 Stock Option Plan.
    10.2+       1999 Stock Option Plan.
    10.3+       Registrar Accreditation Agreement, dated November 30, 1999, by and between ICANN and Register.com, Inc.
    10.4+       Registrar License and Agreement, dated December 13, 1999, by and between Network Solutions, Inc. and Register.com, Inc.
    10.5+       Lease between Pennbus Realties, Inc. and Forman Interactive Corp.
    10.6+       2000 Stock Incentive Plan.
    10.7+       Employee Stock Purchase Plan.
    10.8+       Employment Agreement, dated November 15, 1995, with Richard D.
                Forman.
    10.8.2      Employment Agreement, dated February 27, 2000, with Richard D. Forman.
    10.9+       Employment Agreement with Jack S. Levy.
    10.10       Marketing Agreement, dated as of May 21, 1999, with Staples, Inc.
    10.11       Joint Marketing and Distribution Agreement, dated as of June 25, 1999, with
                Concentric Network Corporation.
    10.12.1     Lock Up and Voting Agreement, dated February 2, 2000, by and between
                Register.com, Inc. and Staples, Inc.
    10.12.2     Lock Up and Voting Agreement, dated February 28, 2000, by and between
                Register.com, Inc. and Staples, Inc.
    23.1        Consent of PricewaterhouseCoopers LLP.
    23.2 +      Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
    24.1 +      Powers of attorney.
    24.2 +      Power of attorney of Reginald Van Lee.
    27.1 +      Financial Data Schedule.



-------------
 + Previously filed.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C. 20549




                               ----------------
                                   EXHIBITS
                                      TO


                                Amendment No. 3



                                       TO


                                   Form S-1


                            REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933





                               ----------------
                               REGISTER.COM, INC.
               (Exact name of registrant as specified in charter)




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------